Exhibit 4.1

DIAMOND FOREIGN ASSET COMPANY

DIAMOND FINANCE, LLC

as Issuers

The Guarantors party hereto from time to time

and

HSBC BANK USA, NATIONAL ASSOCIATION

as Trustee and Collateral Agent

INDENTURE

Dated as of September 21, 2023

8.500% Senior Secured Second Lien Notes due 2030

Appendix A – Provisions Relating to Notes

EXHIBIT INDEX

Exhibit A   Form of Note

Exhibit B   Form of Supplemental Indenture for Future Guarantors

Exhibit C   Form of Junior Lien Intercreditor Agreement

SCHEDULES

Schedule I  Issue Date Rigs

INDENTURE, dated as of September 21, 2023, by and among DIAMOND FOREIGN ASSET COMPANY, an exempted company incorporated under the laws of Cayman Islands (the “Cayman Issuer”), and DIAMOND FINANCE, LLC, a Delaware limited liability company (“FinanceCo” and, together with the Cayman Issuer, the “Issuers”), DIAMOND OFFSHORE DRILLING, INC., (the “Company”), the other Guarantors party hereto and HSBC BANK USA, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

RECITALS

The Issuers and the Guarantors have duly authorized the execution and delivery of this Indenture to provide for the issuance on the date hereof of $550,000,000 aggregate principal amount of the Issuers’ 8.500% Senior Secured Second Lien Notes due 2030 (the “Original Notes”) issued therefor as provided herein (the Original Notes and any Additional Notes (as defined below) together referred to herein as the “Notes”). All things necessary to make this Indenture a valid agreement of the Issuers and the Guarantors, in accordance with its terms, have been done, and the Issuers and Guarantors have done all things necessary to make the Notes and the Note Guaranties, when the Notes are executed by the Issuers and authenticated and delivered by the Trustee and duly issued by the Issuers, the valid obligations of the Issuers and the Guarantors, as applicable, as hereinafter provided.

THIS INDENTURE WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Additional Assets” means:

(a) any Property (other than cash, Cash Equivalents, securities or other current assets), including any improvements thereto through capital expenditures or otherwise, to be used, or that is useful, in a Permitted Business;

(b) Capital Stock of (i) a Person that becomes a Restricted Subsidiary as a result of the acquisition of that Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company or (ii) any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of this clause (b), the Restricted Subsidiary is primarily engaged in a Permitted Business; or

(c) all or substantially all of the assets of a Permitted Business.

“Additional Notes” means any Notes issued under this Indenture in addition to the Original Notes, but excluding any Notes issued pursuant to Section 2.07, 2.09 or 3.06 or Appendix A in respect of the Original Notes.

“Administrative Agent” means the administrative agent under the Credit Agreement, which shall initially be HSBC Bank USA, National Association.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations, and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note; and

(b) the excess, if any, of (i) the present value on such Redemption Date of (A) the redemption price of such Notes on October 1, 2026 (such redemption price being that described in paragraph 5(a) of the reverse of the Notes), plus (B) all required remaining scheduled interest payments due on such Note through October 1, 2026 (in each case, excluding accrued but unpaid interest to (but not including) such Redemption Date) computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the principal amount of such Note.

“Approved Bank” means (a) any lender under the revolving credit facility under the Credit Agreement, (b) any United States domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (c) any bank (or parent thereof) whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof.

“Asset Sale” means:

(a) the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any Property (including by way of a Sale and Leaseback Transaction or mergers, amalgamations, consolidations or otherwise); and

(b) the issuance of Capital Stock in any Restricted Subsidiary of the Company or the sale by the Company or any Restricted Subsidiary of Capital Stock in any Restricted Subsidiary;

each of the foregoing referred to in clauses (a) and (b) of this definition, a “Disposition”, provided that, in the case of (a) or (b), the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Properties of the Company and its Restricted Subsidiaries (including by way of a merger, amalgamation or consolidation) will be governed by Article 5 and not by Section 4.07.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any Disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2) any Disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.05;

(3) any Disposition effected in compliance with Section 5.01 or any Disposition that constitutes a Change of Control;

(4) any Disposition that does not (together with all related Dispositions) involve assets having a Fair Market Value in excess of $10.0 million;

(5) any Disposition of Cash Equivalents in the ordinary course of business;

(6) any Disposition of the equipment (other than, for the avoidance of doubt, any Collateral Vessel), inventory, products, services, accounts receivable or other properties or assets in the ordinary course of business, including Dispositions of obsolete, damaged or worn out property or equipment or property or equipment that is no longer useful in the conduct of the business and its Restricted Subsidiaries;

(7) any Disposition pursuant to a Sale and Leaseback Transaction;

(8) the creation or Incurrence of a Permitted Lien or any other Lien created or Incurred in compliance with Section 4.06 and dispositions in connection therewith;

(9) Dispositions of receivables or notes payable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(10) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 4.04;

(11) a surrender or waiver of contract rights (including under notes payable) or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;

(12) foreclosure on assets or property;

(13) any grant of a non-exclusive license of trademarks, know-how, patents and any other intellectual property or intellectual property rights;

(14) any sale or other Disposition of Capital Stock in, or Debt or other securities of, an Unrestricted Subsidiary;

(15) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(16) the lapse or abandonment of intellectual property rights in the ordinary course of business;

(17) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by Applicable Law;

(18) sales or Dispositions of inventory in the ordinary course of business;

(19) any exchange of like-kind property (excluding any securities) pursuant to Section 1031 of the Code that are used or useful in a Permitted Business;

(20) condemnations, requisitions, takings or any similar action on assets;

(21) the receipt of payment in the form of Capital Stock in respect of any note payable constituting a Permitted Investment;

(22) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture agreements or any similar binding arrangements or pursuant to the terms of any joint venture or similar binding arrangements in effect on the Issue Date;

(23) the Company or any Restricted Subsidiary entering into, in the ordinary course of business, (x) the use or hire of a Vessel and any related assets, including pursuant to a Drilling Contract, and (y) one or more Drilling Contracts with respect to any Vessels; and

(24) any Disposition of the drilling rig Ocean Monarch (and related assets).

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if the Sale and Leaseback Transaction creates a Finance Lease Obligation the amount of Debt represented thereby according to the definition of “Finance Lease Obligation”, and

(b) in all other instances, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

“Authentication Agent” means an institution appointed by the Issuers to authenticate the Notes.

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of that Debt or redemption or similar payment with respect to that Preferred Stock multiplied by the amount of the payment, by

(b) the sum of all payments of this kind.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” means a beneficial owner as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that:

(a) a Person will be deemed to be the Beneficial Owner of all shares that the Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time, except that a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby, and

(b) for purposes of clause (a) of the definition of “Change of Control,” any “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, shall be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or legal entity (the “parent corporation”), so long as that person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that parent corporation.

The term “Beneficially Own” or “Beneficial Ownership” shall have a corresponding meaning.

“Board of Directors” means (1) with respect to a corporation, the board of directors of the corporation or a duly authorized committee of the board of directors; (2) with respect to a partnership, the board of directors (or other governing body) of the general partner of the partnership or a duly authorized committee thereof; (3) with respect to a limited liability company, the managing member or members or any controlling committee or board of managers of such company or the Board of Directors of the sole member or the managing member thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

“BOP Lease Agreement” means that certain Lease Agreement, dated as of February 5, 2016, between Diamond Offshore Limited and EFS BOP, LLC, as amended by that certain Amendment to Lease Agreement dated as of March 31, 2021.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, Houston, Texas or the city in which the corporate trust office of the Trustee is located (or in connection with a payment, the place of payment) are authorized or required by law to close.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participation, rights, warrants, options or other interests in the nature of an equity interest in that Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into that equity interest.

“Capital Stock Sale Proceeds” means the aggregate proceeds (including the Fair Market Value of property other than cash) received by the Company from the issuance or sale (other than to a Subsidiary of the Company, an employee stock ownership plan or trust established by the Company or the Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of underwriters’, initial purchasers’ or placement agents’ fees, discounts or commissions actually incurred in connection with the issuance or sale.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any Restricted Subsidiary: (a) Temporary Cash Investments, securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or any other country whose sovereign debt has a rating of at least A3 from Moody’s or A- from S&P or any agency or instrumentality thereof, having maturities of not more than 24 months from the date of acquisition, (b) demand deposits, time deposits, certificates of deposit or bankers’ acceptances of any Approved Bank, in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, and maturing within 24 months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any Approved Bank) or recognized securities dealer having capital and surplus in excess of $500.0 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940 that are administered by financial institutions having capital of at least $500.0 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, (f) other short-term investments utilized by the Company or any Restricted Subsidiary in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing, (g) U.S. Dollars or foreign currencies held from time to time in the ordinary course of business, and (h) interests in any investment company or money market fund which invests 95% or more of its assets in instruments specified in clauses (a) through (g) above.

“Cash Management Arrangement” means with respect to any Person, any obligations of such Person in respect of treasury management arrangements including any of the following products, services or facilities: (a) demand deposit or operating account relationships or other cash management services including, without limitation, any services provided in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, zero balance accounts, including automated clearinghouse fund transfer services, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, automated clearinghouse transactions, return items, overdrafts, interstate depository network services, lockbox and stop payment services; and (b) treasury management line of credit, commercial card, merchant card services, purchase or debit cards, including, without limitation, stored value cards and non-card e-payables services.

“Cash Management Obligations” means obligations with respect to any Cash Management Arrangement.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company; or

(b) the sale, transfer, assignment, lease, conveyance or other disposition (other than by way of merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company), directly or indirectly, in one or a series of related transactions, of all or substantially all the Property of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of assets to the Company or a Restricted Subsidiary) shall have occurred; or

(c) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (a) above if (i) the Company becomes a direct or indirect Wholly Owned Subsidiary of a parent company and (ii)(a) the direct or indirect holders of the Voting Stock of such parent company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (b) immediately following that transaction, no “person” or “group” (each as defined in clause (a) above) other than another such parent company is the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the parent company.

“Change of Control Triggering Event” means, with respect to the Notes, the occurrence of (x) a Change of Control that is accompanied or followed by a downgrade of the Notes as a result of a Change of Control within the applicable Ratings Decline Period by each of Moody’s and S&P (or, in the event Moody’s or S&P or both shall cease rating the Notes (for reasons outside the control of the Company) and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency) and (y) the rating of the Notes on any day during such Ratings Decline Period is below the lower of the rating by such Rating Agency in effect (i) immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement) and (ii) the Issue Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the assets of the Guarantors that, pursuant to the Note Documents, are, or are required to be, subject to a Lien to secure the Note Obligations; provided that Excluded Property is not, and shall be deemed not to be, Collateral.

“Collateral Agency Agreement” means the Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of the date hereof, among the Company, the Cayman Issuer, the other Grantors party from time to time thereto, the Trustee, the Collateral Agent, the Administrative Agent and the other parties thereto from time to time, as such agreement may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Collateral Agency Joinder” means a joinder to the Collateral Agency Agreement in accordance with the terms thereof.

“Collateral Vessel” means each Vessel that is subject to a Vessel Mortgage pursuant to the terms of the Second Lien Documents, other than any Vessel that ceases to be a Collateral Vessel as a result of the release of any Lien in accordance with the terms of the Note Documents.

“Commercial Tort Claim” has the meaning assigned thereto in the Security Agreement.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity Swap Agreement, commodity option agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in commodity prices.

“Company” means Diamond Offshore Drilling, Inc., a Delaware corporation.

“Consolidated EBITDA” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, Consolidated Net Income for such period, plus:

(a) without duplication and, other than with respect to clause (viii), to the extent deducted and not added back in determining such Consolidated Net Income for such period, the sum of:

(i) Consolidated Interest Expense for such period,

(ii) provision for taxes based on income, profits or capital, including federal, state, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits,

(iii) all amounts attributable to depreciation and amortization (including, without limitation, amortization of intangibles and deferred financing fees and amortization or expense recorded for upfront payments related to any contract signing and signing bonus and incentive payments) and other non-cash items (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on such Person and its Restricted Subsidiaries for such period),

(iv) any other non-cash losses, expenses and charges (other than the write-down or write-off of current assets, any additions to bad debt reserve or bad debt expense or any accruals for estimated sales discounts, returns or allowances) for such period,

(v) any losses for such period attributable to early extinguishment of Debt or Obligations under any Swap Agreement,

(vi) any net after-tax extraordinary, unusual or nonrecurring losses, costs, charges or expenses,

(vii) restructuring, business optimization costs, charges or reserves (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), recruiting fees, fees of restructuring or business optimization consultants, integration and non-recurring severance, relocation costs, one-time compensation charges, consolidation, transition, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans and litigation settlements or losses outside the ordinary course of business,

(viii) any expenses, charges or other costs related to any Equity Offering, debt offering, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), joint venture, disposition, recapitalization, other Debt permitted to be incurred by this Indenture, or the refinancing of any other Debt of such Person or any of its Restricted Subsidiaries, in each case whether or not consummated,

(ix) the minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Capital Stock held by third parties, plus

(x) all payments, charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Company or any of its Restricted Subsidiaries and all losses, charges and expenses related to payments made to holders of options, cash-settled appreciation rights or other derivative equity interests in the common equity of such Person or any direct or indirect parent of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; and minus

(b) without duplication

(i) to the extent not deducted in determining such Consolidated Net Income, all cash payments made during such period on account of non-cash charges that were or would have been added to Consolidated Net Income, and

(ii) to the extent included in determining such Consolidated Net Income, (A) any extraordinary gains and all non-cash items of income (other than normal accruals in the ordinary course of business and items related to percentage of completion accounting) for such period and (B) any gains for such period attributable to early extinguishment of Debt or Obligations under any Swap Agreement or Hedging Obligation, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charges” means, for any period for any Person and its Restricted Subsidiaries on a consolidated basis, the sum, without duplication, of,

(a) Consolidated Interest Expense for such period, plus

(b) Disqualified Stock Dividends paid or declared during such period, excluding dividends paid in Qualified Capital Stock, plus

(c) Preferred Stock Dividends paid or declared during such period, excluding dividends paid in Qualified Capital Stock.

“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to such determination date for which internal financial statements are available to

(b) Consolidated Fixed Charges for those four fiscal quarters;

provided, however, that:

(1) if:

(a) since the beginning of that period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt or issues, repurchases or redeems Disqualified Stock or Preferred Stock (in each case other than borrowings for working capital purposes under any revolving Debt facility), or

(b) the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Incurrence or Repayment of Debt, or the issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, Consolidated Fixed Charges for that period shall be calculated after giving effect on a pro forma basis as if the Debt was Incurred or Repaid, or the Disqualified Stock or Preferred Stock issued, repurchased or redeemed, on the first day of that period, provided that, in the event of any Repayment of Debt, Consolidated EBITDA for that period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if:

(a) since the beginning of that period the Company or any Restricted Subsidiary shall have made any Asset Sale or other Disposition of material assets outside the ordinary course of business, or an Investment (by merger or otherwise) or an acquisition of a Vessel or other material Property outside the ordinary course of business,

(b) the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves such an Asset Sale, Disposition, Investment or acquisition outside the ordinary course of business,

(c) since the beginning of that period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of that period) shall have made such an Asset Sale, Disposition, Investment or acquisition outside the ordinary course of business, or

(d) since the beginning of that period the Company or any Restricted Subsidiary shall have acquired a Qualified Vessel, shall have entered into a definitive agreement to acquire a Qualified Vessel (including a committed construction contract with respect to a Qualified Vessel), or shall have sold, transferred or otherwise disposed of a Vessel or entered into a definitive agreement to sell a Vessel within six months, then Consolidated EBITDA for that period shall be calculated on a pro forma basis after giving effect to an Asset Sale, Disposition, Investment or acquisition as if it occurred on the first day of that period, provided, further, that any pro forma calculations giving effect, pursuant to clause (d) above, to the acquisition of a Qualified Vessel or sale, transfer or other disposition of a Vessel (including a committed construction contract with respect to a Qualified Vessel) the amount of Consolidated EBITDA and expenses attributable to such Qualified Vessel or Vessel shall be calculated in good faith by the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Treasurer; including giving effect to any applicable Qualified Services Contract.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on that Debt shall be calculated as if the base interest rate in effect for the floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to that Debt if the applicable Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during that period the Debt of that Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for that Debt after the sale.

“Consolidated Funded Debt” means, without duplication, all Debt for money borrowed and Finance Lease Obligations of a Person and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Interest Expense” means, for any period for any Person and its Restricted Subsidiaries, the sum of (a) all interest expense on a consolidated basis determined in accordance with GAAP, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, but including, in any event, the interest component under Finance Lease Obligations, but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Debt, Hedging Obligations or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, Hedging Obligations in connection with the early termination thereof, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, all discounts, commissions, fees and other charges associated with any receivables financing and any expense resulting from the discounting of Debt in connection with the application of recapitalization or purchase accounting minus (b) interest income of the referent Person and its Restricted Subsidiaries for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of all Consolidated Funded Debt (net of unrestricted cash and Cash Equivalents (other than, with respect to any Debt Incurred based on the calculation of such ratio, cash or Cash Equivalents received upon the Incurrence of such Debt by the Company and its Restricted Subsidiaries and not immediately or subsequently applied or used for any purpose not prohibited by this Indenture)) of the Company and its Restricted Subsidiaries to (b) the aggregate amount of Consolidated EBITDA for the Company for the four full fiscal quarters, treated as one period, ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio for which financial statements are required to be filed pursuant to Section 4.03. In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated in a manner consistent with the definition of the “Consolidated Fixed Charges Coverage Ratio,” including any pro forma calculations.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:

(a) the income of any Person (other than the Company) that is not a Restricted Subsidiary except to the extent of the amount of dividends or similar distributions or other returns on investment actually paid by such Person to the Company or, subject to clauses (b) and (c) below, any of the Restricted Subsidiaries during such period in cash (or converted into cash by the Company or such Restricted Subsidiary),

(b) the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than an Issuer or a Guarantor) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is restricted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Restricted Subsidiary,

(c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than an Issuer or a Guarantor) that is not Wholly Owned by the Company to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary,

(d) any (i) non-cash compensation charge or expense arising from any issue or grant of shares or stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts,

(e) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business,

(f) non-cash gains and losses due solely to fluctuations in currency values,

(g) any after-tax effect of income (loss) from the early extinguishment of Debt or Hedging Obligations or other derivative instruments,

(h) the cumulative effect of a change in accounting principles,

(i) the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements, as a result of any other past or future acquisitions or the amortization or write-off of any amounts thereof,

(j) goodwill write-downs or other non-cash impairments of assets, and

(k) gains or losses attributable to discontinued operations.

Notwithstanding the foregoing, (i) for purposes of Section 4.05 only, there shall be excluded from Consolidated Net Income any dividends, repayment of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under that covenant pursuant to clause (c)(4) thereof, and (ii) any net income (loss) of any Person (other than the Company) that is not a Restricted Subsidiary shall be excluded in calculating Consolidated Net Income, except that the Company’s equity in the net income of any such Person for any period shall be included without duplication, in such Consolidated Net Income up to the aggregate amount of cash distributed (or distributions converted into cash by the Company or a Restricted Subsidiary) by the Person during such period to the Company or a Restricted Subsidiary as a dividend or distribution or other return on investment.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of all Consolidated Funded Debt (net of unrestricted cash and Cash Equivalents (other than, with respect to any Debt Incurred based on the calculation of such ratio, cash or Cash Equivalents received upon the Incurrence of such Debt by the Company and its Restricted Subsidiaries and not immediately or subsequently applied or used for any purpose not prohibited by this Indenture)) of the Company and its Restricted Subsidiaries that is secured by a Lien of such date to (b) the aggregate amount of Consolidated EBITDA for the Company for the four full fiscal quarters, treated as one period, ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Secured Leverage Ratio for which financial statements are required to be filed pursuant to Section 4.03. In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated in a manner consistent with the definition of the “Consolidated Fixed Charges Coverage Ratio,” including any pro forma calculations.

“Credit Agreement” means the Credit Agreement, dated as of April 23, 2021, by and among the Issuer, the Company, the lenders, arrangers and bookrunners from time to time party thereto, the Administrative Agent and the Collateral Agent, as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements, including any agreement adding or changing the borrower or extending the maturity thereof or otherwise restructuring all or any portion of the Debt thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, (1) the facilities provided in the Credit Agreement and (2) one or more debt or commercial paper facilities, debt issuances, debt instruments or arrangements (including related Guarantees) providing for revolving credit loans, term loans, notes, debentures, indentures, debt securities, or receivables or inventory financing (including through the sale of receivables or inventory to institutional lenders or to special purpose, bankruptcy remote entities formed to borrow from institutional lenders against those receivables or inventory); in each case together with any Refinancing thereof.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency Swap Agreement, currency option or other similar agreement or arrangement designed to protect that Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication), in each case, if and to the extent that any of the foregoing Debt (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the notes thereto) of such Person prepared in accordance with GAAP:

(a) the principal of:

(i) debt of the Person for money borrowed, and

(ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;

(b) all Finance Lease Obligations and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Person;

(c) all obligations of the Person representing the balance deferred and unpaid of the purchase price of any Property due more than six months after such Property is acquired, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement;

(d) all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of the Person to the extent those letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the tenth Business Day following receipt by the Person of a demand for reimbursement following payment on the letter of credit);

(e) to the extent not otherwise included in this definition, any Guarantee of the Debt of other Persons of the type referred to in clauses (a) through (d);

(f) to the extent not otherwise included in this definition, all Debt of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such Debt being deemed to be the lesser of the value of that Property or the amount of the Debt so secured; and

(g) to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such Hedging Obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligations that would be payable by such Person at such time).

The amount of Debt of any Person at any date shall be the outstanding balance at that date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date. Notwithstanding the foregoing, “Debt” shall not include any customary earn-out obligations or other contingent acquisition consideration until the same becomes a liability on the balance sheet of such Person in accordance with GAAP, trade payables and accrued expenses (or intercompany reimbursement obligations in respect thereof) arising in the ordinary course of business, deferred taxes, obligations assumed or liabilities incurred under any Drilling Contract, stacking agreements or other forms of service agreement in the ordinary course of business (e.g., bid bonds and performance guaranties), prepayments for property or services under any Drilling Contract, stacking agreements or other forms of service agreement in the ordinary course of business or any indebtedness with respect to which cash or Cash Equivalents in an amount sufficient to repay in full the principal and accrued interest on such indebtedness has been escrowed with the trustee or other depository for the benefit of the holders in respect of such indebtedness but only to the extent the foregoing constitutes a complete defeasance of such indebtedness pursuant to the applicable agreement governing such indebtedness.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company that is designated by the Company as such.

“Discharge of First Lien Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute First Lien Debt;

(2) with respect to each Series of First Lien Debt, either (x) payment in full in cash of the principal of and interest and premium (if any) on all First Lien Debt of such Series of First Lien Debt (other than any undrawn letters of credit and any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time) or (y) there has been a legal defeasance or covenant defeasance pursuant to the terms of the applicable First Lien Documents for such Series of First Lien Debt;

(3) with respect to any undrawn letters of credit constituting First Lien Debt, either (x) discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable First Lien Document) of all outstanding letters of credit constituting First Lien Debt or (y) the issuer of each such letter of credit has notified the Collateral Agent in writing that alternative arrangements satisfactory to such issuer have been made; and

(4) payment in full in cash of all other First Lien Obligations that are outstanding and unpaid at the time the First Lien Debt is paid in full in cash;

provided, however, that if, at any time after the Discharge of First Lien Obligations has occurred, any Issuer thereafter enters into any First Lien Document evidencing a First Lien Debt the incurrence of which is not prohibited by any applicable Secured Debt Document, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Indenture with respect to such new First Lien Debt (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the Cayman Issuer designates such Debt as First Lien Debt in accordance with the Collateral Agency Agreement, the Obligations under such First Lien Document shall automatically and without any further action be treated as First Lien Obligations for all purposes of this Indenture, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein.

“Disposition” or “Dispose” has the meaning set forth in the definition of “Asset Sale.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or upon the happening of any event (other than at the option of such Person):

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof (other than in exchange for Capital Stock that is not Disqualified Stock), in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the date that is 91 days after the original Stated Maturity of the Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control or an Asset Sale or similar transaction will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.05. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Wholly Owned Restricted Subsidiary.

“Domestic Restricted Subsidiary” means, a Restricted Subsidiary that is any direct or indirect Subsidiary of the Company that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“Drilling Contract” means any drilling contract in respect of any Vessel or other contract for the use or hire of any Vessel, including charters, bareboat charters, sub-charters, pool agreements, leases and other contracts of employment.

“Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Stock of the Company pursuant to an effective registration statement under the Securities Act, or any direct or indirect parent company of the Company but only to the extent contributed to the Company in the form of Qualified Capital Stock of the Company or (ii) a private equity offering of Qualified Capital Stock of the Company, or any direct or indirect parent company of the Company but only to the extent contributed to the Company in the form of Qualified Capital Stock of the Company, other than any public offerings registered on Form S-8.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Property” means, (i) at any time prior to the Discharge of First Lien Obligations, “Excluded Property” as defined in the First Lien Documents (or any functionally equivalent term contained therein) at such time and (ii) after the Discharge of First Lien Obligations:

(1) any asset (including, to the extent applicable, any equipment or inventory owned by an Issuer or a Guarantor that is subject to a Permitted Lien pursuant to clause (o) (or any Refinancing thereof) of the definition thereof), lease, license, franchise, charter, authorization, contract or agreement to which an Issuer or a Guarantor is a party, together with any rights or interest thereunder, in each case, if and to the extent security interests therein (A) are prohibited by or in violation of any Applicable Law, (B) require any governmental consent that has not been obtained or consent of a third party (that is not an Issuer or a Restricted Subsidiary) that has not been obtained pursuant to any contract or agreement binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition, (C) in the case of any lease, license, franchise, charter, authorization, contract or agreement, are prohibited by or in violation of a term, provision or condition of any such lease, license, franchise, charter, authorization, contract or agreement to which an Issuer or a Guarantor is a party or create a right of termination in favor of any other party thereto (other than an Issuer or a Restricted Subsidiary), except, in the case of each of the foregoing clauses (A), (B), and (C), to the extent that such prohibition or restriction would be rendered ineffective under the Uniform Commercial Code or other applicable law or principle of equity or (D) in the case of any property subject to a lien securing permitted purchase money Debt, Finance Lease Obligation or similar arrangement, but only to the extent that a grant of a security interest therein to secure the Notes would violate or invalidate such purchase money Debt, Finance Lease Obligation or similar arrangement (including as a result of any requirement to obtain the consent, approval, license or authorization of any third party unless such consent has been obtained (and it being understood and agreed that neither an Issuer nor any Guarantor shall have any obligation to procure any such consent, approval, license or authorization)) or create a right of termination in favor of any other party thereto (other than the Issuer, a Guarantor or a Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; provided, however, that, notwithstanding the foregoing, the Collateral includes, at such time as the contractual or legal prohibition shall no longer be applicable, and, to the extent severable, any portion of such asset, lease, license, franchise, charter, authorization, contract or agreement not subject to the prohibitions specified in clauses (A), (B), (C) or (D) above (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other Applicable Law); provided, further, that the Excluded Property referred to in this clause (1) shall not include any proceeds or receivables of any such asset, lease, license, franchise, charter, authorization, contract or agreement (except to the extent such proceeds or receivables constitute Excluded Property);

(2) (i) margin stock and (ii) minority interests or Capital Stock in joint ventures and Non-Wholly Owned Subsidiaries (other than Capital Stock in any Guarantor), in any such case of this clause (ii), to the extent the grant of a Lien on such interest would require a consent, approval, license or authorization from any governmental authority or any other Person (other than the Company or a Restricted Subsidiary);

(3) any assets as to which the Collateral Agent and the Company shall reasonably agree in writing that the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the Secured Parties afforded thereby;

(4) any after-acquired property (including property acquired through acquisition or merger or amalgamation of another entity, but excluding any Collateral Vessel and assets and proceeds related thereto) if at the time such acquisition is consummated the granting of a security interest therein or the pledge thereof is prohibited by any enforceable contract or other agreement (in each case, binding on the assets at the time of such consummation and not created or entered into in contemplation thereof), solely to the extent and for so long as such contract or other agreement (or a permitted refinancing or replacement thereof) prohibits such security interest or pledge;

(5) the Capital Stock of Unrestricted Subsidiaries and any Restricted Subsidiary that is not a Guarantor;

(6) any “intent-to-use” trademark applications prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law (it being understood that, after such period, such intent-to-use application will automatically be included in the Collateral);

(7) (A) any leasehold interest (including any ground lease interest) in real property, including leasehold improvements, (B) any fee interest in owned real property, and (C) any fixtures affixed to any real property to the extent a security interest in such fixtures may not be perfected by the filing of a Uniform Commercial Code financing statement in the jurisdiction of organization of the applicable Issuer or Guarantor;

(8) (A) as-extracted collateral, (B) timber to be cut, (C) farm products, (D) manufactured homes and (E) healthcare insurance receivables;

(9) any particular asset, if the pledge thereof or the security interest therein would result in material adverse Tax consequences to an Issuer or any Guarantor as reasonably determined by an Issuer in good faith in consultation with the Second Lien Debt Representative;

(10) Letter-of-Credit Rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished by the filing of UCC-1 financing statements;

(11) any Commercial Tort Claims arising after the Issue Date where the amount of the damages reasonably expected to be realized by the applicable Issuer or Guarantor (as determined by an Issuer in good faith) is not in excess of an amount equal to $50.0 million or its foreign currency equivalent at the time;

(12) motor vehicles, aircraft, recreational vessels and other assets (other than Vessels) subject to certificates of title or ownership (including aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof and rolling stock) in each case, to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement in the jurisdiction of organization (or other location of an Issuer or Guarantor under Section 9-307 of the Uniform Commercial Code) of the applicable Issuer or Guarantor;

(13) any deposit accounts, securities accounts or commodities accounts (each as defined in the Uniform Commercial Code); and

(14) any asset (other than any Collateral Vessel) subject to any notice, consent or other action of or in respect of governmental authorities under the Federal Assignment of Claims Act or any similar or commensurate legislation under the Laws of the United States or a jurisdiction thereof;

provided, in each case, that such assets are not pledged to secure any First Lien Obligations.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability, as determined by an Officer of the Company in good faith.

“Finance Lease Obligation” means an obligation of a Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligation is required to be classified and accounted for as a finance lease on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the amount thereof required to be capitalized and reflected as a liability on a balance sheet (other than the notes thereto) prepared in accordance with GAAP and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty. For the avoidance of doubt, an operating lease shall not be considered a Finance Lease Obligation.

“First Lien Debt” means, to the extent incurred under clause (2) of the definition of “Permitted Debt” (1) the Obligations under the Credit Agreement and (2) any other Debt (including borrowings under any other First Lien Documents) that is secured by a first-priority Lien on the Collateral and that was permitted to be Incurred and permitted to be so secured under the applicable First Lien Documents and Second Lien Documents, including this Indenture; so long as, in the case of this clause (2), (a) on or before such Debt is Incurred such Debt is designated by the Cayman Issuer as “First Lien Debt” for the purposes of the Secured Debt Documents in an Additional Secured Debt Designation (as defined in the Collateral Agency

Agreement), and (b) unless such Debt is Incurred under an existing Secured Debt Document for any Series of First Lien Debt whose Secured Debt Representative is already party to the Collateral Agency Agreement, the First Lien Debt Representative for such Debt executes and delivers a Collateral Agency Joinder in respect of and in accordance with the Collateral Agency Agreement.

“First Lien Debt Representative” means, (a) in the case of the Credit Agreement, the Administrative Agent and (b) in the case of any other Series of First Lien Debt, the trustee, agent or representative of the holders of such Series of First Lien Debt who maintains the transfer register for such Series of First Lien Debt or is appointed as a representative of such First Lien Debt (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of First Lien Debt and who has executed a Collateral Agency Joinder, in each case, together with its successors and assigns in such capacity.

“First Lien Documents” means any indenture, notes, credit agreement, including the Credit Agreement, or other agreement or instrument pursuant to which any First Lien Debt is Incurred and the First Lien Security Documents.

“First Lien Obligations” means, collectively, the First Lien Debt and all other Obligations in respect of First Lien Debt, including any post-petition interest whether or not allowable, and all guarantees of any of the foregoing. In addition to the foregoing, all obligations owing to the Collateral Agent in its capacity as such, whether pursuant to the Collateral Agency Agreement or one or more of the Secured Debt Documents, shall in each case be deemed to constitute First Lien Obligations (with the obligations described in this sentence being herein the “Collateral Agent Obligations”), which Collateral Agent Obligations shall be entitled to the priority provided in clause FIRST under Section 3.04(a) of the Collateral Agency Agreement.

“First Lien Secured Parties” means the holders of First Lien Obligations, including the Senior Secured Credit Facility Secured Parties, each First Lien Debt Representative and the Collateral Agent.

“First Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements (including the Collateral Agency Agreement), control agreements, consent or direct arrangements, or other grants or transfers for security executed and delivered by an Issuer or any other Grantor creating or perfecting (or purporting to create or perfect) or governing rights of enforcement with respect to, a Lien upon Collateral in favor of the Collateral Agent, for the benefit of any of the First Lien Secured Parties (or, in certain jurisdictions, in favor of the Collateral Agent acting for itself and as direct representative of the First Lien Secured Parties), in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 7.01 of the Collateral Agency Agreement.

“Fitch” means Fitch Ratings Inc., or any successor to the rating agency business thereof.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Grantor” means the Company, the Issuers and any other Guarantor, to the extent they are party to a Security Document granting Liens on Collateral to secure First Lien Obligations or Second Lien Obligations.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of that Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) the Debt of such other Person, or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect of such Debt (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (a) the Company, (b) the Restricted Subsidiaries of the Company, other than the Issuers, executing this Indenture as initial Guarantors and (c) any other Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case until such Guarantor is released from its Note Guaranty in accordance with the terms of this Indenture.

“Hedging Obligation” of any Person means any obligation of that Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Holder” or “Noteholder” means the Person in whose name the Note is registered on the Note register described in Section 2.04.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any Debt or obligation on the balance sheet of that Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of that Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of that Debt; provided further, however, that any Debt or other obligations of a Person existing at the time the Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by that Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with Section 4.04, amortization of debt discount or premium shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount or at a premium, the amount of the Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that the firm or appraiser is not an Affiliate of the Company.

“Interest Rate Agreement” means, for any Person, any interest rate Swap Agreement, interest rate option agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances or extensions of credit to customers and suppliers in the ordinary course of business), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any Debt of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Debt of such other Person. For purposes of Section 4.05 and Section 4.10 and the definition of “Restricted Payment,” “Investment” shall include the portion (proportionate to the Company’s equity interest in the Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of that Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Company’s “Investment” in that Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of that Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, the Property shall be valued at its Fair Market Value at the time of the Investment.

“Investment Grade Rating” means a rating equal to or higher than “Baa3” (or the equivalent) by Moody’s, a rating equal to or higher than BBB- (or the equivalent) by Fitch, and a rating equal to or higher than BBB- (or the equivalent) by S&P or, in the event S&P, Fitch or Moody’s shall cease rating the Notes (for reasons outside the control of the Company) and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

“Issue Date” means September 21, 2023, the date on which the Notes are originally issued under this Indenture.

“Issue Date Rig” means the Vessels listed on Schedule I to this Indenture.

“Junior Lien Debt” means Debt incurred in accordance with this Indenture that is secured by Liens on a material portion of the Collateral having Junior Lien Priority, provided that prior to the issuance of any such Debt, the applicable trustee, administrative or other agent for such Debt shall enter into a Junior Lien Intercreditor Agreement with the trustee, the Collateral Agent and the First Lien Debt Representative (if applicable).

“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of (or any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in) Exhibit C hereto entered into among the Issuers, the other Grantors party from time to time thereto, the Trustee, the Collateral Agent, the applicable trustee, administrative or other agent for the applicable Junior Lien Debt, the First Lien Debt Representative (if applicable) and the other parties thereto from time to time, as such agreement may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Junior Lien Priority” means, with respect to a Lien on the Collateral, a Lien on such Collateral that is junior in priority to the Liens on the Collateral securing First Lien Obligations and the Second Lien Obligations pursuant to a Junior Lien Intercreditor Agreement.

“Letter-of-Credit Rights” has the meaning assigned thereto in the Security Agreement.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to that Property (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Limited Recourse Debt” means Debt Incurred by a Restricted Subsidiary that has no assets or operations other than those related to the Vessels referred to below for the purpose of financing a portion of the purchase price of one or more Vessels, as and to the extent permitted pursuant to clause (20) of the definition of “Permitted Debt” in Section 4.04, which Debt may be secured by Liens on such Vessels and on such other related assets acquired with the proceeds of such Debt pursuant to clause (hh) of the definition of “Permitted Liens” and any related assets related to the operation of such Vessels, including related Drilling Contracts, and the sole recourse of the holder of such Debt shall be to the Restricted Subsidiary that is the obligor of such Debt, to the assets permitted to secure such Debt pursuant to the definition of “Permitted Liens” (including the Capital Stock in such Restricted Subsidiary), and such holder shall have no recourse to the Company or any other Restricted Subsidiary, or to any other of their respective assets (other than such Capital Stock); provided that such Debt may be guaranteed on an unsecured basis by the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of that Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, accounting, title and recording tax expenses, commissions and other fees (including, without limitation, brokers’ or investment bankers’ commissions or fees) and expenses incurred, and all federal, state, provincial, foreign and local taxes paid or reasonably estimated to be payable, as a consequence of the Asset Sale and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds,

(b) all payments made on any Debt that is secured by any Property subject to the Asset Sale (other than property constituting Collateral), in accordance with the terms of any Lien upon or other security agreement of any kind with respect to that Property, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by Applicable Law, be repaid out of the proceeds from the Asset Sale,

(c) all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of the Asset Sale,

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in the Asset Sale and retained by the Company or any Restricted Subsidiary after the Asset Sale, and

(e) any amounts used to repay or return any customer deposits required to be repaid or returned as a result of any disposition provided, that, to the extent that any portion of the consideration for an Asset Sale is required by contract to be held in a separate escrow or deposit account to support indemnification, adjustment of purchase price or similar obligations, such portion of the consideration shall become Net Available Cash only at such time as it is released to the Company or a Restricted Subsidiary from the escrow or deposit account.

“Net Cash Proceeds” means with respect to any incurrence or issuance of Debt or Capital Stock, the aggregate principal amount actually received in cash by the Company or any Restricted Subsidiary in connection therewith, net of investment banking fees, sales brokerage commissions and underwriting discounts.

“Non-Wholly-Owned Subsidiary” means any Subsidiary of the Company that is not Wholly Owned.

“Note Documents” means the Notes (including Additional Notes), the Note Guaranties, this Indenture, the Second Lien Security Documents and the Collateral Agency Agreement.

“Note Guaranty” means the guarantee of the Notes by a Guarantor pursuant to this Indenture.

“Noteholder” has the meaning ascribed to it under the definition of Holder.

“Note Obligations” means Obligations in respect of the Note Documents.

“Notes Secured Parties” means the Trustee, the Collateral Agent and the Holders of the Notes.

“Obligations” means, with respect to any Debt, any principal, interest, penalties, fees, premiums, expenses, indemnifications, damages, reimbursements (including reimbursement obligations with respect to letters of credit) and Cash Management Obligations and other liabilities payable under documentation governing such Debt (including post-petition interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuers or any Guarantor whether or not a claim for post-petition interest or fees is allowed in such proceedings).

“Offering Memorandum” means the final offering memorandum relating to the offering of the Original Notes dated September 12, 2023.

“Officer” means the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, any President, any Vice President, the Chief Accounting Officer, any Executive Vice President, the Controller, any Senior Vice President, the Treasurer, or the Secretary of the Company or any other officer designated by the Company’s Board of Directors; provided that any Guarantor shall be permitted to authorize an Officer of the Company to act as its Officer regardless of whether such Officer holds one of the foregoing positions with such Guarantor.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Pari Passu Indebtedness” means Debt of the Company which ranks equally in right of payment to the Notes or of any Guarantor if such Debt ranks equally in right of payment to the Note Guaranties.

“Permitted Business” means the businesses engaged in by the Company and its Subsidiaries on the Issue Date and businesses that are reasonably related, incidental or ancillary thereto or reasonable extensions thereof as determined by the Company.

“Permitted Business Investment” means an Investment in any Person (other than an Unrestricted Subsidiary) made in the course of conducting a Permitted Business, whether through agreements, transactions, joint ventures, expenditures or other arrangements that permit one to share risks or costs of such activities or comply with regulatory requirements regarding local ownership, including, without limitation, direct or indirect ownership interests in all types of drilling, transportation and oilfield services assets, property and equipment.

“Permitted Investment” means any Investment by the Company or a Restricted Subsidiary:

(a) in any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary (and in any Investments of such Person not made in contemplation of such transaction), provided that the primary business of the Restricted Subsidiary is a Permitted Business;

(b) in any Person (and in any Investments of such Person not made in contemplation of such transaction) if as a result of the Investment that Person is merged, amalgamated or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that the Person’s primary business is a Permitted Business;

(c) in cash or Cash Equivalents;

(d) consisting of commission, payroll, relocation, travel and similar expenses that are made in the ordinary course of business;

(e) consisting of loans and advances to directors, officers and employees (i) made in the ordinary course of business or (ii) to finance the purchase of Capital Stock of the Company, in compliance with Applicable Law, provided that those loans and advances do not exceed $5.0 million at any one time outstanding;

(f) received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

(g) to the extent the Investment represents (i) the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.07 or (ii) consideration received in respect of a Disposition that does not constitute an Asset Sale (other than pursuant to clause (2) of the definition thereof);

(h) in Hedging Obligations permitted under Section 4.04;

(i) in customers or suppliers of the Company or any of its Subsidiaries in the form of extensions of credit or transfers of Property, to the extent otherwise constituting an Investment, and in the ordinary course of business and any Investments received in the ordinary course of business in satisfaction or partial satisfaction thereof;

(j) in any Person if the Investments (or binding commitments in respect thereof) are outstanding on the Issue Date or on the date such Person became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into a Restricted Subsidiary to the extent that such Investments were not made in contemplation of such merger, amalgamation or consolidation, and any Investment consisting of an extension, modification or renewal of such Investment; provided, that the amount of any such Investment may be increased (x) as required under the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under this Indenture;

(k) consisting of any securities, derivative instruments or other Investments of any kind that are acquired and held for the benefit of directors or employees in the ordinary course of business pursuant to deferred compensation plans or arrangements; provided, however, that (i) the amount of such Investment represents funds paid or payable in respect of deferred compensation previously included as an expense in the calculation of Consolidated Net Income (and not excluded pursuant to clause (d) of the definition of “Consolidated Net Income”), and (ii) the terms of such Investment shall not require any additional Investment by the Company or any Restricted Subsidiary;

(l) in any Person in an aggregate amount not to exceed the greater of (x) $100.0 million or (y) 5.0% of Total Assets (measured at the time of Investment);

(m) acquired in exchange for shares of Capital Stock of the Company or acquired with the proceeds of such sale of Capital Stock (other than Disqualified Stock); provided that the proceeds of such issuance shall be excluded from the definition of “Capital Stock Sale Proceeds”;

(n) consisting of any receivable owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(o) (i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of bankruptcy, workout, reorganization or recapitalization of any Restricted Subsidiary of such other Investment or accounts receivable, (ii) in satisfaction of judgments or in compromise, settlement or resolution of any litigation, arbitration or other dispute, (iii) in exchange for any other Investment, Permitted Investments permitted under this definition or accounts receivable held by the Company or any Restricted Subsidiary, or (iv) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(p) consisting of Guarantees of Debt issued in accordance with Section 4.04;

(q) made in connection with the funding of contributions under any nonqualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(r) in any Person engaged in a Permitted Business in an aggregate amount not to exceed the greater of (x) $50.0 million or (y) 3.0% of Total Assets (measured at the time of Investment);

(s) in Unrestricted Subsidiaries or joint ventures in an aggregate amount not to exceed the greater of (x) $50.0 million or (y) 3.0% of Total Assets (measured at the time of Investment);

(t) consisting of Debt in respect of overdraft facilities, employee credit card programs and other Cash Management Arrangements in the ordinary course of business;

(u) so long as no Event of Default has occurred and is continuing (or would result therefrom), Investments in any Person engaged in a Permitted Business if, on a pro forma basis after giving effect to such Investment, the Consolidated Leverage Ratio would not be greater than 1.25 to 1.00;

(v) so long as no Event of Default has occurred and is continuing (or would result therefrom), comprising any Permitted Business Investment;

(w) consisting of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management operations of the Company and its Restricted Subsidiaries and joint ventures;

(x) consisting of non-cash Investments made in connection with tax planning and reorganization activities;

(y) comprised of management services provided by the Company or any Restricted Subsidiary;

(z) comprised of pledges, deposits, or liens constituting “Permitted Liens”;

(aa) in the ordinary course of business in Restricted Subsidiaries and joint ventures consisting of spare parts and equipment;

(bb) consisting of workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business; and

(cc) consisting of repurchases of the Notes.

For the avoidance of doubt, any Investment that is a Permitted Investment hereunder may be transferred to the Company or another Restricted Subsidiary, or exchanged for other assets of the Company or another Restricted Subsidiary.

“Permitted Jurisdiction” means each of the United States of America (including any State thereof or the District of Columbia), England and Wales, Scotland, Bermuda, Cayman Islands, Brazil, Malaysia, Curacao, Ireland, Singapore, Netherlands, Luxembourg, Switzerland, Luxembourg or any member nation of the European Union.

“Permitted Liens” means:

(a) Liens on the Collateral securing First Lien Obligations or Second Lien Obligations, in each case Incurred under clause (2) of the definition of “Permitted Debt” in Section 4.04 regardless of whether the Company and the Restricted Subsidiaries are actually subject to Section 4.04 at the time the Lien is incurred;

(b) Liens for taxes, assessments or governmental charges or claims or levies on the Property of the Company or any Restricted Subsidiary and deposits in respect thereof if the same shall not at the time be delinquent, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(c) Liens of carriers, warehousemen, materialmen, repairmen, landlords, suppliers and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 90 days past due or are being contested in good faith and by appropriate proceedings;

(d) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, importation bonds, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in the ordinary course of business, including banker’s liens and rights of set-off;

(e) Liens on Property at the time the Company or any Restricted Subsidiary acquired the Property, including Property acquired pursuant to any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are limited to all or a portion of the assets or property (and improvements on such assets or property) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate;

(f) Liens on the Property of a Person at the time that Person becomes a Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of that Person (other than after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) subject to a Lien securing such Debt, the terms of which Debt requires or includes a pledge of after-acquired property and (c) the proceeds and products thereof);

(g) pledges or deposits by the Company or any Restricted Subsidiary under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h) Liens (including, without limitation and to the extent constituting Liens, negative pledges), assignments and pledges of rights to receive premiums, interest or loss payments or otherwise arising in connection with workers’ compensation loss portfolio transfer insurance transactions or any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation;

(i) Liens of landlords on fixtures, equipment and movable property located on leased premises and utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review;

(k) Liens in favor of issuers of performance, stay, appeal, indemnification, surety or similar bonds, completion guarantees or letters of credit issued pursuant to the request of and for the account of the Company or a Restricted Subsidiary in the ordinary course of its business;

(l) Liens (including, without limitation and to the extent constituting Liens, negative pledges) on intellectual property arising from intellectual property licenses entered into in the ordinary course of business;

(m) Liens or negative pledges attaching to or related to joint ventures engaged in a Permitted Business, restricting Liens on interests in those joint ventures or other legal or equitable Liens deemed to exist by reason of negative pledge covenants and other covenants or undertakings of a like nature;

(n) Liens existing on the Issue Date (but excluding Liens securing the Credit Agreement, the Notes (including any Additional Notes), and, in each case, any Guarantees thereof);

(o) Liens securing Debt Incurred pursuant to clause (12) of the definition of “Permitted Debt” on the Property that is the subject of such Debt;

(p) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (e), (f), (n), or (o) above or (r), (cc) or (hh) below; provided, however, that any (i) Lien of this kind shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and (ii) any Lien of this kind shall be equal or junior in priority to the Liens securing the Debt or other obligations being Refinanced (or, if such original Lien was on the Collateral and ranked junior to the Lien securing the Notes or the Note Guaranties, such Lien securing the Refinanced Lien also ranks junior to the Lien securing the Notes or the Note Guaranties) and (iii) the aggregate principal amount or accreted amount, in the case of Debt issued at a discount, of Debt that is secured by the Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (e), (f), (n) or (o) above or (hh) below, as the case may be, at the time the original Lien became a Permitted Lien under this Indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, Incurred by the Company or the Restricted Subsidiary in connection with the Refinancing;

(q) Liens on cash or Cash Equivalents held as proceeds of Permitted Refinancing Debt pending the payment, purchase, defeasance or other retirement of the Debt being Refinanced;

(r) (1) Liens securing obligations with respect to Debt (which Liens may be on the Collateral if such Debt is Second Lien Debt) with an aggregate principal amount incurred under this clause and outstanding not to exceed the greatest of (x) $100.0 million (y) 4.0% of Total Assets (measured at the time of incurrence); or (z) additional principal amounts that would not cause the Consolidated Secured Leverage Ratio on a pro forma basis (at the time of incurrence) to exceed 2.00 to 1.00; or (2) Liens securing obligations with respect to Junior Lien Debt;

(s) Liens securing Hedging Obligations permitted under Section 4.04 which Liens may rank senior to the Liens securing the Notes to the extent secured by the Collateral;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u) Liens on escrowed proceeds for the benefit of the related holders of debt securities or other Debt (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Debt or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Debt and are held in an escrow account or similar arrangement to be applied for such purpose;

(v) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(w) any interest or title of a lessor under any Finance Lease Obligation or operating lease;

(x) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business and (iii) in favor of banking or other financial institutions or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(y) Liens solely on any cash earnest money deposits made by an Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(z) Liens on property or assets used to defease or to irrevocably satisfy and discharge Debt; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(aa) Liens in connection with the sale or transfer of any equity interests or other assets in a transaction permitted under this Indenture, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(bb) Liens arising from Uniform Commercial Code financing statement filings regarding supply chain finance programs or other receivables sale transactions in the ordinary course of business;

(cc) Liens securing Debt and other Obligations in respect of the Notes (other than any Additional Notes) and the Note Guaranties;

(dd) Permitted Rig Liens;

(ee) Liens on assets acquired with the proceeds of Debt or Debt Incurred within 365 days of the acquisition of such assets (including Permitted Refinancing Debt in respect thereof) pursuant to clause (20) of the definition of “Permitted Debt” and, with respect to such Debt and (x) Liens on the Capital Stock of the Restricted Subsidiary that directly owns such assets, Liens on the insurances in respect of such assets or the operation thereof and Liens on any Drilling Contract and earnings or other assets relating to such assets and (y) Liens on other assets and property owned by any such Restricted Subsidiary that are used in the operation, maintenance or repair of such assets acquired with the proceeds of such Debt, and in respect of the foregoing, proceeds, improvements, refurbishments, additions and improvements thereto or which are incidental thereto, which Liens, in each case, secure only such Debt;

(ff) Liens in favor of the Issuers or a Guarantor;

(gg) Liens on the Capital Stock of an Unrestricted Subsidiary;

(hh) Liens securing obligations under clause (20) of the definition of “Permitted Debt”;

(ii) Liens to secure liabilities in respect of reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance or any other customary insurance of the Company or any Restricted Subsidiary;

(jj) Liens encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities to such customers or suppliers to the extent such Liens are granted in the ordinary course of business;

(kk) Liens arising under any retention of title or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of business; and

(ll) minor defects, irregularities and deficiencies in title to, and survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, including with respect to the physical placement and location of pipelines, that were not incurred in connection with Debt and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the applicable Person.

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of the Debt secured by a Lien could be classified as secured in part pursuant to one or more Permitted Liens (giving effect to the Incurrence of such portion of such Debt), the Company, in its sole discretion, may classify such portion of such Debt (and any Obligations in respect thereof) as having been secured pursuant to one or more Permitted Liens in this definition and thereafter the remainder of the Debt as having been secured pursuant to one or more of the other clauses of this definition.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) the new Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to the Refinancing,

(b) the Average Life of the new Debt is equal to or greater than the Average Life of the Debt being Refinanced or equal to or greater than the Average Life of the Notes,

(c) the Stated Maturity of the new Debt is no earlier than the Stated Maturity of the Debt being Refinanced or at least 90 days after the maturity date of the Notes, and

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary that is not an Issuer or a Guarantor that Refinances Debt of the Company, an Issuer or any Guarantor, or

(y) Debt of the Company, an Issuer or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Permitted Rig Liens” means, at any time, with respect to a Vessel:

(a) Liens for crews’ wages (including the wages of the master of the Vessel and deposits to obtain the release of such Liens) (x) not more than ninety (90) days (or such longer period provided for under any First Lien Documents) overdue, (y) being contested in good faith by appropriate proceedings or other acts by the Company or relevant Restricted Subsidiary, and the Company or relevant Restricted Subsidiary shall have set aside on its books adequate reserves with respect to such Lien or (z) with respect to which no lienholder has taken any enforcement action against any Collateral;

(b) (i) Liens for salvage (including contract salvage) or general average, and (ii) Liens for wages of stevedores employed by the owner of the Vessel, the master of the Vessel or a charterer or lessee of such Vessel, which in each case of this clause (ii), (x) are not more than ninety (90) days (or such longer period provided for under any First Lien Documents) overdue, (y) are being contested in good faith by appropriate proceedings or other acts by the Company or relevant Restricted Subsidiary, and the Company or relevant Restricted Subsidiary shall have set aside on its books adequate reserves with respect to such Lien, or (z) with respect to which no lienholder has taken any enforcement action against any Collateral ;

(c) shipyard Liens and other Liens arising by operation of law arising in the ordinary course of business in operating, maintaining, repairing, modifying, refurbishing, or rebuilding the Vessel (other than those referred to in clauses (a) and (b) above), including maritime Liens for necessaries ;

(d) Liens for damages arising from maritime torts (x) which are unclaimed or are covered by insurance (subject to reasonable deductibles), (y) in respect of which a bond or other security has been posted on behalf of the Company or relevant Restricted Subsidiary with the appropriate court or other tribunal to prevent the arrest or secure the release of the Vessel from arrest or (z) which are being contested in good faith and by appropriate proceedings or other acts by the Company or relevant Restricted Subsidiary and the Company or relevant Restricted Subsidiary shall have set aside on its books adequate reserves with respect to such Lien;

(e) Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance (subject to reasonable deductibles); and

(f) Liens under Drilling Contracts or subcharters or subleases with Persons that are not Affiliates and that do not secure Debt for borrowed money.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Capital Stock issued by that Person.

“Preferred Stock Dividends” means all dividends with respect to Designated Preferred Stock of the Company or Preferred Stock of any Restricted Subsidiary held by Persons other than the Company or a Wholly Owned Restricted Subsidiary.

“Productive Assets” means assets (other than current assets) that are used or useful by the Company and its Restricted Subsidiaries in Permitted Businesses.

“pro forma basis” means, with respect to any computation hereunder required to be made on a pro forma basis and giving effect to any proposed Investment or other acquisition, any Disposition, any Restricted Payment or any payment of or in respect of any Debt (collectively, “Pro Forma Events”), computation thereof after giving pro forma effect to adjustments in connection with such Pro Forma Event that are either (i) in accordance with Regulation S-X under the Securities Act or (ii) otherwise made in good faith by the Company, and may include cost savings (including, without limitation, cost savings, workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements, initiatives and synergies that are reasonably identifiable and factually supportable and reasonably expected to result within 18 months following the consummation of the relevant Pro Forma Event, in each case, using for purposes of making any such computation, the consolidated financial statements of the Company and the Restricted Subsidiaries (and, to the extent applicable, the historical financial statements of any entities or assets so acquired or to be acquired, or so disposed or to be disposed), which shall be reformulated as if such Pro Forma Event (and, in the case of any pro forma computations made hereunder to determine whether such Pro Forma Event is permitted to be consummated hereunder, to any other Pro Forma Event consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and any Debt or other liabilities incurred in connection with any such Pro Forma Event, had been consummated and incurred at the beginning of such period.

“Pro Forma Event” has the meaning set forth in the definition of “pro forma basis.”

“Property” means, with respect to any Person, any interest of that Person in any kind of property, plant, equipment or other asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, or

(b) Incurred to finance the acquisition, improvement, refurbishment, reactivation, construction or lease by the Company or a Restricted Subsidiary of the Property, including additions and improvements thereto.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Services Contract” means, as of any date of determination, with respect to any Vessel acquired by, or committed to be delivered to, the Company or any of the Restricted Subsidiaries, a bona fide contract or series of contracts, together with any amendments, supplements or modifications thereto, which contract or contracts:

(1) are between the Company or one of the Restricted Subsidiaries, on the one hand, and a Person that is not an Affiliate of the Company, on the other hand,

(2) provide for services to be performed by the Company or one or more of the Restricted Subsidiaries involving the use of such Vessel by the Company or one or more of the Restricted Subsidiaries, in either case for a minimum aggregate period of at least one year from (i) the date of determination or (ii) a future date that is no later than eighteen months from the date of determination.

For the avoidance of doubt, neither a non-binding letter of intent nor a non-binding letter of award with respect to a Vessel is a Qualified Services Contract.

“Qualified Vessel” means a Vessel that is subject to a Qualified Services Contract.

“Rating Agencies” means Moody’s, Fitch and S&P, and if S&P, Fitch or Moody’s or all of them shall not make a rating on the Notes publicly available (for reasons outside the control of the Company), a statistical rating agency or agencies, as the case may be, nationally recognized in the United States and selected by the Company which shall be substituted for S&P, Fitch or Moody’s, or all of them, as the case may be.

“Ratings Decline Period” means, with respect to the Notes, the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control or (b) the occurrence thereof and (ii) ends 60 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Notes, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency, and the other Rating Agency has downgraded the Notes as contemplated in clause (y) of the definition of Change of Control Triggering Event.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, that Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire that Debt. “Repayment” and “Repaid” shall have correlative meanings.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary), except for (i) dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis) and (ii) any dividend or distribution that is made to the Company or the parent of the Restricted Subsidiary or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary or any securities exchangeable for or convertible into Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary and other than, in each case, for or into Capital Stock of the Company that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than (i) any Subordinated Obligation Incurred under clause (3) of the definition of “Permitted Debt” and (ii) the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case under this subclause (ii) due within one year of the date of such purchase, repurchase or other acquisition); or

(d) any Investment (other than Permitted Investments) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary. Notwithstanding anything in this Indenture to the contrary, the Issuers shall be Restricted Subsidiaries of the Company.

“S&P” means Standard & Poor’s Financial Services LLC, or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers that Property to another Person and the Company or a Restricted Subsidiary leases it from that other Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Debt” means (1) the Notes issued on the Issue Date, (2) any Additional Notes and (3) any other Debt (including borrowings under any Second Lien Documents) that is secured by a second-priority Lien on the Collateral and that was permitted to be Incurred and permitted to be so secured under the applicable Secured Debt Documents; provided, that, in the case of any Debt referred to in clause (3): (i) on or before such Debt is Incurred by any of the Issuers or Guarantors, such Debt is designated by the Issuers as “Second Lien Debt” for the purposes of the Secured Debt Documents in an Additional Secured Debt Designation (as defined in the Collateral Agency Agreement), and (ii) unless such Debt is Incurred under an existing Second Lien Document for any Series of Second Lien Debt whose Second Lien Debt Representative is already party to the Collateral Agency Agreement, the Second Lien Debt Representative for such Debt executes and delivers a Collateral Agency Joinder.

“Second Lien Debt Representative” means, (1) in the case of this Indenture, the Trustee and (2) in the case of any other Series of Second Lien Debt, the trustee, agent or representative of the holders of such Series of Second Lien Debt who maintains the transfer register for such Series of Second Lien Debt or is appointed as a representative for such Second Lien Debt (for purposes related to the administration of the Security Documents) pursuant to this Indenture, credit agreement or other agreement governing such Series of Second Lien Debt, and who has executed a Collateral Agency Joinder, together with its successors and assigns in such capacity.

“Second Lien Documents” means the Note Documents and any other indenture, notes, credit agreement or other agreement or instrument pursuant to which any Second Lien Debt is Incurred and the Second Lien Security Documents.

“Second Lien Obligations” means, collectively, any Second Lien Debt, including the Notes, and all other Obligations in respect of Second Lien Debt, including any post-petition interest whether or not allowable, and all guarantees of any of the foregoing.

“Second Lien Secured Parties” means the holders of any Second Lien Debt, including the Notes Secured Parties, and each Second Lien Debt Representative.

“Second Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, consent or direct arrangements, or other grants or transfers for security executed and delivered by the Issuers or any Guarantor creating or perfecting (or purporting to create or perfect) or governing rights of enforcement with respect to, a Lien upon Collateral in favor of the Collateral Agent, for the benefit of the holders of Second Lien Debt (or, in certain jurisdictions, in favor of the Collateral Agent for itself and as direct representative of the Second Secured Parties), in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Secured Debt” means First Lien Debt and Second Lien Debt.

“Secured Debt Documents” means the First Lien Documents and the Second Lien Documents.

“Secured Debt Representative” means each First Lien Debt Representative and each Second Lien Debt Representative.

“Secured Obligations” means First Lien Obligations and Second Lien Obligations.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Security Agreement” means that New York law governed pledge and security agreement dated as of the Issue Date among the Collateral Agent, the Issuers and the Guarantors, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Security Documents” means each of the First Lien Security Documents, each of the Second Lien Security Documents, and each of the other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, consent or direct arrangements, or other grants or transfers for security executed and delivered by the Issuers or any Guarantor creating or perfecting (or purporting to create or perfect) or governing rights of enforcement with respect to, a Lien upon Collateral in favor of the Collateral Agent, as contemplated by the Collateral Agency Agreement.

“Senior Secured Credit Facility Obligations” means the Obligations under the Credit Agreement.

“Senior Secured Credit Facility Secured Parties” means, collectively, “Secured Parties” (as defined in the Credit Agreement).

“Series of First Lien Debt” means, severally, Debt under the Credit Agreement and each other issue or series of First Lien Debt for which a single transfer register is maintained. For the avoidance of doubt, all reimbursement obligations in respect of letters of credit issued pursuant to a First Lien Document and all Cash Management Obligations and obligations under Swap Agreements secured by the collateral securing a Series of First Lien Debt shall be part of the same Series of First Lien Debt as all other First Lien Debt incurred pursuant to such First Lien Document.

“Series of Second Lien Debt” means the Notes and each other issue or series of Second Lien Debt.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in the security as the fixed date on which the payment of principal of the security is due and payable, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Junior Lien Debt or other Debt of the Company, the Issuers or the Guarantors (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated in right of payment to the Notes pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person (the “parent”), any corporation, limited liability company, partnership, association or other entity (a) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) of which more than fifty percent (50%) of the total voting power of the Voting Stock having ordinary voting power for the election of the Board of Directors of such entity, is at the time directly or indirectly owned by the parent or by one or more of its other Subsidiaries or (c) that is, as of such date, otherwise Controlled, by the parent or one or more of its other Subsidiaries.

“Support Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt of the payment or performance of such Debt, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien), provided, however, the granting of any Lien in the Capital Stock of an Unrestricted Subsidiary shall not be a “Support Obligation” hereunder. The amount of any Support Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary shall be a Swap Agreement.

“Temporary Cash Investments” means any of the following:

(a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition,

(b) U.S.-dollar denominated time deposits and certificates of deposit of (i) any lender under the Credit Agreement, (ii) any domestic commercial bank or commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development, in each case having capital and surplus in excess of $500.0 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (collectively, an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition,

(c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition,

(d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500.0 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations,

(e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940 that are administered by reputable financial institutions having capital of at least $500.0 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“TIA” means the U.S. Trust Indenture Act of 1939 as in effect on the date of this Indenture; provided, however, that, in the event the TIA is amended after such date, “TIA” means, to the extent required by any such amendments, the Trust Indenture Act of 1939 as so amended.

“Total Assets” means the total assets of the Company and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Company.

“Treasury Rate” means, as of the applicable Redemption Date, as determined by the Company, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” that has become publicly available at least two Business Days prior to such Redemption Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to October 1, 2026; provided, however, that if the period from such Redemption Date to October 1, 2026 is not equal to the constant maturity of a United States Treasury security for which such yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, senior associate, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until the Trustee resigns pursuant to Section 7.08 or until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company (other than the Issuers or any successors to them) that is designated as an Unrestricted Subsidiary as permitted or required pursuant to Section 4.10 and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Dollar” or “$” means the lawful currency of the United States.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as published or as quoted by Reuters at approximately 10:00 A.M. (New York time) on the date not more than two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

“Vessel” means any (i) any mobile offshore drilling unit or (ii) any other drilling rig, drillship, semisubmersible drilling unit, mobile offshore drilling unit or vessel, the primary purpose of which is the exploration and production drilling for crude oil or hydrocarbons.

“Vessel Mortgage” means each mortgage and any other instruments, such as statutory mortgages and deeds, over any Collateral Vessel, each duly registered in the relevant registry in favor of the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Voting Stock” of any Person means all classes of Capital Stock of that Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Wholly Owned” means, with respect to any Person, a Subsidiary all the Voting Stock of which (except directors’ qualifying shares and shares issued to foreign nationals as required under Applicable Law) is at that time owned, directly or indirectly, by such Person and its other Wholly Owned Restricted Subsidiaries.

Section 1.02. Other Definitions.

Term	Defined in Section
Additional Amounts	4.16(a)
Affiliate Transaction	4.09
Agent	2.04
Agreed Guarantee Principles	4.13
Applicable Tax Law	12.16
Asset Sale Offer	4.07
Authentication Order	2.03(a)
Change of Control Offer	4.12(a)
Change of Control Payment Date	4.12(b)
Change of Control Purchase Price	4.12(a)
Collateral Excess Proceeds	4.07(b)
covenant defeasance option	8.01(b)
Declined Excess Proceeds	4.07(b)
Definitive Note	Appendix A
Depositary	Appendix A
DTC	2.04
Event of Default	6.01
Excess Proceeds	4.07(b)
Foreign Disposition	4.07(b)
Global Notes	Appendix A
Indemnified Taxes	4.16(a)

Term	Defined in Section
Initial Default	6.04
Initial Lien	4.06
legal defeasance option	8.01(b)
Notes	Recitals hereto
Notes Custodian	Appendix A
Notice of Default	6.01
Original Notes	Recitals hereto
Paying Agent	2.04
Permitted Debt	4.04(b)
Prepayment Offer	4.07(b)
Proceeds Application Period	4.07(b)
protected purchaser	2.07
Redemption Date	3.03
Registrar	2.04
Related Proceeding	12.09(a)
Reversion Date	4.01(b)
Specified Tax Jurisdiction	4.16(a)
Surviving Person	5.01(a)
Suspended Covenants	4.01(b)
Suspension Period	4.01(b)
Taxes	4.16(a)

Section 1.03. Trust Indenture Act. This Indenture is not qualified under the TIA, and the provisions of the TIA (including “mandatory” provisions thereof) shall not apply to or in any way govern the terms of this Indenture or the Notes or any Note Guaranty, except where specifically made applicable in this Indenture. As a result, no provisions of the TIA (including “mandatory” provisions thereof) are incorporated into this Indenture unless expressly incorporated pursuant to this Indenture. Unless specifically provided in this Indenture, no terms that are defined under the TIA have such meanings for purposes of this Indenture.

Section 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Debt shall not be deemed to be subordinate or junior to secured Debt merely by virtue of its nature as unsecured Debt;

(g) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP;

(h) the principal amount of any Preferred Stock shall be the greater of (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock; and

(j) the term “second-priority Lien” refers to a Lien that is junior in priority to the Liens securing First Lien Obligations pursuant to the Collateral Agency Agreement, and may be subject to Permitted Liens.

ARTICLE 2

THE NOTES

Section 2.01. Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited, subject to compliance with Sections 2.03, 4.04 and 4.06. All Notes shall be identical in all respects other than issue prices, issuance dates and with respect to interest payable on the first interest payment date after issuance.

Subject to Section 2.03, the Trustee shall authenticate the Original Notes for original issue on the Issue Date. With respect to any Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, Original Notes pursuant to Section 2.07, 2.09 or 3.06 or Appendix A), the Issuers may issue such Notes but only in compliance with Section 2.03.

Section 2.02. Form and Dating. Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in and expressly made part of this Indenture. The Notes and the certificate of authentication included therein shall be substantially in the form of Exhibit A. In the case of any conflict between this Indenture and the Notes, the provisions of this Indenture shall control and govern to the extent of such conflict. The Notes may have notations, legends or endorsements required by the Depositary, law, stock exchange rule, agreements to which either Issuer or any Guarantor is subject, if any, or usage, provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Issuers. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are hereby incorporated and expressly made part of this Indenture. The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.03. Execution and Authentication. At least one Officer of each Issuer shall sign the Notes for such Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

At any time and from time to time after the execution and delivery of this Indenture, the Issuers may deliver Notes executed by the Issuers to the Trustee for authentication. The Trustee will authenticate and deliver:

(a) (i) Original Notes for original issue in the aggregate principal amount not to exceed $550,000,000, and (ii) Additional Notes from time to time for original issue in aggregate principal amounts specified by the Issuers, after the following conditions have been met:

(A) Receipt by the Trustee of (1) an Officers’ Certificate (which shall include the statement specified in Section 12.04) specifying,

(i) the amount of Notes to be authenticated and the date on which the Notes are to be authenticated,

(ii) in the case of Additional Notes, that the issuance of such Notes does not contravene Section 4.04 and Section 4.06,

(iii) whether the Notes are to be issued as one or more Global Notes or Definitive Notes, and

(iv) other information the Issuers may determine to include or the Trustee may reasonably request.

(2) A written order executed by an Officer of each of the Issuers requesting the Trustee to authenticate Original Notes or Additional Notes, as the case may be (an “Authentication Order”).

(B) In the case of Additional Notes that are not fungible with the Original Notes for U.S. federal income tax purposes, such Additional Notes shall bear a different CUSIP number, and the Trustee shall receive an Opinion of Counsel that conforms with the requirements of Section 12.04 hereof and states that such Additional Notes, when authenticated and delivered by the Trustee and issued by the Issuers in the manner and subject to any conditions specified in such Opinion of Counsel, are the legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, subject to customary enforceability exceptions.

A Note shall not be valid until an authorized signatory of the Trustee (or an Authentication Agent as described below) manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Issuers may appoint an Authentication Agent (if not the Trustee) to authenticate any Notes. Any such appointment shall be evidenced by an instrument signed by an Officer of the Company, a copy of which shall be furnished to the Trustee. Unless limited by the terms of such appointment, an Authentication Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authentication Agent. An Authentication Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.04. Registrar and Paying Agent. The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes any additional paying agents.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Issuers have entered into a letter of representations with DTC in the form provided by DTC and the Trustee and each Registrar, co-registrar, Paying Agent, additional paying agent or custodian (“Agent”) is hereby authorized to act in accordance with such letter and applicable procedures of DTC. None of the Issuers, the Trustee or any Agent shall have responsibility for any actions taken or not taken by the Depositary.

In connection with any proposed transfer outside the book-entry only system, the Issuers, the Holder or DTC shall, to the extent required by applicable tax law, provide or cause to be provided to the Trustee all information that is (i) in their possession, (ii) specifically requested by the Trustee in sufficient detail to permit compliance with such request and (iii) necessary to allow the Trustee to comply with any applicable tax reporting obligations, including, if applicable, any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

The Issuers may enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee of the name and address of any such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its Subsidiaries may act as a Paying Agent or Registrar.

Initially, the Trustee will act as Registrar and Paying Agent with regard to the Notes.

The Issuers may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above and the express acceptance by the Trustee of such appointment. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

Section 2.05. Paying Agent to Hold Money in Trust. Prior to 11:00 a.m., New York City time, on any due date of the principal and interest on any Note, the Issuers shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any default by the Issuers in making any such payment. If the Company or a Subsidiary thereof acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of Persons entitled thereto. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon delivering all money held by it to the Trustee in accordance with this Section 2.05, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.06. Noteholder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Issuers shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each interest and/or principal payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

Section 2.07. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that such Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note (in accordance with the procedures and requirements of Section 2.03 hereof), if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuers and the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuers and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuers, Trustee and/or the Authentication Agent, as applicable. If required by the Trustee or the Issuers, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuers and the Trustee (and the Paying Agent, Registrar and Authentication Agent, if not the Trustee) to protect the Issuers, the Trustee, the Paying Agent, the Registrar, any co-registrar and the Authentication Agent, as applicable, from any loss or liability which any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note (including attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuers in their discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuers.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies of the Holders with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee, except for those canceled by it, those delivered to it for cancellation, those reductions in interests in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Subject to Section 12.05, a Note does not cease to be outstanding because an Issuer, a Guarantor or an Affiliate of an Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the Paying Agent holds in trust, in accordance with Section 2.05 of this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal and interest or redemption price payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date, such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09. Temporary Notes. Until Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate (in accordance with the procedures and requirements of Section 2.03) Definitive Notes and deliver them in exchange for temporary Notes.

Section 2.10. Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, redemption or payment and such Notes shall promptly be cancelled by the Trustee. The Trustee and no one else shall cancel and dispose of all Notes surrendered for registration of transfer, exchange, payment or cancellation in its customary manner. The Trustee, upon request of the Issuers, shall deliver a certificate of cancellation to the Issuers. The Issuers may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Trustee for cancellation, except pursuant to the terms of this Indenture.

Section 2.11. Defaulted Interest. If the Issuers default in a payment of interest on the Notes, the Issuers shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuers may pay the defaulted interest to the Persons who are Noteholders on a subsequent special record date, provided that no special record date shall be required with respect to any defaulted interest that is paid within the applicable grace period. The Issuers shall fix or cause to be fixed any such special record date and payment date upon notification to the Trustee and shall promptly deliver to each affected Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.12. CUSIP, ISIN or Common Code Numbers. The Issuers in issuing the Notes may use “CUSIP,” “ISIN” or “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP,” “ISIN” or “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that none of the Issuers or the Trustee shall have any responsibility for any defect in the “CUSIP,” “ISIN” or “Common Code” number that appears on any Note, check, advice of payment or redemption notice, and any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall promptly notify the Trustee in writing of any change in such numbers.

ARTICLE 3

REDEMPTION

Section 3.01. Notices to Trustee. If the Issuers elect to redeem Notes pursuant to paragraph 5 of the Notes, they shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and that such redemption is being made pursuant to paragraph 5 of the Notes.

The Issuers shall give each notice to the Trustee provided for in this Section 3.01 at least two days before the Redemption Date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate from the Issuers to the effect that the conditions precedent to such redemption have been complied with.

Section 3.02. Selection of Notes to be Redeemed. If fewer than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed by lot; provided that if the Notes are in global form, interests in such Global Notes will be selected for redemption by the applicable Depositary in accordance with its standard procedures therefor. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000. Notes and portions of them the Trustee selects shall be in amounts of $2,000 or a whole multiple of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuers in writing promptly of the Notes or portions of Notes to be redeemed.

Section 3.03. Notice of Redemption. Not less than 10 days nor more than 60 days before a date for redemption of Notes pursuant to paragraph 5 of the Notes (such date, a “Redemption Date”), the Issuers shall send, or cause to be sent, a notice of redemption by first-class mail, or in the case of Notes held in book-entry form, by electronic transmission, to each Holder of Notes to be redeemed, at such Holder’s address appearing in the Note register, with a copy to the Trustee.

The notice shall identify the Notes to be redeemed (including any CUSIP, Common Code or ISIN numbers, if any) and shall state:

(a) the Redemption Date;

(b) the redemption price or the calculation, or the method of calculation, of the redemption price;

(c) the name and address of the applicable Paying Agent;

(d) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e) if fewer than all the outstanding Notes are to be redeemed, the principal amount of the Notes to be redeemed;

(f) that, unless the Issuers default in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the Redemption Date;

(g) if the redemption is conditioned upon one or more conditions precedent, a description of such conditions, and a statement that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived) by the Redemption Date, or by the Redemption Date so delayed and such redemption provisions may be adjusted to comply with the requirements of the applicable Depositary; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Notes.

Any notice to Holders of Notes of such a redemption pursuant to paragraph 5 of the Notes shall include the appropriate calculation, or method of calculation, of the redemption price, but is not required to include the redemption price itself. The actual redemption price, calculated as described in paragraph 5 of the Notes, if not set forth in the notice, must be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the Redemption Date.

At the Issuers’ written request, the Trustee shall give the notice of redemption in the Issuers’ name and at the Issuers’ expense. In such event, any such request shall be received in writing by the Trustee at least two Business Days prior to the date on which such notice is to be given unless the Trustee consents to a shorter period. Any such notice may be canceled if written notice from the Issuers of such cancellation is actually received by the Trustee prior to notice of such redemption being delivered to any Noteholder or otherwise delivered in accordance with the applicable procedures of the Depositary and shall thereby be void and of no effect.

Section 3.04. Effect of Notice of Redemption. Subject to satisfaction of any conditions precedent specified in such notice, once notice of redemption is mailed or otherwise delivered, Notes called for redemption become due and payable on the Redemption Date and at the redemption price stated in the notice. Upon surrender to the applicable Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.05. Deposit of Redemption Price. On or prior to 11:00 a.m. New York City time on the Redemption Date, the Issuers shall deposit with the applicable Paying Agent (or, if the Company or a Subsidiary thereof is the Paying Agent, shall segregate and hold in trust) money in U.S. Dollars sufficient to pay the redemption price of and accrued and unpaid interest

(subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuers to the Trustee for cancellation. On and after the Redemption Date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the redemption price of, plus accrued and unpaid interest due on, the Notes or portions thereof to be redeemed.

Section 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuers shall execute and the Trustee shall authenticate (in accordance with the procedures and requirements of Section 2.03) for the Holder (at the Issuers’ expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption.

(a) The Notes shall be optionally redeemable as set forth in paragraph 5 of the Notes. Any such redemption shall be made in accordance with the provisions of this Article 3.

(b) Any redemption or notice of redemption issued pursuant to paragraph 5 of the Notes may, in the Company’s discretion, be subject to one or more conditions precedent, and may be delayed or rescinded as described in Section 3.03(g).

(c) If the Redemption Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and will not be included amounts due upon redemption.

(d) Nothing in this Indenture shall limit the right of the Company, the Issuers or any of their Affiliates to acquire Notes by means other than redemption, whether by tender or exchange offer, open market purchases, negotiated transactions or otherwise, upon such terms, at such prices and with such consideration as the they may determine.

ARTICLE 4

COVENANTS

Section 4.01. Covenant Suspension. If the Issuers deliver to the trustee on Officer’s Certificate of the effect that:

(a) the Notes have Investment Grade Ratings from at least two Rating Agencies, and

(b) no Default or Event of Default has occurred and is continuing under this Indenture, (i) the Note Guaranties will be automatically and unconditionally released and discharged (to the extent that guarantees by the Guarantors of all other Pari Passu Indebtedness are substantially concurrently released), (ii) the amount of Collateral Excess Proceeds and Excess Proceeds shall be reset at zero, and (iii) the Company and the Restricted Subsidiaries will not be subject to the following provisions of this Indenture: Section 4.04, Section 4.05, Section 4.07, Section 4.08, Section 4.09, Section 4.13, and clauses (d) and (f) of Section 5.01, clause (d) of Section 5.02 (collectively, the “Suspended Covenants” and the period of time that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants, the “Suspension Period”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, two or more of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings (the date of such ratings withdrawal or downgrade, the “Reversion Date”), then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods after the Reversion Date and, furthermore, for the purpose of compliance with the provisions of Section 4.05 with respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made shall be calculated as though Section 4.05 had been in effect prior to, but not during, the Suspension Period, provided that there will not be deemed to have occurred a Default or Event of Default with respect to that covenant during the Suspension Period (or after that time based solely on events that occurred during that time).

Solely for the purpose of determining the amount of Permitted Liens under Section 4.06 during any Suspension Period and without limiting the Company’s or any Restricted Subsidiary’s ability to Incur Debt during any Suspension Period, to the extent that calculations in Section 4.06 refer to Section 4.04, such calculations shall be made as though Section 4.04 remains in effect during the Suspension Period. On the Reversion Date, all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (10) of the definition of “Permitted Debt” in Section 4.04. For purposes of determining compliance with Section 4.07 on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero. On the Reversion Date, for purposes of determining compliance with Section 4.09, all agreements and arrangements entered into by the Company or any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period shall be deemed to have been entered into pursuant to clause (f) of Section 4.09 and for purposes of determining compliance with Section 4.08, all contracts entered into during the Suspension Period that contain any of the restrictions contemplated by such covenant shall be deemed to have been entered into pursuant to clause (1) of the second paragraph of Section 4.08. No Subsidiaries may be designated as Unrestricted Subsidiaries during any Suspension Period. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any failure to comply with the Suspended Covenants during any Suspension Period and the Company and any Subsidiary of the Company will be permitted, without causing a Default or Event of Default or breach of any of the Suspended Covenants (notwithstanding the reinstatement thereof) under this Indenture, to honor, comply with or otherwise perform any contractual commitments or Obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby; provided that, to the extent any such commitment or obligation results in the making of a Restricted Payment, such Restricted Payment shall be made under Section 4.05 and, if not permitted under Section 4.05, such Restricted Payment shall be deemed permitted by clause (c) of the first paragraph of Section 4.05 and shall be deducted for purposes of calculating the amount pursuant to such clause (c) (which may not be less than zero). The Issuers will give the Trustee written notice of any occurrence of a Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume that the Suspended Covenants apply and are in full force and effect.

Section 4.02. Payment of Notes. The Issuers shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the applicable Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

Section 4.03. Reports. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes and the Trustee, within the time periods specified in the SEC’s rules and regulations for non-accelerated filers:

(a) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(b) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports;

provided that the electronic filing of the foregoing reports by the Company on the SEC’s EDGAR system (or any successor system) shall be deemed to satisfy the Company’s delivery obligations to the Trustee and any Holder of Notes.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations of the SEC applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (a) and (b) above with the SEC for public availability within the time periods for non-accelerated filers specified in the rules and regulations of the SEC applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

Notwithstanding the foregoing, (i) the Company shall not be required to furnish any information, certificates or reports required by (A) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002 or related Items 307 or 308 of Regulation S-K or (B) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to financial measures contained therein, (ii) the reports referred to in clauses (a) and (b) above will not be required to contain the separate financial statements of Guarantors or any other information contemplated by Rule 13-01 or 13-02 of Regulation S-X, financial statements of unconsolidated subsidiaries or 50% or less owned persons as contemplated by Rule 3-09, (iii) to the extent pro forma financial information is required to be provided by the Company, the Company may provide only pro forma revenues, net income, EBITDA, senior secured debt, total debt and capital expenditures (or equivalent financial information) in lieu thereof, (iv) the reports referred to in clauses (a) and (b) above shall not be required to present compensation or Beneficial Ownership information, and (v) the reports referred to in clauses (a) and (b) above shall not be required to include any exhibits required by Item 15 of Form 10-K, Item 6 of Form 10-Q or Item 9.01 of Form 8-K.

Notwithstanding the foregoing, the above requirements may be satisfied by the filing with the SEC for public availability by any direct or indirect parent company of the Company of any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K, containing the required information with respect to the Company or parent company, as applicable, and filed within the time period required under the rules and regulations of the SEC for the filing of such forms; provided that, if applicable, any such financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto or in a separate discussion (which may be contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the applicable quarterly or annual report), if any, between the financial information of the parent company, on the one hand, and the Company and its Subsidiaries on a stand-alone basis, on the other hand.

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless either, at its election, continue filing the reports referred to in clauses (a) and (b) above with the SEC within the time periods specified above if the SEC will accept such a filing, or post such reports on Intralinks or any comparable password protected online data system, which may require a confidentiality acknowledgement.

At any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will schedule a conference call not more than 10 Business Days following the release of each report containing the financial information referred to in clause (1) above, to discuss the information contained in such report. The Company shall be permitted to combine this conference call with any other conference call for other debt or equity holders or lenders of the Company. The Company will take reasonable steps to notify holders of Notes about such call and provide them and prospective investors in the Notes with instructions to obtain access to such conference call concurrently with and in the same manner as each delivery of financial statements pursuant to clause (1) above.

If at any time the Company is not required to file with the SEC the reports required by the preceding paragraphs, the Issuers will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as the Notes are subject to resale restrictions under Rule 144 under the Securities Act.

To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Delivery of such reports, information, and documents to the Trustee shall be for informational purposes only, and the Trustee’s receipt of them shall not constitute constructive notice of any information contained therein or determinable from information contained therein (including the Issuers’ compliance with any of its covenants under this Indenture as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuers’ compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.

Section 4.04. Limitation on Debt and Issuance of Preferred Stock. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or in directly, any Debt, and the Company will not and will not permit any Restricted Subsidiary to issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries that are not either an Issuer or a Guarantor to issue any shares of Preferred Stock, unless, after giving effect to the application of the proceeds thereof, either:

(a) the Debt, Disqualified Stock or Preferred Stock is Debt, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary and after giving effect to the Incurrence or issuance thereof and the application of the proceeds thereof on a pro forma basis, the Consolidated Fixed Charges Coverage Ratio would be at least 2.00 to 1.00; provided that the aggregate principal amount of Debt, Disqualified Stock and Preferred Stock that may be incurred and outstanding at any time pursuant to this clause (a) by Restricted Subsidiaries that are not Guarantors or the Issuers may not exceed an aggregate amount equal to the greater of (x) $75.0 million and (y) 4.15% of Total Assets of the Company (measured at the time of Incurrence), or

(b) the Debt, Disqualified Stock or Preferred Stock is Permitted Debt.

“Permitted Debt” means:

(1) Debt evidenced by the Notes (but not any Additional Notes) issued on the Issue Date and the Note Guaranties thereof;

(2) Debt of the Company or a Restricted Subsidiary Incurred under the Credit Facilities up to an aggregate outstanding principal amount not to exceed the greater of (1) $325.0 million, and (2) 20% of Total Assets (determined as of the date of the incurrence of such Debt after giving pro forma effect to such incurrence and the application of the proceeds therefrom);

(3) Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in the Company, any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of that Debt (except to the Company or a Restricted Subsidiary, whether directly or pursuant to one or more back-to-back transfers) shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof, and (2) if the Company, an Issuer or a Guarantor is the obligor on that Debt and the Debt is owed to a Restricted Subsidiary that is not a Guarantor or an Issuer, the Debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes or the applicable Note Guaranty;

(4) Debt, Disqualified Stock and Preferred Stock of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary or Debt, Disqualified Stock or Preferred Stock Incurred or issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, a transaction or series of transactions pursuant to which the Person became a Restricted Subsidiary of the Company or was otherwise acquired by the Company; provided that at the time that Person was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt or the issuance of that Disqualified Stock or Preferred Stock and on a pro forma basis, (i) the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (a) of this Section 4.04 or (ii) the Consolidated Fixed Charges Coverage Ratio is at least equal to such ratio immediately prior to such transaction;

(5) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes, provided that the obligations under those agreements are related to payment obligations on Debt otherwise permitted by the terms of this Section 4.04;

(6) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

(7) Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

(8) Debt in connection with one or more standby letters of credit or performance or surety bonds or completion guarantees issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(9) Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations pursuant to such agreements, in each case, Incurred in connection with the acquisition or disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided, however, that the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds (including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value)) actually received by the Company or such Restricted Subsidiary in connection with such disposition;

(10) Debt of the Company and its Restricted Subsidiaries outstanding on the Issue Date, in each case not otherwise described in clauses (1) or (2) above that is existing or Incurred on the Issue Date;

(11) Debt, Disqualified Stock and Preferred Stock of the Company or a Restricted Subsidiary in an aggregate principal amount Incurred pursuant to this clause and outstanding at any one time (including any Permitted Refinancing Debt in respect thereof) not to exceed the greater of (x) $100.0 million and (y) 4.0% of Total Assets (measured at the time of incurrence);

(12) Debt of the Company or a Restricted Subsidiary Incurred, or Disqualified Stock or Preferred Stock issued, in respect of Finance Lease Obligations and Purchase Money Debt, and Sale and Leaseback Transactions, provided that the principal amount of any Debt, Disqualified Stock or Preferred Stock Incurred pursuant to this clause outstanding at any one time (including any Permitted Refinancing Debt in respect thereof)may not exceed the greater of (x) $75.0 million or (y) 4.0% of Total Assets (measured at the time of Incurrence);

(13) Debt of the Company or a Restricted Subsidiary consisting of Guarantees of Debt of the Company or any Restricted Subsidiary Incurred under any other clause or paragraph of this Section 4.04;

(14) Debt, Disqualified Stock and Preferred Stock of Foreign Subsidiaries in an aggregate principal amount outstanding at any one time (including any Permitted Refinancing Debt in respect thereof) not to exceed the greater of (x) $50.0 million or (y) 3.0% of Total Assets (measured at the time of Incurrence or issuance);

(15) Debt under Hedging Obligations that are Incurred in the ordinary course of business (and, in each case, not for speculative purposes);

(16) Debt Incurred by the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property or casualty or liability insurance, self-insurance Obligations, bids, trade contracts, statutory obligations, customs, importation or performance, bid surety, appeal and similar bonds and completion or performance of guarantees (not for borrowed money) provided in the ordinary course of business, and any letters of credit functioning as or supporting any of the foregoing;

(17) (a) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Debt is extinguished, refinanced or otherwise covered within 30 Business Days of Incurrence or (b) Debt owed on a short-term basis of no longer than 30 days to banks or financial institutions Incurred in the ordinary course of business that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Subsidiaries;

(18) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (18);

(19) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of this Section 4.04 and clauses (1), (4), (10), (11), (12), (14) or (20) of this definition of “Permitted Debt” or this clause (19);

(20) Incurrence by the Company or any Restricted Subsidiary of Limited Recourse Debt for the purpose of financing a portion of the purchase price and costs and expenses in connection therewith of one or more Vessels in a single transaction or series of related transactions, so long as the principal amount of the Debt (including the Limited Recourse Debt) Incurred in such transaction or series of related transactions pursuant to this clause (20) is not more than 85% of the purchase price for such acquired Vessel, and Permitted Refinancing Debt in respect thereof;

(21) Debt Incurred in the ordinary course of business to finance take-or-pay obligations contained in supply arrangements or to the extent constituting Debt, prepayments for property or services under any Drilling Contract in the ordinary course of business;

(22) Debt Incurred or Disqualified Stock or Preferred Stock issued by the Company or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture; and

(23) Cash Management Obligations and obligations in respect of any agreement providing for credit cards or purchase cards.

For purposes of determining compliance with any restriction on the Incurrence of Debt in dollars where Debt is denominated in a different currency, the amount of such Debt will be the U.S. Dollar Equivalent determined on the date of such determination. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being refinanced will be the U.S. Dollar Equivalent of the Debt refinanced determined on the date such Debt being refinanced was initially Incurred. Notwithstanding any other provision of this Section 4.04, for purposes of determining compliance with this Section 4.04, increases in Debt solely due to fluctuations in the exchange rate of currencies will not be deemed to exceed the maximum amount that the Company or any Restricted Subsidiary may Incur under any of clauses (1) through (23) of the definition of “Permitted Debt”. Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Debt, the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of the same class of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Debt due to a change in GAAP, will not be deemed to be an incurrence of Debt for purposes of compliance with this Section 4.04; provided, in each such case, that the amount thereof is included in calculation of Consolidated Fixed Charges as accrued. Notwithstanding anything in this covenant to the contrary, in the case of any Debt Incurred to refinance Debt initially Incurred in reliance on any clause of the definition of “Permitted Debt” measured by reference to a percentage of Total Assets at the time of incurrence, if such refinancing would cause the percentage of Total Assets restriction to be exceeded if calculated based on the percentage of Total Assets on the date of such refinancing, such percentage of Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

For purposes of determining compliance with this Section 4.04:

(A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses; and

(B) the Company will be entitled to divide and classify and reclassify an item of Debt in more than one of the types of Debt described above; provided that Debt outstanding under the Credit Agreement on the Issue Date shall at all times be treated as Incurred under clause (2) of the definition of “Permitted Debt” and may not be reclassified.

Section 4.05. Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment unless at the time of, and after giving effect to, the proposed Restricted Payment,

(a) no Default or Event of Default shall have occurred and be continuing,

(b) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of Section 4.04, on a pro forma basis and

(c) the aggregate amount of that Restricted Payment and all other Restricted Payments declared or made after the Issue Date, excluding Restricted Payments made pursuant to clauses (b) through (m) of the following paragraph (but including Restricted Payments made pursuant to clause (n) below, but only to the extent provided therein) (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value), would not exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2023, to and including the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment and for which consolidated financial statements are internally available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) Capital Stock Sale Proceeds or any contribution to the Company’s equity capital received after the Issue Date,

plus

(3) the sum of:

(A) the aggregate Net Cash Proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B) the aggregate amount by which Debt of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

(x) any Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange,

plus

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends or distributions, Repayments of loans or advances or other transfers of Property made after the Issue Date, in each case to the Company or any Restricted Subsidiary from that Person, less the cost of the disposition of those Investments, and

(B) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary or all of the assets of such Unrestricted Subsidiary are transferred to the Company or a Restricted Subsidiary, or the Unrestricted Subsidiary is merged, amalgamated or consolidated into the Company or a Restricted Subsidiary, 100% of such amount received in cash and the Fair Market Value of any property or marketable securities received by the Company or any Restricted Subsidiary in respect of such redesignation, merger, amalgamation, consolidation or transfer of assets (provided that such designation occurs after the Issue Date);

plus

(5) any cash dividends or cash distributions received directly or indirectly by the Company or a Guarantor after the Issue Date from an Unrestricted Subsidiary, to the extent such dividends or distributions were not otherwise included in Consolidated Net Income (other than to the extent such Investment constituted a Permitted Investment).

Notwithstanding the foregoing limitation, the Company may:

(a) declare or pay dividends on its Capital Stock or distributions, or the consummation of any repurchase or redemption, within 60 days after the date of declaration of the dividend or distribution or giving of the redemption or repurchase notice, as the case may be, if, on said date of declaration or redemption or repurchase notice, such dividends, distributions, repurchase or redemption, as the case may be, could have been paid in compliance with this Indenture;

(b) make Restricted Payments in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees) or any contributions to the equity capital of the Company; provided, however, that the Capital Stock Sale Proceeds from the exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) of the preceding paragraph;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations or Disqualified Stock or any securities exchangeable for or convertible into Capital Stock of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt (in the case of Subordinated Obligations or any securities exchangeable for or convertible into Capital Stock of the Company or any Restricted Subsidiary only) or Disqualified Stock;

(d) declare and pay dividends to holders of any class or series of Disqualified Stock or Designated Preferred Stock, or of any Preferred Stock of a Restricted Subsidiary, issued pursuant to and in compliance with Section 4.04;

(e) permit a Restricted Subsidiary that is not a Wholly Owned Subsidiary to pay dividends to shareholders of that Restricted Subsidiary, so long as the Company or a Restricted Subsidiary receives dividends on a pro rata basis (or more favorable basis to the Company or a Restricted Subsidiary);

(f) make cash payments in lieu of the issuance of fractional shares;

(g) make repurchases of shares of Capital Stock of the Company deemed to occur (i) upon the exercise of options to purchase shares of Capital Stock of the Company, warrants, other rights to acquire Capital Stock if such shares of Capital Stock of the Company represent a portion of the exercise price of such options, warrants or other rights and (ii) in connection with the withholding of a portion of the Capital Stock granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(h) repurchase shares of, or options or warrants to purchase shares of, Capital Stock of the Company from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to plans, policies or agreements of the Company or its Restricted Subsidiaries; provided, however, that the aggregate amount of such repurchases shall not exceed (x) $10.0 million or (y) 1.0% of Total Assets (measured at the time of such payment) in any calendar year (with unused amounts in any calendar year carried over to succeeding calendar years);

(i) purchase, defease or otherwise acquire or retire for value any Subordinated Obligations upon a Change of Control Triggering Event of the Company or an Asset Sale by the Company, to the extent required by any agreement pursuant to which such Subordinated Obligations were issued, but only if the Company has previously made the offer to purchase Notes required under Section 4.07 or Section 4.12 and has repurchased all Notes validly tendered and now withdrawn in connection with such offer to purchase Notes pursuant to Section 4.07 or Section 4.12;

(j) make other Restricted Payments not to exceed the greater of (x) $60.0 million or (y) 3.25% of Total Assets in the aggregate (measured at the time of Incurrence);

(k) the making of (i) cash payments made by the Company or any of its Restricted Subsidiaries in satisfaction of the conversion obligation upon conversion of convertible or exchangeable Debt issued in a convertible or exchangeable notes offering in an aggregate amount since the Issue Date not to exceed the principal amount of such convertible or exchangeable Debt or payments in satisfaction of any other repurchase obligation or other payment required under the terms of such Debt and (ii) any payments by the Company or any of its Restricted Subsidiaries pursuant to the initiation, exercise, settlement or termination of any related capped call, hedge, warrant or other similar transactions in connection with the issuance of convertible or exchangeable Debt;

(l) make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of, the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.04 and constitutes Permitted Refinancing Debt;

(m) make payments or distributions to dissenting shareholders (a) pursuant to Applicable Law or (b) in connection with a consolidation, merger, amalgamation or transfer of assets in connection with a transaction that is not prohibited by this Indenture; and

(n) so long as no Default or Event of Default has occurred and is continuing or will result therefrom, make other Restricted Payments if, immediately after giving effect to such Restricted Payment (including the Incurrence of any Debt to finance such payment), the Consolidated Leverage Ratio would not be greater than 1.00 to 1.00 (provided that any Restricted Payments made under this clause (n) shall reduce the amount of Restricted Payments that may be made under clause (c) of the first paragraph of this Section 4.05 at the time of such Restricted Payment, but not below zero).

For purposes of determining compliance with this Section 4.05, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of one or more of the clauses (a) through (m) above, or is permitted pursuant to the first paragraph of this covenant and/or one or more of the clauses contained in the definition of “Permitted Investment,” (excluding clause (u) thereof) the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among the first paragraph of this covenant and/or such clauses (a) through (m) above and/or one or more clauses contained in the definition of “Permitted Investment” (excluding clause (u) thereof) in any manner that complies with this Section 4.05.

Section 4.06. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (each, an “Initial Lien”) that secures obligations under any Debt upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom unless (a) in the case of Liens on the Collateral, such Initial Lien is a Permitted Lien; or (b) in the case of any Initial Lien on any Property that is not Collateral, either (x) the Notes (or a Note Guaranty in the case of Initial Liens on Property of a Guarantor) shall be secured by that Initial Lien equally and ratably with (or prior to, in the case of an Initial Lien that secures any Subordinated Obligation) all other Debt of the Company or any Restricted Subsidiary secured by such Initial Lien or (y) such Initial Lien is a Permitted Lien; except that the foregoing shall not apply to Liens securing the Notes (other than any Additional Notes) and the related Note Guaranties.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.06 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (a) and (b) above.

Section 4.07. Limitation on Asset Sales.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Company or the Restricted Subsidiary receives consideration (measured either, at the option of the Company, at the time of the Asset Sale or as of the date of the definitive agreement with respect to such Asset Sale) at least equal to the Fair Market Value of the Property subject to that Asset Sale; and

(2) at least 75% of the aggregate consideration paid to (or for the account of) the Company or the Restricted Subsidiary in connection with the Asset Sale is in the form of cash or Cash Equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to those liabilities.

The foregoing shall not apply with respect to any involuntary loss or other involuntary Disposition of any assets.

For the purposes of this Section 4.07:

(1) (x) securities, instruments, notes or other assets received by the Company or any Restricted Subsidiary from the purchaser that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days after the receipt thereof shall be considered to be cash to the extent of the cash received in that conversion and (y) any cash payments received with respect to instruments, notes, securities or other assets referred to in the foregoing clause (x) within 180 days of receipt of such instruments, notes, securities or other assets;

(2) any cash consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale that is held in escrow or on deposit to support indemnification, adjustment of purchase price or similar obligations in respect of such Asset Sale shall be considered to be cash;

(3) Productive Assets received by the Company or any Restricted Subsidiary in connection with the Asset Sale shall be considered to be cash;

(4) the requirement that at least 75% of the consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale be in the form of cash or Cash Equivalents or assumed liabilities shall also be considered satisfied if the cash or Cash Equivalents received constitutes at least 75% of the consideration received by the Company or the Restricted Subsidiary in connection with such Asset Sale, determined on an after-tax basis; and

(5) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in connection with the Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received in respect of Asset Sales, that at that time outstanding does not exceed the greater of (x) $70.0 million or (y) 3.5% of Total Assets shall be considered to be cash.

(b) The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or the Restricted Subsidiary elects (or is required by the terms of any Debt):

(1) to the extent such Net Available Cash are from an Asset Sale of Collateral, (w) to reduce, prepay, repay or purchase any First Lien Obligations, including Debt under the Credit Agreement, (x) to reduce, prepay, repay or purchase any Second Lien Obligations; provided that, if the Issuers shall so reduce, repay or repurchase Second Lien Obligations other than the Notes, the Issuers shall ratably offer to repurchase Notes (in accordance with the procedures set forth below for an Asset Sale Offer), redeem Notes as described in Section 3.07, or purchase Notes through open-market purchases or in privately negotiated transactions, or (y) to make an offer to repurchase Notes (in accordance with the procedures set forth below for an Asset Sale Offer), redeem Notes as described in Section 3.07, or purchase Notes through open-market purchases or in privately negotiated transactions (in each case, other than Debt owed to the Company or any Affiliate of the Company);

(2) to the extent such Net Available Cash is from an Asset Sale that does not constitute Collateral, to reduce, prepay, repay or purchase any Debt other than Debt of an Issuer or a Guarantor that is subordinated in right of payment to the Notes or the Note Guaranties;

(3) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

(4) to make an investment (including capital expenditures) in any one or more businesses, properties (other than working capital assets) or assets (other than working capital assets) that replace the businesses, properties and/or assets that are the subject of such Asset Sale; or

(5) any combination of the foregoing.

provided that the Company and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clause (3) or (4) above if and to the extent that, within 365 days after the Asset Sale that generated the Net Available Cash, the Company or such Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clause (3) or (4) above, and that investment is thereafter completed within 180 days after the end of such 365-day period (such 365-day period, as extended pursuant to this paragraph, the “Proceeds Application Period”). Pending the final application of any such amount of Net Available Cash, the Company or such Restricted Subsidiary may temporarily reduce Debt under a revolving credit facility, if any, or otherwise invest or utilize such Net Available Cash in any manner not prohibited by this Indenture and the Note Documents.

When the aggregate amount of Net Available Cash from all Asset Sales of Collateral not applied in accordance with the preceding paragraph within the Proceeds Application Period and not previously subject to an Asset Sale Offer (as defined below) exceeds $50.0 million (such excess amount, the “Collateral Excess Proceeds”), or earlier at the Issuers’ option, the Issuers will be required to make an offer to purchase (the “Asset Sale Offer”) the Notes and, if required by the terms of any Pari Passu Indebtedness secured by a Lien permitted under this Indenture on the Collateral (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of such Collateral Excess Proceeds, if any, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any (or such lesser price with respect to Pari Passu Indebtedness, if any, as may be provided by the terms of such other Debt), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the Pari Passu Indebtedness, as applicable, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

To the extent that the aggregate amount of Notes and, if applicable, any other Pari Passu Indebtedness secured by a Lien permitted under this Indenture on the Collateral disposed of, as the case may be, validly tendered or otherwise surrendered in connection with an Asset Sale Offer made with Collateral Excess Proceeds is less than the amount offered in an Asset Sale Offer, the Company and the Restricted Subsidiaries may use any remaining Collateral Excess Proceeds (“Declined Collateral Excess Proceeds”) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of the Notes or, if applicable, Pari Passu Indebtedness, validly tendered pursuant to any Asset Sale Offer exceeds the amount of Collateral Excess Proceeds, the Issuers shall allocate the Collateral Excess Proceeds among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness; provided that no Notes or Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Sale Offer, the amount of Collateral Excess Proceeds shall be reset at zero.

With respect to any Asset Sale that does not constitute Collateral, at the expiration of the Proceeds Application Period with respect to such Asset Sale, when the aggregate amount of Net Available Cash from all such Asset Sales not applied in accordance with this Section 4.07 within the Proceeds Application Period and not previously subject to a Prepayment Offer (as defined below) exceeds $50.0 million (such excess amount, “Excess Proceeds”), or earlier at the Issuers’ option, the Issuers shall make an offer to purchase (the “Prepayment Offer”) the Notes and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of such Excess Proceeds, if any, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any (or such lesser price with respect to Pari Passu Indebtedness, if any, as may be provided by the terms of such other Debt), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the Pari Passu Indebtedness, as applicable, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

To the extent that the aggregate amount of Notes and, if applicable, any other Pari Passu Indebtedness validly tendered or otherwise surrendered in connection with a Prepayment Offer made with Excess Proceeds is less than the amount offered in a Prepayment Offer, the Company and the Restricted Subsidiaries may use any remaining Excess Proceeds (such remaining Excess Proceeds, together with any Declined Collateral Excess Proceeds, are collectively referred to herein as “Declined Excess Proceeds”) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of the Notes or, if applicable, Pari Passu Indebtedness, as the case may be, validly tendered pursuant to any Prepayment Offer exceeds the amount of Excess Proceeds, the Issuers shall allocate the Excess Proceeds among the Notes, Pari Passu Indebtedness and other Obligations to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness; provided that no Notes or Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Prepayment Offer, the amount of Excess Proceeds shall be reset at zero.

Not later than 10 Business Days after the Issuers are obligated to make an Asset Sale Offer or a Prepayment Offer as described in the preceding paragraphs, the Issuers shall send, or cause to be sent, a written notice by first-class mail (or electronic transmission in the case of notes held in book-entry form) to the Holders of Notes with a copy to the Trustee, accompanied by information regarding the Company and its Subsidiaries as the Company in good faith believes will enable the Holders to make an informed decision with respect to that Asset Sale Offer or Prepayment Offer, as applicable. The notice shall state, among other things, the purchase price and the purchase date which shall be, subject to any contrary requirements of Applicable Law, a Business Day no earlier than 20 days and no later than 60 days from the date the notice is delivered. Any Asset Sale Offer or Prepayment Offer may at the Issuers’ election be made in advance of completion of an Asset Sale and conditioned on completion of such Asset Sale.

On or prior to the applicable purchase date, the Issuers shall irrevocably deposit with either the Trustee or with the Paying Agent (or, if the Company or any of its Subsidiaries is acting as the Paying Agent, segregate and hold in trust) cash in an amount equal to the applicable purchase price payable to the Holders entitled thereto, to be held for payment in accordance with the provisions of this Section 4.07. On such purchase date, the Issuers shall deliver to the Trustee the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuers for payment. The Trustee or the Paying Agent shall, on such purchase date, mail or, in the case of Global Notes, deliver payment to each tendering Holder of such purchase price. In the event that the aggregate purchase price is less than the amount delivered by the Issuers to the Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Issuers immediately after such payment date.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.07. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.07, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.07 by virtue thereof.

Notwithstanding anything to the contrary set forth herein, to the extent that repatriation of any or all of the Net Available Cash of any Asset Sales by a Foreign Subsidiary (a “Foreign Disposition”) (x) is prohibited or delayed by applicable local law or (y) would result in material adverse tax consequences (taking into account any foreign tax credit or other net benefit actually realized in connection with such repatriation that would not otherwise be realized), as determined by the Company in good faith, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 4.07, and such amounts may be retained by the applicable Foreign Subsidiary; provided that clause (x) of this paragraph shall apply to such amounts for so long, but only for so long, as the applicable local law will not permit repatriation (the Issuers hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if such repatriation of any of such affected Net Available Cash is permitted under the applicable local law and is not subject to clause (y) of this paragraph, then such repatriation will be promptly effected and such repatriated Net Available Cash will be applied (net of additional taxes payable or reserved against as a result thereof) in compliance with this Section 4.07. The time periods set forth in this Section 4.07 shall not start until such time as the Net Available Cash may be repatriated (whether or not such repatriation actually occurs).

Section 4.08. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividend or liquidating distributions prior to the dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock),

(b) make any loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Debt Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances), or

(c) sell, lease or transfer any of its Property to the Company or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above).

The foregoing limitations will not apply to:

(1) restrictions in effect on the Issue Date, including, but not limited to the Credit Agreement;

(2) restrictions relating to any agreements or instruments of a Person existing at the time it became a Restricted Subsidiary or to any agreements or instruments relating to any Property at the time acquired by the Company or any Restricted Subsidiary, in each case if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Restricted Subsidiary or such Property was acquired by the Company or a Restricted Subsidiary;

(3) restrictions that result from any amendment, restatement, modification, renewal, supplement, extension, replacement or Refinancing of Debt or other agreement or instrument referred to in this Section 4.08, provided that the restriction contained in such amendment, restatement, modification, renewal, supplement, extension, replacement or Refinancing is not materially more restrictive (as determined in good faith by the Company), taken as a whole, than the restrictions of the same type contained in the agreements or instruments referred to in this Section 4.08, as applicable;

(4) restrictions resulting from the Incurrence of any Debt in accordance with Section 4.04, provided that either (1) the restriction is no less favorable to the Holders of Notes in any material respect (as determined in good faith by the Company) than the restrictions of the same type contained in this Indenture or the Credit Agreement, or (2) the Company reasonably determines in good faith that such restrictions are not reasonably likely to impair the Issuers’ ability to make principal and interest payments on the Notes;

(5) restrictions existing by reason of Applicable Law;

(6) with respect to clause (c) above only, restrictions relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to Section 4.04 and Section 4.06 that limit the right of the debtor to dispose of the Property securing that Debt;

(7) restrictions encumbering Property at the time the Property was acquired by the Company or any Restricted Subsidiary, so long as the restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of the acquisition;

(8) restrictions resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements (including, without limitation, intellectual property licenses entered into in the ordinary course of business) that restrict assignment of the agreements or rights thereunder;

(9) restrictions which are customary restrictions contained in asset sale agreements limiting the transfer of Property pending the closing of the sale;

(10) restrictions existing pursuant to any Debt Incurred by a Foreign Subsidiary, which restrictions are customary for a financing of such type, and which are otherwise permitted under this Indenture, provided, however, that the Company reasonably determines in good faith that such restrictions are not reasonably likely to impair the Issuers’ ability to make principal and interest payments on the Notes;

(11) restrictions existing by reason of the Note Documents;

(12) restrictions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(14) in the case of the provision described in clause (c) of this Section 4.08, restrictions arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(15) restrictions contained in Hedging Obligations;

(16) with respect to clause (c) above only, restrictions on property under a charter, lease, sub-lease or other agreement (including any Drilling Contracts, charterparty agreements, rig operating, service or management agreements or pool agreements) that has been entered into in the ordinary course for the employment, charter or other hire of such property;

(17) with respect to clause (c) above only, restrictions resulting from (i) any Drilling Contracts with respect to any Vessels; provided that such encumbrance or restriction only extends to the Vessel or other such asset (other than cash or Cash Equivalents) subject to such Drilling Contract or (ii) any joint venture agreement or similar arrangement with respect to any joint venture that imposes restrictions on the transfer or assignment of the Capital Stock in such joint venture or Property of such joint venture;

(18) restrictions on cash or other deposits or net worth imposed by customers, suppliers or vendors pursuant to contracts entered into in the ordinary course of business;

(19) encumbrances or restrictions applicable only to a Restricted Subsidiary that is a Foreign Subsidiary or to any Restricted Subsidiary that is not a Guarantor; and

(20) customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Business Investments.”

Section 4.09. Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of related transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) involving payments in excess of $20.0 million, unless:

(a) the terms of such Affiliate Transaction are not materially less favorable to the Company or that Restricted Subsidiary, as the case may be, taken as a whole, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company or such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view (in each case, as determined in good faith by the Company), and

(b) if the Affiliate Transaction involves aggregate payments or value in excess of $50.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors, if any) approves the Affiliate Transaction and in its good faith judgment determines that the Affiliate Transaction complies with clause (a) of this paragraph as evidenced by a resolution of the Board of Directors delivered to the Trustee.

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(b) any Restricted Payment permitted to be made pursuant to Section 4.05 or any Permitted Investment;

(c) any employment, consulting, service, severance, termination agreement, employee benefit plan, compensation arrangement, indemnification arrangement, or any similar arrangement entered into by the Company or a Restricted Subsidiary with a current or former director, officer or employee of the Company or a Restricted Subsidiary and payments related thereto, in each case in the ordinary course of business or that is otherwise customary; or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, restricted stock unit plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees of the Company or a Restricted Subsidiary approved by the Board of Directors of the Company;

(d) (i) reimbursement of employee travel and lodging costs and other business expenses incurred in the ordinary course of business and (ii) loans and advances to employees made in the ordinary course of business in compliance with Applicable Law;

(e) any issuance, transfer or sale of shares of Capital Stock (other than Disqualified Stock) of the Company;

(f) any agreement as in effect on the Issue Date, or any amendment, modification, supplement, extension or renewal thereto (so long as such amendment, modification, supplement, extension or renewal is not materially adverse to the interests of the Holders of the Notes when taken as a whole as compared to the original Affiliate Transaction, as determined in good faith by the Company) or any transaction or payments contemplated thereby;

(g) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged, amalgamated or consolidated with or into the Company or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into in contemplation of such acquisition, merger, amalgamation or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the Holders, in the good faith determination of the Company, than the applicable agreement as in effect on the date of such acquisition, merger, amalgamation or consolidation;

(h) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the good faith determination of the Company, such transactions are on terms that are not materially less favorable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view (in each case, as determined in good faith by the Company);

(i) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter or opinion from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate;

(j) any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business or for legitimate business purposes (including, without limitation, pursuant to any joint venture agreement) between the Company or any Restricted Subsidiary and any Affiliate (other than an Unrestricted Subsidiary) that is a customer, client, supplier, purchaser or seller of goods or services and any transactions with joint ventures for the purchase or sale of goods, equipment or services in the ordinary course of business so long as the Company determines in good faith that any such agreement or transaction is on terms not materially less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arms’-length transaction;

(k) pledges of equity interests of Unrestricted Subsidiaries;

(l) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, Capital Stock in such Person;

(m) transactions between the Company or any of its Restricted Subsidiaries and any other Person, a director of which is also on the Board of Directors of the Company or any direct or indirect parent company of the Company, and such common director is the sole cause for such other Person to be deemed an Affiliate of the Company or any of its Restricted Subsidiaries; provided, however, that such director abstains from voting as a member of the Board of Directors of the Company or any direct or indirect parent company of the Company, as the case may be, on any transaction with such other Person; and

(n) payments to Affiliates on or with respect to debt securities or other Debt of the Company or any Subsidiary on a similar basis as payments are made or offered to holders of such debt securities or Debt held by Persons other than Affiliates.

Section 4.10. Designation of Restricted and Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company, other than an Issuer, to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary,

(b) immediately before and immediately after such designation, no Event of Default shall have occurred and be continuing, and

(c) any of the following:

(1) the Subsidiary to be so designated has total assets of $1,000 or less, or

(2) if the Subsidiary has consolidated assets greater than $1,000, then the designation would be permitted as a Permitted Investment or as a Restricted Payment under Section 4.05.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that the Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if the Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving effect on a pro forma basis to the designation,

(x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of Section 4.04, and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any designation or redesignation of this kind by the Company will be evidenced to the Trustee by filing with the Trustee an Officers’ Certificate that certifies that the designation or redesignation complies with the foregoing provisions, and gives the effective date of the designation or redesignation, and the filing with the Trustee to occur no later than the time period for which reports are required to be provided under Section 4.03 for the fiscal quarter of the Company in which the designation or redesignation is made.

Section 4.11. Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) the Company or that Restricted Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to that Sale and Leaseback Transaction pursuant to Section 4.04, and

(2) create a Lien on the Property securing that Attributable Debt without also securing the Notes pursuant to Section 4.06, and

(b) the Sale and Leaseback Transaction is effected in compliance with Section 4.07 after treating all the cash or Cash Equivalents received in such Sale and Leaseback Transaction as Net Available Cash under such covenant.

Section 4.12. Repurchase of Notes Upon a Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes will have the right to require the Issuers to repurchase all or any part of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) Within 30 days following any Change of Control Triggering Event or, at the Issuers’ option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Issuers shall send or cause to be sent by first-class mail (or electronic transmission in the case of Notes held in book-entry form), with a copy to the Trustee, to each Holder of Notes, at such Holder’s address appearing in the Note register, a notice stating: (1) that a Change of Control Triggering Event has occurred or, if the notice is sent prior to the occurrence of a Change of Control Triggering Event, may occur and a Change of Control Offer is being made pursuant to this Section 4.12 and that all Notes validly tendered and not withdrawn will be accepted for repurchase; (2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of Applicable Law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”); (3) the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment; and (4) if such notice is sent prior to the occurrence of a Change of Control Triggering Event, that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event and describing each such condition, and, if applicable, that, in the Issuers’ discretion, the Change of Control Payment Date may be delayed until such time (but not more than 60 days after the notice is sent) as any or all such conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event that the Issuers shall determine that any or all such conditions shall not have been satisfied by the relevant payment date.

(c) On or prior to the Change of Control Payment Date, the Issuers shall irrevocably deposit with either the Trustee or with the Paying Agent (or, if the Company or any of its Subsidiaries is acting as the Paying Agent, segregate and hold in trust) cash in an amount equal to the Change of Control Purchase Price payable to the Holders entitled thereto, to be held for payment in accordance with the provisions of this Section 4.12. On the Change of Control Payment Date, the Issuers shall deliver to the Trustee the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuers for payment. The Trustee or the

Paying Agent shall, on the Change of Control Payment Date, mail or, in the case of Global Notes, deliver payment to each tendering Holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by the Issuers to the Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Issuers immediately after the Change of Control Payment Date.

(d) The Issuers will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (2) notice of redemption has been given pursuant to this Indenture to redeem all of the Notes pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price or (3) in connection with or in contemplation of any Change of Control, the Issuers (or a third party) has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all such Notes properly tendered in accordance with the terms of the Alternate Offer.

(e) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.12, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.12 by virtue of such compliance.

Section 4.13. Additional Note Guaranties. After the Issue Date, if any Restricted Subsidiary of the Company (other than the Issuers) guarantees any Debt of the Company, the Issuers or any Guarantor under the Credit Agreement or any other credit facility or capital markets debt in an aggregate principal amount in excess of $20 million, (i) such Restricted Subsidiary shall within 30 days execute and deliver a supplemental indenture to this Indenture providing for a Note Guaranty by such Restricted Subsidiary in the form of Exhibit B hereto (as may be modified pursuant to the Agreed Guarantee Principles) and (ii) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel stating that (a) such Note Guaranty has been duly authorized and executed; and (b) such Note Guaranty constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, subject to customary enforceability exceptions; provided that this Section 4.13 shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Each Note Guaranty shall be released in accordance with the provisions of Section 10.09. Notwithstanding anything to the contrary in this Indenture, any Note Guaranty issued by any Foreign Subsidiary may be modified as necessary or appropriate to (1) comply with Applicable Law, (2) avoid any general legal limitations such as general statutory limitations, financial assistance, corporate benefit, “thin capitalization” rules, retention of title claims or similar matters or (3) avoid a conflict with the fiduciary duties of such company’s directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors (collectively referred to as “Agreed Guarantee Principles”), in each case as determined by the Company in its good faith discretion.

Section 4.14. Existence. The Company and the Issuers will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries in accordance with their respective organizational documents (as the same may be amended from time to time), provided that the Company is not required to maintain or preserve the existence of any Restricted Subsidiary, if the maintenance or preservation thereof, in the judgment of the Company, is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole; and provided further that this Section 4.14 does not prohibit or restrict any transaction otherwise permitted by Section 4.07 or Article 5.

Section 4.15. Annual Officer’s Certificate as to Compliance. Within 120 days after the end of its fiscal year, the Issuers shall deliver to the Trustee a certificate (which need not comply with Section 12.04 of this Indenture) executed by an Officer of the Company as to such Officer’s knowledge of the Issuers’ compliance with all conditions and covenants under this Indenture, such compliance to be determined without regard to any period of grace or requirement of notice provided under this Indenture.

Section 4.16. Additional Amounts. (a) All payments made by or on behalf of the Issuers or any Guarantor under or with respect to the Notes or the Note Guaranties will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge of whatever nature (including penalties, additions to tax and interest related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the Company, an Issuer or any Guarantor (including any successor entity) is incorporated, organized, carrying on a business through a branch, agency or permanent establishment or is treated as resident for tax purposes or any political subdivision thereof or therein or any jurisdiction by or through which payment is made by or on behalf of the Company, an Issuer or any Guarantor (including any successor entity) under or with respect to the Notes or Note Guaranties or any political subdivision thereof or therein (each a “Specified Tax Jurisdiction” and such Taxes, “Indemnified Taxes”), will at any time be required to be made from any payments made under or with respect to the Notes or the Note Guaranties, the Company, an Issuer, the relevant Guarantor or paying agent, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by each holder and beneficial owner of the Notes after such withholding or deduction (including any withholding or deduction from Additional Amounts) will not be less than the amount such holder or beneficial owner of the Notes would have received if such Indemnified Taxes had not been withheld or deducted.

Indemnified Taxes do not include:

(1) any Taxes to the extent such Taxes would not have been so imposed but for each holder or beneficial owner of the Notes (or a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of power over, such holder or beneficial owner of the Notes, if such holder or beneficial owner of Notes is an estate, a trust, a nominee, a partnership, a limited liability company or a corporation) having any present or former connection with the Specified Tax Jurisdiction, including, without limitation, such holder or beneficial owner of the Notes (or such fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of power over such holder or beneficial owner of the Notes) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein (other than mere acquisition, ownership, holding, enforcement, exercise of rights or receipt of payment in respect of the Notes or the Note Guaranties);

(2) any estate, inheritance, gift, sales, excise, transfer, capital gains, personal property Tax or similar Taxes;

(3) any Taxes to the extent such Taxes are imposed as a result of the failure of the holder or beneficial owner of the Notes to complete, execute and deliver to the Company, the Issuers, the relevant Guarantor, the paying agent or other applicable withholding agent, as applicable, any form or document that such holder or beneficial owner legally can complete, execute, and deliver, that may be required by law (or by reason of administration of such law) or tax treaty and that is reasonably requested in writing by the Company, the Issuers or the relevant Guarantor in order to enable the Company, the Issuers, the relevant Guarantor, the paying agent or other applicable withholding agent to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 30 days of a written request therefor by the Company, the Issuers or the relevant Guarantor;

(4) any Taxes to the extent such Taxes would not have been so imposed but for the holder or beneficial owner of the Notes having presented a Note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(5) any Taxes to the extent such Taxes are payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Guarantee;

(6) Taxes imposed pursuant to sections 1471 through 1474 of the Code, any regulations thereunder or official interpretations thereof, any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any fiscal or regulatory legislation, rules or practices implementing such an intergovernmental agreement), or any agreement entered into pursuant to section 1471(b)(1) of the Code;

(7) any Tax imposed by the United States or a political subdivision thereof or therein; and

(8) any combination of items (1) through (7) above.

(b) For avoidance of doubt, any reference in this Indenture to the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes or the Note Guaranties, will be deemed to include payment of Additional Amounts as described above to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(c) The Issuers or the relevant Guarantor, as applicable, will also pay any present or future stamp, issue, registration, court or documentary taxes or any other excise or property taxes, charges or similar levies (including penalties, additional amounts and interest related thereto) that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Note Guaranties, this Indenture or any other document or instrument in relation thereof.

(d) If the Company, an Issuer or any Guarantor becomes obligated to pay Additional Amounts, they will deliver to the Trustee and Paying Agent an Officers’ Certificate at least 30 days prior to the date of payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which such Issuer or the relevant Guarantor shall notify the trustee promptly thereafter) stating the fact that Additional Amounts will be payable and the amount estimated to be so payable, along with other information reasonably necessary to enable the Trustee and Paying Agent to pay Additional Amounts to holders or beneficial owners of the Notes on the relevant payment date. The trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. Such Issuer or the relevant Guarantor will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of Additional Amounts.

(e) Such Issuer or the relevant Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with Applicable Law. Such Issuer or the relevant Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld by such Issuer or the relevant Guarantor. Such Issuer or the relevant Guarantor will furnish to the trustee, within 60 days after the date of payment of any such Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by such Issuer or Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity. Each holder and beneficial owner of the Notes agrees that it shall provide an applicable Internal Revenue Service Form W-9 or W-8 to the paying agent or other applicable withholding agent.

(f) The obligations of the Issuers and the Guarantors to pay Additional Amounts and other amounts described above will survive any termination, defeasance or discharge of this Indenture and any transfer by a holder or beneficial owners of its Notes, and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Company, an Issuer or any Guarantor is organized, incorporated, engaged in business or is otherwise resident or treated as resident for tax purposes or any jurisdiction from or through which payment is made or any political subdivision or authority or agency thereof or therein.

ARTICLE 5

SUCCESSORS

Section 5.01. Merger, Consolidation and Sale of Property of the Issuers. Neither of the Issuers nor the Company shall merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all Property of the Company and its Subsidiaries, taken as a whole, to any Person in any one transaction or series of related transactions unless:

(a) either (i) such Issuer or the Company shall be the surviving Person (the “Surviving Person”) or (ii) the Surviving Person (if other than such Issuer or the Company) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be an entity organized and existing under the laws of a Permitted Jurisdiction; provided, however, that FinanceCo may not consolidate or merge with or into any Person other than a Person existing under the laws of the United States, any state of the United States or the District of Columbia so long as the Company is not a Person existing under the laws of the United States, any state of the United States or the District of Columbia;

(b) the Surviving Person (if other than such Issuer or the Company) expressly assumes all of the obligations of such Issuer or the Company, as applicable, under the Notes, this Indenture, the applicable Security Documents and the Collateral Agency Agreement by supplemental indentures or other documents and instruments;

(c) immediately before and immediately after giving effect to that transaction or series of related transactions on a pro forma basis (and treating, for purposes of this clause (c) and clause (d) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of that transaction or series of related transactions as having been Incurred by the Surviving Person or the Restricted Subsidiary at the time of that transaction or series of related transactions), no Default or Event of Default shall have occurred and be continuing;

(d) in the case of a transaction involving the Company, immediately after giving effect to that transaction or series of related transactions on a pro forma basis, the Company or the Surviving Person (if the Surviving Person was previously the Company), as the case may be, (i) would be able to Incur at least $1.00 of additional Debt under clause (a) of Section 4.04 or (ii) the Consolidated Fixed Charges Coverage Ratio of the Company or the Surviving Person, as applicable, would be greater than or equal to such ratio immediately prior to such transaction, provided, however, that this clause (d) shall not be applicable to the Company merging, consolidating or amalgamating with or into an Affiliate incorporated or formed solely for the purpose of redomiciling the Company in a Permitted Jurisdiction or changing the name or entity type of the Company so long as the amount of Debt of the Company and the Restricted Subsidiaries is not increased thereby;

(e) unless such Issuer or the Company is the Surviving Person, such Issuer or the Company shall deliver, or cause to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this Section 5.01 and that all conditions precedent herein provided for relating to the transaction and the execution of a supplemental indenture, as applicable, have been satisfied; and

(f) to the extent any assets of the Person which is merged, amalgamated or consolidated with or into such Issuer or the Company are assets of the type which are required to constitute Collateral under the Security Documents, such Issuer, the Company or the Surviving Person, as applicable, takes such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents (it being understood that no such actions will be required unless also required under the First Lien Documents).

The Surviving Person shall succeed to, and be substituted for (so that from and after the date of such merger, consolidation, amalgamation, sale, transfer, assignment, conveyance or disposition, the provisions of this Indenture referring to the Company or such Issuer shall refer instead to the applicable Surviving Person), and may exercise every right and power of such Issuer or the Company, under this Indenture, but the predecessor company in the case of a lease shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the Notes.

Notwithstanding the immediately preceding clauses, the Company or an Issuer may transfer all or substantially all of its assets to the Company or a Restricted Subsidiary, and any Restricted Subsidiary may transfer all or substantially all of its assets to the Company or a Restricted Subsidiary, and the Company or any Restricted Subsidiary may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Company or a Restricted Subsidiary.

Section 5.02. When Guarantors May Merge or Transfer Assets. No Guarantor (other than the Company) may merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its assets, (other than with or to the Company, an Issuer or another Guarantor), unless:

(a) either (x) the Guarantor is the continuing Person or (y) the Person acquiring the assets in any such sale, assignment, transfer, conveyance, or disposition, or the resulting or surviving Person (the “Successor Guarantor”) expressly assumes all of the obligations of the Guarantor under its Note Guaranty, this Indenture, the applicable Security Documents and the Collateral Agency Agreement by supplemental indentures or other documents and instruments; and immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(b) the transaction constitutes a sale or other disposition (including by way of consolidation, amalgamation, winding-up, liquidating or merger) of the Guarantor or the sale or disposition of all or substantially all the Property of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) not otherwise prohibited by this Indenture.

The Successor Guarantor shall succeed to, and be substituted for (so that from and after the date of such merger, consolidation, amalgamation, sale, transfer, assignment, conveyance or disposition, the provisions of this Indenture referring to such Guarantor shall refer instead to the applicable Successor Guarantor), and may exercise every right and power of the applicable Guarantor under this Indenture.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. The following events shall be Events of Default (each, an “Event of Default”) in respect of the Notes:

(a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and that failure continues for a period of 30 days;

(b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(c) failure by the Issuers or any Guarantor to comply with its obligations to offer to purchase Notes pursuant to Section 4.07 or Section 4.12;

(d) failure by the Issuers or any Guarantor to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 60 days after written notice is received by the Company as provided below, provided, that in the case of a failure to comply with Section 4.03, such period shall be 120 days after written notice has been so received;

(e) a default under any Debt for money borrowed by the Company, the Issuers or any Significant Subsidiary (or any group of Subsidiaries that taken together would constitute a Significant Subsidiary) that results in acceleration of the maturity of that Debt, or failure to pay any Debt at maturity, in an aggregate amount greater than $50.0 million or its foreign currency equivalent at the time and in any such case, such Debt is not repaid or such failure to pay is not cured or such acceleration is not rescinded, annulled or otherwise cured within 30 days (the “cross acceleration provisions”);

(f) any judgment or judgments for the payment of money in an aggregate amount in excess of $100.0 million (or its foreign currency equivalent at the time) (net of amounts covered by insurance or bonded) that shall be rendered against the Company or any Significant Subsidiary (or any group of Subsidiaries that taken together would constitute a Significant Subsidiary) and that shall not be waived, satisfied, annulled, discharged or rescinded for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”);

(g) the Company, an Issuer or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1) commences a voluntary case;

(2) consents in writing to the entry of an order for relief against it in an involuntary case;

(3) consents in writing to the appointment of a custodian of it or for all or substantially all of its property; or

(4) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company, an Issuer or a Significant Subsidiary in an involuntary case;

(2) appoints a custodian of the Company, an Issuer or a Significant Subsidiary or for all or substantially all of its property;

(3) orders the winding up or liquidation of the Company, an Issuer or a Significant Subsidiary; or

(4) grants any similar relief under any foreign laws relating to insolvency;

and in each such case the order or decree remains unstayed and in effect for 90 days;

(i) except as permitted under this Indenture, any Note Guaranty of any Significant Subsidiary ceases to be in full force and effect, other than in accordance with the terms of this Indenture, or such Guarantor denies in writing its obligations under its Note Guaranty (the “note guaranty provisions”) (other than by reason of the termination or discharge of this Indenture or the release of any such Note Guaranty in accordance with this Indenture) if, and only if, in each such case, such default continues for 10 days after written notice is received by the Company as provided below;

(j) (i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) other than (A) in accordance with the terms of the relevant Security Document, this Indenture and the Collateral Agency Agreement, (B) following the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Collateral Agent to maintain possession of certificates delivered to it representing securities pledged under the Security Documents and (ii) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes; and

(k) the Company, an Issuer or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document covering a material portion of the Collateral is invalid or unenforceable, except in accordance with this Indenture, the Security Documents or the Collateral Agency Agreement.

A Default under clause (d) is not an Event of Default until the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify the Issuers of the Default and the Issuers do not cure that Default within the time specified in clause (d) above after receipt of the notice (the “Notice of Default”). The Notice of Default must specify the Default, demand that it be remedied and state that the notice is a Notice of Default.

The Issuers shall deliver to the Trustee annually a statement regarding compliance with this Indenture within 120 days after the end of its fiscal year, and the Issuers shall also deliver to the Trustee, within 10 days after an Officer becomes aware of the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Issuers are taking or propose to take with respect thereto.

Section 6.02. Acceleration. If an Event of Default with respect to the Notes (other than an Event of resulting from particular events involving bankruptcy, insolvency or reorganization with respect to the Company, an Issuer or a Significant Subsidiary thereof described in clauses (g) or (h) above) shall have occurred and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of Notes then outstanding may, declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. If an Event of resulting from events of bankruptcy, insolvency or reorganization described in clauses (g) or (h) above with respect to the Company, an Issuer or a Significant Subsidiary thereof shall occur, the principal of, and premium, if any on, and accrued and unpaid interest, if any, on all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Notes then outstanding may, by written notice to the Issuers and the Trustee, rescind and annul the acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in this Indenture and all amounts owing to the Trustee have been paid.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may, but shall not be obligated to unless directed by Holders of the requisite percentage of Notes as required by this Indenture (and subject to Article 7), pursue any available remedy to collect the payment of principal of, or premium, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.04. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Notes then outstanding (including by consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) by notice to the Trustee may waive an existing Default and its consequences except (i) a Default in the payment of the principal of or premium, if any, or interest on a Note or (ii) a Default in respect of a provision that under

Section 9.02 cannot be amended without the consent of each Noteholder adversely affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right. If a Default is deemed to occur solely as a consequence of the existence of another Default (the “Initial Default”), then, at the time such Initial Default is cured (including the payment of default interest, if any), the Default that resulted solely because that Initial Default will also be cured without any further action.

Section 6.05. Control by Majority. Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture, the Collateral Agency Agreement or the Security Documents at the request or direction of any of the holders of the Notes, unless the holders shall have offered to the trustee reasonable security or indemnity satisfactory to it. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes..

Section 6.06. Limitation on Suits. A Noteholder may not institute any proceeding with respect to this Indenture, the Collateral Agency Agreement or the Notes, or for the appointment of a receiver or trustee or pursue any remedy with respect to this Indenture or the Notes, unless:

(a) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made a written request, and have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(c) the Trustee has not received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and has failed to institute such proceeding within 60 days after the Trustee received such direction and adequate indemnity.

However, these limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, that Note on or after the respective due dates expressed in that Note.

Section 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any Holder to receive payment of principal of, and premium, if any, and interest on, the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended or modified in a manner adverse to a Holder without the consent of such Holder. A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or 6.01(b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in this Indenture.

Section 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Noteholders allowed in any judicial proceedings relative to the Issuers, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for such compensation as agreed upon in writing by the parties hereto, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under this Indenture, or in connection with the transactions contemplated hereunder.

Section 6.10. Priorities. Subject to the Collateral Agency Agreement, if the Trustee collects any money or property pursuant to this Article 6 (including upon exercise of any remedies in respect of the Collateral), it shall pay out the money or property in the following order:

FIRST: to the Trustee and the Collateral Agent, in each case for all amounts due under Section 7.07 of this Indenture;

SECOND: to Noteholders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Issuers.

The Trustee may fix a record date and payment date for any payment to Noteholders pursuant to this Section 6.10. At least 15 days before such record date, the Issuers shall mail to each Noteholder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit (other than the Trustee), having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes.

Section 6.12. Waiver of Stay or Extension Laws. The Issuers (to the extent they may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 6.13. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Issuers, the Guarantors, the Trustee and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Issuers, the Guarantors, the Trustee and the Holders will continue as though no such proceeding had been instituted.

Section 6.14. Rights and Remedies Cumulative. No right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or exercise of any other right or remedy.

Section 6.15. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default will impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing and is known to the Trustee, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee shall perform only the duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee, where duties and obligations shall be determined solely by the express provisions of this Indenture; and

(2) the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the express requirements of this Indenture where applicable but need not confirm or investigate the accuracy of any mathematical calculations or other facts or opinions or statements stated therein.

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by the Trustee unless it is proved that the by a final determination of a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it from Holders or Issuers pursuant to the terms of this Indenture; and

(4) the Trustee shall be entitled to take or to refuse to take any action that the Trustee reasonably believes is necessary for the Trustee to comply with Applicable Law or the rules, operating procedures or market practice of any applicable stock exchange or other market or clearing system.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. With respect to payments due on the Notes, the Trustee (in its capacity as Trustee or as Paying Agent) shall only be obligated to pay amounts which it has actually received from the Issuers.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01, and the provisions of this Article 7 shall apply to the Trustee in its role as Registrar, Paying Agent, Authentication Agent and Notes Custodian.

(i) The Trustee shall not be deemed to have notice of a Default or an Event of Default unless a Trust Officer of the Trustee has received written notice thereof (in accordance with the notice provisions of this Indenture) from the Issuers or any Holder and such notice references the Notes and this Indenture and describes with appropriate reference the Default or Event of Default.

Section 7.02. Rights of Trustee. (a) The Trustee may conclusively rely on any document (whether in its original, electronic, or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and/or attorneys and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence as finally determined by a court of competent jurisdiction.

(e) The Trustee may consult with counsel of its selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) No Depositary shall be deemed an agent of the Trustee and the Trustee shall not be responsible for any act or omission by any clearinghouse or Depositary.

(g) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee reasonable security and/or indemnity satisfactory to it against the costs, expenses (including reasonable attorney’s fees and expenses) and liabilities which might be incurred by the Trustee in compliance with such request or direction.

(i) The Trustee may employ or retain accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its rights and duties hereunder and shall not be responsible for any misconduct on the part of any of them selected with due care.

(j) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and by the Collateral Agent, and each agent, custodian and other Person employed to act hereunder and shall, in each case, survive the satisfaction and discharge or termination, for any reason, of this Indenture and the resignation or removal of the Trustee in the applicable capacity and the Collateral Agent.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(n) Delivery of any reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive or actual notice or knowledge of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee may conclusively rely on a certificate of an authorized Officer of the Issuer).

(o) The Trustee shall have no duty or responsibility to monitor the Issuers’ compliance with the covenants included in Article 4 or the transfer restrictions on the Notes.

The provisions of this Section 7.02 shall survive satisfaction and discharge or the termination, for any reason, of this Indenture and the resignation and/or removal of the Trustee.

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-registrar may do the same with like rights. However, the Trustee must comply with Section 7.09.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture, the Notes, the Notes Security Documents or the Collateral Agency Agreement, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers in this Indenture or in any other document other than the certificate of authentication executed by the Trustee.

Section 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing of which a Trust Officer of the Trustee has received written notice, the Trustee shall deliver to each Noteholder notice of the Default or Event of Default within 90 days after written notice of it is received by a Trust Officer of the Trustee. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of Noteholders.

Section 7.06. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

Section 7.07. Compensation and Indemnity. The Issuers shall pay to the Trustee from time to time such reasonable compensation for its services as agreed upon in writing by the parties hereto. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee upon request for all reasonable, documented out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and reasonable, documented out-of-pocket expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee against any and all loss, liability, claim, damage, penalty, action, suit, cost and expense (including reasonable attorneys’ fees and out of pocket expenses and taxes (other than taxes based upon, measured by or determined by the income of the Trustee)) accrued or incurred by it in connection with the acceptance or administration of the trust hereunder and/or the transactions contemplated under this Indenture and the enforcement of the Issuers’ and the Guarantors’ obligations hereunder and under the Notes or any Security Document, and the Trustee shall have no liability or responsibility for any action or inaction on the part of any other Paying Agent, Registrar, Authentication Agent or any successor Trustee. The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuers’ expense in the defense. The Trustee may have separate counsel and the Issuers shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee as finally determined by a court of competent jurisdiction to have occurred directly as a result of the Trustee’s own willful misconduct or gross negligence.. All indemnifications and releases from liability granted hereunder to the Trustee shall extend to its officers, directors, employees, agents, successors and assigns.

To secure the Issuers’ payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee or the Collateral Agent other than money or property held in trust to pay principal of and interest on particular Notes.

When the Trustee incurs expenses after the occurrence of a Default specified in Sections 6.01(g) or 6.01(h) with respect to an Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

The provisions of this Section 7.07 shall survive the satisfaction and discharge or termination, for any reason, of this Indenture and the resignation or removal of the Trustee.

Section 7.08. Replacement of Trustee. The Trustee may resign at any time by providing 30 days’ prior written notice to the Issuers. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by providing 30 days’ prior written notice to the Trustee and the Issuers and may appoint a successor Trustee. The Issuers may remove the Trustee by providing 30 days’ prior written notice to the Trustee if:

(a) the Trustee fails to comply with Section 7.09;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a receiver or other public officer takes charge of the Trustee or its property;

(d) the Trustee otherwise becomes incapable of acting; or

(e) there is no Event of Default continuing and no event that upon notice or lapse of time or both, would become an Event of Default.

If the Trustee resigns, is removed by the Holders of a majority in aggregate principal amount of the Notes then outstanding and such Holders do not reasonably promptly appoint a successor Trustee reasonably acceptable to the Issuers or is removed by the Issuers, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Upon, but not prior to, the delivery of such written acceptance, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Noteholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, at the expense of the Issuers, the Issuers or the Holders of 10% in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.09, any Noteholder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement or resignation of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the Trustee and survive the termination of this Indenture.

Section 7.09. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA § 310(a) (as if, for the limited purpose of the Trustee’s obligations under this sentence, this Indenture had been qualified under the TIA). The Trustee shall have (or, in the case of a corporation included in a bank holding company system, the related bank holding company shall have) a combined capital and surplus of at least $50.0 million as set forth in its (or its related bank holding company’s) most recent published annual report of condition. The Trustee shall comply with TIA §310(b) (as if, for the limited purpose of the Trustee’s obligations under this sentence, this Indenture had been qualified under the TIA), subject to the penultimate paragraph thereof; provided, however, that there shall be excluded from the operation of TIA § 310(b)(i) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01. Discharge of Liability on Notes; Defeasance. (a) When (i) all outstanding Notes (other than Notes replaced pursuant to Section 2.07) have been delivered to the Trustee for cancellation and the Issuers have paid all sums payable by them hereunder, or (ii) (A) all outstanding Notes mature within one year or all outstanding Notes are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Issuers irrevocably deposit in trust with the Trustee money in U.S. Dollars, U.S. Government Obligations or a combination thereof sufficient to pay at maturity or upon redemption all principal of and premium, if any, and interest on the Notes (other than Notes replaced pursuant to Section 2.07) to maturity or redemption within one year, as evidenced by an Officers’ Certificate of the Issuers; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Section 8.01(a) to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as if the Redemption Date is the date of the notice of redemption, with any deficit as of the Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to Redemption Date, (C) no Default has occurred and is continuing on the date of the deposit, (D) the deposit will not result in a breach or violation of, or constitute default under, this Indenture or any other material agreement or instrument to which an Issuer is a party or by which it is bound, and (E) the Issuers pay all other sums payable hereunder by the Issuers, then this Indenture and the Issuers’ obligations under the Note Documents in respect of the Notes (including, for the avoidance of doubt, the Second Lien Security Documents) shall, subject to Section 8.01(c), be discharged and cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture and the Issuers’ obligations under the Note Documents in respect of the Notes on written demand of the Issuers accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Issuers. Any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee at least two Business Days prior to the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

(b) Subject to Sections 8.01(c) and 8.02, the Issuers at any time may terminate (i) all of their obligations under the Notes, this Indenture and the other Note Documents in respect of the Notes (“legal defeasance option”), or (ii) their obligations under Sections 4.01, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.16, Article 5, Article 11 and the operation of Sections 6.01(c) or (d) (with respect to the covenants of Article 4 and Article 5 identified in this clause (ii)), 6.01(e), 6.01(f) or 6.01(g) or (h) (but, in the case of Sections 6.01(g) and 6.01(h), with respect only to Significant Subsidiaries) or 6.01(i), (j) or (k) (“covenant defeasance option”). The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option.

If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in in the preceding paragraph.

Upon satisfaction of the conditions set forth herein and upon request of the Issuers, accompanied by an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated have been complied with, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.

(c) Notwithstanding clauses (a) and (b) above, the Issuers’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 7.07, 7.08, 8.05 and 8.06 shall survive until the Notes have been paid in full. Thereafter, the Issuers’ obligations in Sections 7.07 and 8.05 shall survive such satisfaction or discharge.

Section 8.02. Conditions to Defeasance. The Issuers may exercise their legal defeasance option or their covenant defeasance option under Section 8.02(b) only if:

(a) the Issuers irrevocably deposit in trust with the Trustee money in U.S. Dollars, U.S. Government Obligations or a combination thereof for the payment of principal of and interest (including premium, if any) on the Notes to maturity or a Redemption Date permitted under this Indenture; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as if the Redemption Date is the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee at least two Business Days prior to the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) the Issuers deliver to the Trustee a certificate of a nationally recognized accounting firm expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at the times and in amounts as will be sufficient to pay principal and interest (including premium, if any) when due on all the Notes to maturity or redemption, as the case may be;

(c) no Default or Event of Default has occurred and is continuing on the date of the deposit and after giving effect thereto;

(d) the deposit does not constitute a default under any other material agreement or instrument binding on the Issuers;

(e) in the case of the legal defeasance option, the Issuers deliver to the Trustee an Opinion of Counsel reasonably acceptable to the trustee stating that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that, and based thereon the Opinion of Counsel shall confirm that, the holders and the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

(f) in the case of the covenant defeasance option, the Issuers deliver to the Trustee an Opinion of Counsel reasonably acceptable to the trustee to the effect that the holders and the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that covenant defeasance had not occurred; and

(g) the Issuers deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of this Indenture and the Notes as contemplated by this Article 8 have been complied with.

Simultaneous with a deposit, the Issuers may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3.

Section 8.03. Application of Trust Money. The Trustee shall hold in trust money in U.S. Dollars, U.S. Government Obligations or a combination thereof deposited with it pursuant to this Article 8, but such money need not be segregated from other funds except to the extent required by law. It shall apply the deposited money in U.S. Dollars, U.S. Government Obligations or a combination thereof through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

Section 8.04. Repayment to Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuers upon written request any excess money or securities held by them upon satisfaction of the conditions and occurrence of the events set forth in this Article 8.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuers upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Noteholders entitled to the money must look to the Issuers for payment as general creditors.

Section 8.05. Indemnity for U.S. Government Obligations. The Issuers shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations other than any such tax, fee or other charge which by law is for the account of the Holders.

Section 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money in U.S. Dollars, U.S. Government Obligations or a combination thereof in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ obligations under this Indenture, the Notes and the other Note Documents in respect of the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Issuers have made any payment of interest on or principal of any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENTS

Section 9.01. Without Consent of Holders. Notwithstanding Section 9.02, the Issuers, the Trustee and the Collateral Agent may amend any Note Document without notice to or consent of any Noteholder:

(a) to cure any ambiguity, omission, defect, mistake or inconsistency;

(b) to provide for the assumption by a successor of the obligations of the Issuers or any Guarantor under any Note Document;

(c) to provide for uncertificated Notes in addition to or in place of certificated Notes, provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(d) to add Guarantees with respect to the Notes or release Guarantors from their Note Guaranties as provided by the terms of this Indenture or the Note Guaranties;

(e) to secure the Notes (and, thereafter, provide releases of Collateral in accordance with the Collateral Agency Agreement), to add to the covenants of the Issuers or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(f) to make any change that would provide any additional rights or benefits to the Holders of Notes or make any change that does not materially adversely affect the rights of any Noteholder;

(g) to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA (it being agreed that this Indenture need not be qualified under the TIA), and to modify, eliminate or add to the provisions of this Indenture to such extent as shall be necessary to effect the qualification of this Indenture under the TIA in the event the Issuers determine that this Indenture should be so qualified;

(h) to provide for the issuance of Additional Notes in accordance with this Indenture;

(i) to provide for the issuance of exchange notes that shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(j) to provide for the appointment of a successor Trustee or Collateral Agent; provided that the successor Trustee or Collateral Agent is otherwise qualified and eligible to act as such under the terms of this Indenture;

(k) to conform any provisions of any Note Document to the “Description of Notes” contained in the Offering Memorandum;

(l) to comply with the procedures of DTC or the Trustee with respect to the provisions in this Indenture and the Notes relating to transfers and exchanges of Notes or beneficial interests in Notes;

(m) to grant any Lien for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Notes, in any property or assets, including any in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents, the Collateral Agency Agreement or otherwise;

(n) to add additional Second Lien Secured Parties to any Security Documents and the Collateral Agency Agreement;

(o) to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Collateral Agency Agreement, or to enter into a Junior Lien Intercreditor Agreement, or any joinder to any of the foregoing;

(p) to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) and the Collateral Agency Agreement in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Agreement or any other agreement that is not prohibited by this Indenture; and

(q) to amend the Collateral Agency Agreement in accordance with its terms or the terms of the Security Documents.

Section 9.02. With Consent of Holders. The Issuers, Trustee and the Collateral Agent may amend the Note Documents without notice to any Noteholder but with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including by consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). However, without the consent of each Noteholder adversely affected thereby, an amendment may not:

(a) reduce the amount of Notes whose Holders must consent to an amendment or waiver;

(b) reduce the rate of or extend the time for payment of interest on any Note;

(c) reduce the principal of or extend the Stated Maturity of any Note;

(d) make any Note payable in money other than U.S. Dollars;

(e) make any change to the contractual right of any Holder of the Notes expressly set forth in this Indenture or the Notes to receive payment of principal of and interest on that Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to that Holder’s Notes;

(f) expressly subordinate the Notes to any other obligation of the Issuers or any Guarantor, except as otherwise permitted under this Indenture or the Notes;

(g) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as set forth in Section 3.07 (other than changes to required notice periods with respect to any redemption), or as set forth in the Notes;

(h) release any Guarantor from any of its obligations under its Note Guaranty or this Indenture, except in accordance with the terms of this Indenture or the Note Documents; or

(i) make any change in the preceding amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document, the Collateral Agency Agreement or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in all or substantially all of the Collateral in any way materially adverse, taken as a whole, to the Holders (as determined in good faith by the Company), other than, in each case, as provided under the terms of this Indenture, the Security Documents or the Collateral Agency Agreement.

The consent of the Holders of the Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Section 9.03. Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before a date and time therefor identified by the Issuers in a notice furnished to such Holder in accordance with the terms of this Indenture or, if no such date and time shall be identified, the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Noteholder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Noteholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Noteholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

After an amendment becomes effective, the Issuers are required to deliver to each Holder of the Notes at the Holder’s address appearing in the Note register a notice briefly describing the amendment. However, the failure to give this notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment. In connection with any modification, amendment or supplement, the Issuers will deliver to the trustee an Opinion of Counsel and an Officers’ Certificate upon which the trustee may conclusively rely, each stating that such modification, amendment or supplement complies with the applicable provisions of the Indenture.

Section 9.04. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver such Note to the Trustee. The Issuers may direct the Trustee to place an appropriate notation on the Note regarding the changed terms and return such Note to the Holder. Alternatively, if the Issuers so determine, the Issuers in exchange for the Note shall issue and the Trustee shall authenticate (in accordance with the requirements and procedures of Section 2.03) a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

Section 9.05. Trustee and Collateral Agent to Sign Amendments. The Trustee and Collateral Agent (if applicable) shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Collateral Agent, as applicable. If it does, the Trustee or the Collateral Agent, as applicable, may but need not sign it. In signing such amendment, the Trustee and the Collateral Agent (if applicable) shall receive indemnity reasonably satisfactory to it and shall receive, and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.03, an Officers’ Certificate and an Opinion of Counsel each stating that such amendment complies with the applicable provision of this Indenture.

ARTICLE 10

NOTE GUARANTIES

Section 10.01. The Note Guaranties. Subject to the provisions of this Article 10, each Guarantor party hereto or that executes a supplemental indenture in the form of Exhibit B hereby irrevocably and unconditionally Guarantees, jointly and severally, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an offer to purchase required under Section 4.07 or Section 4.12 or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Issuers under this Indenture (including the Issuers’ obligations under Section 7.07 hereof). Upon failure by the Issuers to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Indenture. Any Note Guaranty constitutes a guarantee of payment and not of collection.

Section 10.02. Guarantee Unconditional. The obligations of each Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing and except as expressly set forth herein, will not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuers under this Indenture or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Indenture or any Note;

(c) any change in the corporate existence, structure or ownership of an Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting an Issuer or its assets or any resulting release or discharge of any obligation of an Issuer contained in this Indenture or any Note;

(d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Issuers, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against an Issuer for any reason of this Indenture or any Note, or any provision of Applicable Law purporting to prohibit the payment by an Issuer of the principal of or interest on any Note or any other amount payable by the Issuers under this Indenture; or

(f) any other act or omission to act or delay of any kind by the Issuers, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.

Section 10.03. Discharge; Reinstatement. Subject to Section 10.09, each Guarantor’s obligations under its Note Guaranty will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuers under this Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Issuers under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of an Issuer or otherwise, each Guarantor’s obligations under its Note Guaranty with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 10.04. Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuers or any other Person.

Section 10.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuers under this Article 10, the Guarantor making such payment will be subrogated to the rights of the payee against the Issuers with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Issuers hereunder or under the Notes remains unpaid.

Section 10.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Issuers under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of an Issuer, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 10.07. Limitation on Amount of Note Guaranty. Notwithstanding anything to the contrary in this Article 10, each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guaranty of such Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the Bankruptcy Law or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Note Guaranty are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of any Bankruptcy Law or any comparable provision of state law. Any Foreign Subsidiaries guarantee may also be subject to other limitations specified in this Article 10 or otherwise in the applicable supplemental indenture as contemplated by the Agreed Guarantee Principles.

Section 10.08. Execution and Delivery of Note Guaranty. The execution by each Guarantor of this Indenture (or a supplemental indenture in the form of Exhibit B as modified by the Agreed Guarantee Principles) evidences the Note Guaranty of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guaranty set forth in this Indenture on behalf of each Guarantor.

Section 10.09. Release of Note Guaranty. The Note Guaranty of a Guarantor will terminate, and the Note Guaranty will be automatically and unconditionally released and discharged, upon:

(a) with respect to a Guarantor that is a Restricted Subsidiary of the Company, a sale or other disposition (including by way of consolidation, amalgamation, liquidation or merger) of Capital Stock of such Guarantor following which such Guarantor ceases to be a Restricted Subsidiary of the Company or the sale or disposition of all or substantially all the Property of the Guarantor (other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture;

(b) the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary;

(c) such Guarantor ceasing to guarantee any debt of the Issuers or any Guarantor under the Credit Agreement or any other credit facility or capital markets debt in an aggregate principal amount in excess of $20 million after the date of its Note Guaranty other than a release or discharge through payment thereon;

(d) any discharge pursuant to Section 8.01(a) or defeasance pursuant to Section 8.01(b); or

(e) as provided in the Collateral Agency Agreement.

Upon delivery by the Issuers to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its Note Guaranty.

ARTICLE 11

COLLATERAL AND SECURITY

Section 11.01. Security Documents.

(a) The due and punctual payment of the Note Obligations, including payment of the principal of, premium, if any, and interest on the Notes when the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes and performance of all other Obligations of the Issuers and the Guarantors to the Holders, the Trustee or the Collateral Agent under this Indenture, the Notes, the Note Guaranties, the Collateral Agency Agreement and the Second Lien Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Second Lien Security Documents, which define the terms of the Liens that secure the Note Obligations, subject to the terms of the Collateral Agency Agreement. The Trustee and the Issuers hereby acknowledge and agree that the Collateral Agent holds the Collateral for the benefit of the Holders, the Trustee and the Collateral Agent (or, in connection with certain non-US law governed Security Documents, in favor of the Collateral Agent acting for itself (including as creditor of a parallel debt) and as direct or indirect representative of the Second Lien Secured Parties) and pursuant to the terms of the Second Lien Security Documents and the Collateral Agency Agreement. By their acceptance of the Notes, the Holders hereby agree to be bound by, and authorize and direct the Trustee and the Collateral Agent, as the case may be, to execute and deliver, and to perform its obligations under, the Collateral Agency Agreement, and any Second Lien Security Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including each Second Lien Security Document executed on or after the Issue Date.

(b) Each Grantor that, after the Issue Date, grants a Lien on any of its assets to secure First Lien Obligations shall, subject to any other applicable limitation in this Indenture or any Security Document, also grant a Lien on such assets to secure the Second Lien Obligations and, within the time periods set forth in clauses (c) and (d) below and the applicable Security Documents, shall as promptly as practicable execute and deliver such Second Lien Security Documents (in substantially the same form as the First Lien Security Documents executed and delivered with respect to such assets, except as is necessary or appropriate to reflect the second lien nature thereof and other changes customary or appropriate with respect to security documents for second-lien debt securities, or as required by Applicable Law (in each case as determined by the Company in good faith)) as may be necessary to vest in the Collateral Agent a perfected second-priority Lien (subject to Liens permitted by Section 4.06 and Permitted Liens) in such assets, as security for such Grantor’s obligations under the Note Documents, and thereupon such assets shall be deemed to be Collateral for all purposes of this Indenture; provided that for as long as First Lien Obligations are outstanding, the Grantors will not be required to take any actions to create or perfect any Liens to secure Second Lien Obligations unless such actions are required to create or perfect Liens to secure the First Lien Obligations.

(c) If assets (other than Excluded Property) are acquired by the Company or a Guarantor (including assets of a Person that becomes a Guarantor after the Issue Date) on or following the Issue Date and such assets are subject to a Lien securing any First Lien Obligations, but such assets are not subject to a Lien securing the Second Lien Obligations to the extent required by the Collateral Agency Agreement, then the Company or such Guarantor will (i) with respect to any such assets subject to the Lien of the Security Agreement which Lien can be perfected through the filing of UCC-1 financing statements, use commercially reasonable efforts to provide perfected second priority Liens on such assets as promptly as reasonably practicable after obtaining knowledge thereof, but in any event no later than 30 days after written request from the Collateral Agent and (ii) with respect to assets not covered by the foregoing clause (i), use commercially reasonable efforts to provide, as promptly as reasonably practicable after knowledge thereof, a perfected second priority Lien over such assets in favor of the Collateral Agent to secure the Second Lien Obligations and execute and deliver such Second Lien Security Documents (in substantially the same form as the First Lien Security Documents executed and delivered with respect to such assets, except as is necessary or appropriate to reflect the second lien nature thereof and other changes customary or appropriate with respect to security documents for second-lien debt securities, or as required by Applicable Law (in each case as determined by the Company in good faith)) as may be necessary to vest in the Collateral Agent a perfected second-priority Lien (subject to Liens permitted by Section 4.06 and Permitted Liens) on such assets, as security for such Grantor’s obligations under the Note Documents; provided that for as long as First Lien Obligations are outstanding, the Grantors will not be required to take any actions to create or perfect Liens unless such actions are required with respect to the Credit Agreement.

(d) Notwithstanding any of the foregoing, with respect to Collateral existing on the Issue Date, the Grantors shall provide a perfected second priority Lien on such Collateral to secure the Second Lien Obligations on the Issue Date, except that: (i) with respect to such Collateral consisting of Issue Date Rigs, the Grantors shall deliver to the Collateral Agent Vessel Mortgages for the Issue Date Rigs within 30 days following the Issue Date or such longer period of time as agreed to by the Collateral Agent, or such longer period of time granted to perfect the corresponding Liens securing the Senior Secured Credit Facility Obligations (other than any Issue Date Rig which ceases to constitute a Collateral Vessel under the First Lien Documents prior thereto) and (ii) with respect to all other such Collateral (other than (x) the Issue Date Rigs, which are governed by the foregoing clause (i) and (y) Collateral the Liens on which are granted pursuant to the Security Agreement and can be perfected through the filing of UCC-1 financing statements), the Grantors shall use commercially reasonable efforts to provide such security interests as promptly as reasonably practicable after the Issue Date.

(e) Subject to the Collateral Agency Agreement and the foregoing provisions of this Indenture, the Issuers and the Guarantors shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Second Lien Security Documents.

Section 11.02. Collateral Agent. The Noteholders have, and by accepting a Note, each Noteholder will be deemed to have, appointed the Collateral Agent to act as its agent under the Collateral Agency Agreement and the Second Lien Security Documents. The Noteholders have, and by accepting a Note, each Noteholder will be deemed to have, authorized the Collateral Agent as its agent to (a) perform the duties and exercise the rights and powers that are specifically given to it under the Collateral Agency Agreement and the Second Lien Security Documents, together with any other incidental rights, power and discretions; and (b) execute each Second Lien Security Document, waiver, modification, amendment, renewal or replacement expressed to be executed by the Collateral Agent on its behalf (be it as trustee or direct or indirect representative, as applicable under the law governing the relevant Second Lien Security Document).

Section 11.03. Release of Liens in Respect of Notes. The Collateral Agent’s Liens on the Collateral will no longer secure the Note Obligations , and the right of the Holders of the Notes and the holders of the Note Obligations to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of this Indenture as set forth under Section 8.01(a);

(2) upon a legal defeasance or covenant defeasance as set forth under Section 8.01(b);

(3) upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(4) in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with the provisions of Section 9.02;

(5) as to any asset constituting Collateral if and only to the extent that the Liens on such Collateral in favor of the First Lien Secured Parties have been released in accordance with their terms, except a release as a result of the Discharge of First Lien Obligations; or

(6) after the Discharge of First Lien Obligations, as to any asset constituting Collateral that becomes Excluded Property or is sold, transferred or otherwise Disposed of to a Person that is not (either before or after such sale, transfer or Disposition) an

Issuer or a Guarantor in a transaction or other circumstance that complies with the terms of and is not prohibited by any of the Secured Debt Documents, at the time of such sale, transfer or other Disposition, and to the extent of the interest sold, transferred or otherwise Disposed.

Section 11.04. Further Assurances. The Issuers and each of the other Grantors will do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Second Lien Secured Parties, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become, or are required by any Second Lien Document to become (subject to the Collateral Agency Agreement), Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Collateral Agency Agreement; provided that for as long as First Lien Obligations are outstanding, the Grantors will not be required to take any actions to create or perfect Liens to secure the Second Lien Obligations unless such actions are required under the First Lien Documents with respect to Liens securing the First Lien Obligations.

Upon the reasonable request of the Collateral Agent or any Second Lien Debt Representative at any time and from time to time, the Issuers and each of the other Grantors will use commercially reasonable efforts to promptly execute, acknowledge and deliver such Second Lien Security Documents, and use commercially reasonable efforts to take such other actions as shall be reasonably required to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Second Lien Documents for the benefit of the Second Lien Secured Parties, provided that for as long as First Lien Obligations are outstanding, the Grantors will not be required to take any actions to create or perfect Liens to secure the Second Lien Obligations unless such actions are required under the First Lien Documents with respect to Liens securing the First Lien Obligations

Section 11.05. Protections of the Collateral Agent. The Collateral Agent in its capacity as such hereunder and under the Security Documents shall at all times be entitled to the same protections, rights and limitations of liability as the Trustee in accordance with Article 7 hereof. Notwithstanding anything to the contrary herein or in any Second Lien Security Document, any action or inaction requiring the discretion or opinion or exercise of reasonableness of or by the Collateral Agent, in its capacity as Collateral Agent for the Holders under the terms of any of the Note Documents shall, at the request of the Collateral Agent, be taken at the written direction of the Holders of more than 25% in aggregate principal amount of Notes then outstanding.

Section 11.06. Limitations on Duty of Trustee and Collateral Agent in Respect of Collateral. Neither the Trustee nor the Collateral Agent shall be responsible for (i) the existence, genuineness, sufficiency or value of any of the Collateral or the validity of any Issuer’s or Guarantor’s title thereto, (ii) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder,(iii) insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or (except as set forth below in this Section 11.06) otherwise as to the maintenance of the Collateral or (iv) filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.

Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. Each of the Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or Collateral Agent in good faith.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture and the Notes have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 12.02. Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the Issuers and Guarantors:

Diamond Offshore Drilling, Inc.

5415 Katy Freeway, Suite 100

Houston, Texas 77094-1810 USA

Attention: General Counsel

if to the Trustee or the Collateral Agent:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

Attention: Daniel Gonzalez

Email: ctlany.loanagency@us.hsbc.com

The Issuers, the Guarantors, the Trustee or the Collateral Agent by notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication delivered to a Noteholder shall be mailed or delivered to the Noteholder at the Noteholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so delivered within the time prescribed.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: (A) at the time delivered by hand, if personally delivered; (B) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; (C) when receipt acknowledged, if transmitted by electronic transmission or other similar means of unsecured electronic communication; and (D) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

All notices or communications required to be made to a Holder pursuant to this Indenture must be made in writing and will be deemed to be duly sent or given in writing if mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; provided, however, that a notice or communication to a Holder of a Global Note may, but need not, instead be sent pursuant to the Depositary Procedures.

Failure to mail or deliver a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given to the Depositary pursuant to the applicable procedures of the Depositary. The Trustee will not have any liability relating to the contents of any notice that it sends to any Holder pursuant to any instruction from the Issuers.

If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

The Trustee shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction (each, a “Notice”), received pursuant to this Indenture by electronic transmission (including by e-mail, web portal or other electronic methods) and reasonably believed by the Trustee to be valid. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

Section 12.03. Certificate and Opinion as to Conditions Precedent. (a) Upon any request or application by the Issuers to the Trustee or Collateral Agent to take or refrain from taking any action under this Indenture, the Issuers shall, if requested by the Trustee or Collateral Agent, furnish to the Trustee or Collateral Agent as applicable:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 12.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

Every such certificate or opinion provided under this Indenture shall be without personal recourse to the Person executing the same and may include an express statement to that effect.

Section 12.05. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or by any Affiliate of the Issuers shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 12.06. Rules by Trustee, Paying Agents, Authentication Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Noteholders. The Registrar, Authentication Agent and the Paying Agents or co-registrar may make reasonable rules for their functions.

Section 12.07. Business Days. If any payment date with respect to the Notes (including, for the avoidance of doubt, any interest payment date, the maturity date or any Redemption Date) is not a Business Day, the payment due on such day shall instead be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

Section 12.08. Judgment Currency. (a) U.S. Dollars are the sole currency of account and payment for all sums payable by the Issuers or any Guarantor under this Indenture, the Notes and the Note Guaranties, including damages relating thereto. Any amount received or recovered in a currency other than U.S. Dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, or otherwise) by any Holder of a Note in respect of any sum expressed to be due to it from the Issuers or any Guarantor will only constitute a discharge of the Issuers or such Guarantor, as the case may be, to the extent of the U.S. Dollar amount which the Trustee could purchase in the City of New York in accordance with normal banking procedures with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due to the recipient under any Note or Note Guaranties, the Issuers and the Guarantors will, jointly and severally, indemnify such Holder against any loss sustained by it as a result (including the cost of making any such purchase).

(b) The indemnities of the Issuers and any Guarantor contained in this Section 12.08, to the extent permitted by law: (i) constitute a separate and independent obligation from the other obligations of the Issuers and the Guarantors under this Indenture and the Notes; (ii) shall give rise to a separate and independent cause of action against the Issuers; (iii) shall apply irrespective of any indulgence granted by any Holder of the Notes or the Trustee from time to time; (iv) shall continue in full force and effect notwithstanding any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Indenture, the Notes or any Note Guaranty; and (v) shall survive the termination of this Indenture. For the purposes of this Section 12.08, it shall be sufficient for a payee to certify in a satisfactory manner that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Dollars on such date had not been practicable, on the first date on which it would have been practicable) and that the change of the purchase date was needed.

Section 12.09. Submission to Jurisdiction; Appointment of Agents for Service. (a) Each of the Issuers and the Guarantors irrevocably submit to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York, Borough of Manhattan over any suit, action or proceeding arising out of or relating to this Indenture, the Notes, the Note Guaranties or the transactions contemplated hereby and thereby (each, a “Related Proceeding”). Each of the Issuers and the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any Related Proceeding brought in such a court and any claim that any such Related Proceeding brought in such a court has been brought in an inconvenient forum. To the extent that an Issuer or Guarantor has or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property, each of the Issuers and the Guarantors irrevocably waives, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding.

(b) The Issuers and the other Guarantors hereby appoint the Company at its office specified in Section 12.02, as their respective agent for service of process in any Related Proceeding and agree that service of process in any such Related Proceeding may be made upon it or them at the office of such agent. The agent for service of process named herein may resign upon giving written notice to the Issuers at the address listed in Section 12.02. Each of the Issuers and the other Guarantors waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. Each of the Issuers and the other Guarantors represents and warrants that such agent has agreed to act, and the Company hereby agrees to act, as the Issuers’ and the other Guarantors’ agent for service of process.

Section 12.10. Governing Law/Waiver of Trial by Jury; Submission to Jurisdiction. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTIES AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS INDENTURE, THE NOTES AND THE NOTE GUARANTIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH HOLDER OF NOTES BY ITS ACCEPTANCE THEREOF IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.11. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or shareholder of the Issuers or any Guarantor, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Noteholder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for issuance of the Notes.

Section 12.12. Successors. All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee or the Collateral Agent in this Indenture shall bind its successors.

Section 12.13. Multiple Originals; Electronic Signatures. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The words “execution,” “signed,” “signature,” and words of like import in this Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in this Indenture to the contrary notwithstanding, (a) any Officers’ Certificate, Opinion of Counsel, Definitive Note, Global Note, Note Guaranty, supplemental indenture or other certificate, instrument, agreement, notice or other document or instrument delivered pursuant to this Indenture, other than the Trustee’s certificate of authentication appearing on or attached to any Note, may be executed, attested and transmitted by any of the foregoing electronic means and formats, and (b) all references in Section 2.03 (Execution and Authentication) or elsewhere in this Indenture or in any Definitive Note or Global Note to the execution or attestation of any Note by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats.

Section 12.14. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, epidemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.15. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information within the Issuers’ custody or control or as the Issuers may reasonably obtain that the Trustee may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.16. FATCA. In order to assist the Trustee with its compliance with Sections 1471 through 1474 of the Code and the rules and regulations thereunder (as in effect from time to time, collectively, the “Applicable Tax Law”), the Issuers agree (i) to provide to the Trustee reasonably available information in their possession regarding the Issuers or the Holders of Notes (solely in their capacity as such) and which is necessary for the Trustee’s determination of whether it has tax related obligations under Applicable Tax Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Tax Law and shall have no liability in connection therewith other than as a result of its gross negligence or willful misconduct. Nothing in the immediately preceding sentence shall be construed as obligating the Issuers to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted.

Section 12.17. Sanctions. The Issuers agree for the benefit of the Trustee that they will not use the proceeds from the issuance of the Notes to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, would violate any sanctions enforced by the United States Government, (including, the Office of Foreign Assets Control of the US Department of the Treasury), or the European Union.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties have caused this Indenture to be duly executed as of the date first written above.

As Issuers:

Diamond Foreign Asset Company

By:	/s/ David L. Roland
Name: David L. Roland
Title: Director

Diamond Finance, LLC

By:	/s/ David L. Roland
Name: David L. Roland
Title: Manager

[Signature Page to the Indenture]

As Guarantors:

Diamond Offshore Drilling, Inc.

By:	/s/ Dominic Savarino
Name: Dominic Savarino
Title: Senior Vice President and Chief Financial Officer

Brasdril Sociedade de Perfurações Ltda.

By:	/s/ Darren Lee Hunchak
Name: Darren Lee Hunchak
Title: Managing Director

Diamond Offshore (Brazil) L.L.C.

By:	/s/ David L. Roland
Name: David L. Roland
Title: Manager

Diamond Offshore, LLC

By:	/s/ David L. Roland
Name: David L. Roland
Title: Manager

Diamond Offshore Drilling (Overseas) L.L.C.

By:	/s/ David L. Roland
Name: David L. Roland
Title: Manager

[Signature Page to the Indenture]

Diamond Offshore Drilling (UK) Limited

By:	/s/ David L. Roland
Name: David L. Roland
Title: Director

Diamond Offshore Drilling Company N.V.

By:	/s/ David L. Roland
Name: David L. Roland
Title: Director

Diamond Offshore Drilling Limited

By:	/s/ David L. Roland
Name: David L. Roland
Title: Director

Diamond Offshore Enterprises Limited

By:	/s/ David L. Roland
Name: David L. Roland
Title: Director

Diamond Offshore Finance Company

By:	/s/ David L. Roland
Name: David L. Roland
Title: Senior Vice President, General Counsel and Secretary

[Signature Page to the Indenture]

Diamond Offshore General, LLC

By:	/s/ David L. Roland
Name: David L. Roland
Title: Manager

Diamond Offshore Holding, L.L.C.

By:	/s/ David L. Roland
Name: David L. Roland
Title: Manager

Diamond Offshore International Limited

By:	/s/ David L. Roland
Name: David L. Roland
Title: Director

Diamond Offshore International, L.L.C.

By:	/s/ David L. Roland
Name: David L. Roland
Title: Manager

Diamond Offshore Limited

By:	/s/ David L. Roland
Name: David L. Roland
Title: Director

[Signature Page to the Indenture]

Diamond Offshore Netherlands B.V.

By:	/s/ David L. Roland
Name: David L. Roland
Title: Director

Diamond Offshore Services, LLC

By:	/s/ David L. Roland
Name: David L. Roland
Title: Manager

Diamond Rig Investments Limited

By:	/s/ David L. Roland
Name: David L. Roland
Title: Director

[Signature Page to the Indenture]

HSBC Bank USA, National Association, as Trustee

By:	/s/ Nimish Pandey
Name: Nimish Pandey
Title: Vice President

HSBC Bank USA, National Association, as Collateral Agent

By:	/s/ Nimish Pandey
Name: Nimish Pandey
Title: Vice President

[Signature Page to the Indenture]

APPENDIX A

PROVISIONS RELATING TO THE NOTES

1. Definitions.

1.1 Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Note bearing, if required, the restricted securities legend set forth in Section 2.3(c).

“Depositary” means, with respect to the Notes, The Depository Trust Company, its nominees and their respective successors.

“Distribution Compliance Period” means, with respect to any Notes, the period of 40 consecutive days beginning on the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S) in reliance on Regulation S and (ii) the Issue Date or, if such Notes are Additional Notes, the issue date with respect to such Notes.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary) or any successor person thereto, who shall initially be the Trustee.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the legend set forth in Section 2.3(c) hereto.

1.2 Other Definitions.

Term	Defined in Section:
Agent Members	2.1(b)
Global Note	2.1(a)
Regulation S	2.1
Regulation S Global Note	2.1(a)
Rule 144A	2.1
Rule 144A Global Note	2.1(a)

2. The Notes.

2.1 Form and Dating. The Notes will be offered and sold by the Issuers from time to time. The Notes will be resold initially only to persons reasonably believed to be QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and to certain non-U.S. persons outside the United States in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”). The Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein and in the legend on the certificates representing the Global Notes and the Definitive Notes set forth below.

Appendix A-1

(a) Global Notes. The Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Notes in registered form without interest coupons (collectively, the “Rule 144A Global Note”) with the global securities legend and the restricted securities legend set forth in Exhibit A to this Indenture, and Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more permanent global Notes in registered form without interest coupons (the “Regulation S Global Note”) with the global securities legend and the applicable restricted securities legend set forth in Exhibit A to this Indenture or with such other legends as may be appropriate. Except as set forth in this Section 2.1(a) and Section 2.3(b) hereof, beneficial ownership interest in a Regulation S Global Note will only be exchangeable for interests in a Rule 144A Global Note or a Definitive Note in registered certificated form only after the expiration of the Distribution Compliance Period and then only, in the case of an exchange for a Definitive Note, in compliance with the requirements set forth in Section 2.4. The Rule 144A Global Note and Regulation S Global Note, together with any other Note in registered global form in the name of the Depositary or its nominee without interest coupons, are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the applicable Depositary or its nominee as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the applicable Depositary.

The Issuers shall execute and the Trustee shall, in accordance with this Section 2.1(b) and Section 2.03 of the Indenture, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the applicable Depositary for such Global Note or Global Notes or the nominee of such Depositary and (b) shall be deposited with the Trustee as Notes Custodian.

Members of, or participants, in the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Notes Custodian or under such Global Note, and the Depositary may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Definitive Notes. Except as provided in Section 2.3 or Section 2.4 hereof, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of Definitive Notes.

Appendix A-2

2.2 Authentication. The Trustee or Authentication Agent shall authenticate and deliver Notes in accordance with Section 2.03 of this Indenture.

2.3 Transfer and Exchange. (a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar or a co-registrar with a request:

(x) to register the transfer of such Definitive Notes; or

(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar or co-registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuers and the Registrar or co-registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(ii) if such Definitive Notes bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B) if such Definitive Notes are being transferred to an Issuer or a Guarantor, a certification to that effect; or

(C) if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act or another available exemption from the registration requirements of the Securities Act, (i) a certification to that effect and (ii) an Opinion of Counsel or other evidence reasonably satisfactory to the Issuers and the Trustee as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(c)(i).

(b) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the applicable Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Note and such account shall be credited in accordance with such instructions with a beneficial interest in the Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

Appendix A-3

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4, such Notes may be exchanged (including any exchange of such Definitive Notes for beneficial interests in any Global Note) only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification and other requirements set forth herein and on the reverse of the Original Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuers.

(v) The transferor shall, to the extent required by applicable tax law, also provide or cause to be provided to the Trustee all information that is (i) in its possession, (ii) specifically requested by the Trustee in sufficient detail to permit compliance with such request and (iii) necessary to allow the Trustee to comply with any applicable tax reporting obligations, including, if applicable, any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(vi) Restrictions on Transfer of Regulation S Global Notes.

(A) Prior to the expiration of the Distribution Compliance Period, beneficial interests in a Regulation S Global Note may be exchanged for beneficial interests in a Rule 144A Global Note only if: (i) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and (ii) the transferor first delivers to the Trustee a written certificate to the effect that the Notes are being transferred to a person: (a) who the transferor reasonably believes to be a QIB within the meaning of Rule 144A; (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A; and (c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions; and

Appendix A-4

(B) Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable) and, if such transfer occurs prior to the end of the Distribution Compliance Period, the interest transferred will be held immediately thereafter through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V.

(c) Legend.

(i) Except as permitted by the following paragraph (ii), each certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR (OR SUCH SHORTER PERIOD THEN REQUIRED UNDER RULE 144 OR ITS SUCCESSOR RULE)][IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUERS OR ANY GUARANTOR, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE PURSUANT TO RULE 144A, (C) PURSUANT TO AN OFFER OR SALE THAT OCCURS OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT

Appendix A-5

THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND IS ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $500,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (F) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUERS. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

“BY ITS ACQUISITION OF THIS NOTE, THE HOLDER WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OF HOLD THIS NOTE (OR ANY INTEREST IN THIS NOTE) CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR ANY GOVERNMENTAL PLAN, CHURCH PLAN, OR NON-U.S. PLAN SUBJECT TO OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS NOTE (OR ANY INTEREST IN THIS NOTE) WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

Each Definitive Note will also bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act:

Appendix A-6

(A) in the case of any Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if, and to the extent, no resale restrictions under such Rule shall continue to apply; and

(B) in the case of any Transfer Restricted Note that is represented by a Global Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if, and to the extent, no resale restrictions under such Rule shall continue to apply, in either case, if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the assignment form set forth on the reverse of the Note) and complies with the requirement to provide such legal opinions, certifications and other information as the Issuers and the Trustee have reasonably requested as set forth in such form on the reverse of the Note.

(d) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation pursuant to its customary practice.

At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) or the applicable Notes Custodian with respect to such Global Note, by the Trustee or the Notes Custodian, as applicable, to reflect such reduction.

(e) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s or co-registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06 and 9.04 of this Indenture).

(iii) The Registrar or co-registrar shall not be required to register the transfer of or exchange of any Note for a period beginning 15 calendar days before (a) the record date for any payment of interest on the Notes, (b) any date fixed for redemption of the Notes or (c) the date fixed for selection of the Notes to be redeemed in part. Also, the Registrar or co-registrar shall not be required to register the transfer or exchange of any

Appendix A-7

Notes selected for redemption. In the event of the transfer of any Note, the transfer agent may require a Holder, among other things, to furnish appropriate endorsements and transfer documents as described in this Indenture. The Issuers may require a Holder to pay any taxes and fees required by law and permitted by this Indenture and the Notes.

(iv) Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(f) No Obligation of the Trustee.

(i) Neither the Issuers nor the Trustee shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under Applicable Law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Definitive Notes.

Appendix A-8

(a) A Global Note deposited with the Trustee as Notes Custodian pursuant to Section 2.1 shall be transferred (or, in the case of clause (iii) below, shall be transferrable) to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Issuers that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and in either case a successor Depositary is not appointed by the Issuers within 120 days of such notice, (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Definitive Notes, or (iii) an Event of Default has occurred and is continuing and the Depositary requests the issuance of Definitive Notes in lieu of all or a portion of the Global Notes.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Definitive Notes issued in exchange for any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $2,000 and any integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in the Global Note shall bear the restricted securities legend set forth in Section 2.3(c)(i) unless that legend is not required by Applicable Law.

(c) The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Issuers will promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons.

Appendix A-9

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR (OR SUCH SHORTER PERIOD THEN REQUIRED UNDER RULE 144 OR ITS SUCCESSOR RULE)][IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUERS OR ANY GUARANTOR, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE PURSUANT TO RULE 144A, (C) PURSUANT TO AN OFFER OR SALE THAT OCCURS OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND IS ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $500,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (F) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUERS. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

“BY ITS ACQUISITION OF THIS NOTE, THE HOLDER WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OF HOLD THIS NOTE (OR ANY INTEREST IN THIS NOTE) CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT

PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR ANY GOVERNMENTAL PLAN, CHURCH PLAN, OR NON-U.S. PLAN SUBJECT TO OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS NOTE (OR ANY INTEREST IN THIS NOTE) WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[FORM OF FACE OF NOTE]

No. [ • ]	$[ • ]

8.500% Senior Secured Second Lien Notes due 2030

CUSIP Nos. 25260Q AD3 / G2761W AB3

ISIN Nos. US25260WAD39 / USG2761WAB30

DIAMOND FOREIGN ASSET COMPANY, an exempted company incorporated under the laws of the Cayman Islands, and DIAMOND FINANCE, LLC, a Delaware limited liability company, jointly and severally promise to pay to __________, or registered assigns, the principal sum [of [ • ] Dollars ($[ • ])] [as set forth on the Schedule of Increases and Decreases annexed hereto](1) on October 1, 2030.

Interest Payment Dates: April 1 and October 1.

Record Dates: March 15 and September 15.

(1)	Insert for Global Securities

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

Very truly yours,

Diamond Foreign Asset Company

By:
Name:
Title:

Diamond Finance, LLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

HSBC Bank USA, National Association, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

8.500% Senior Secured Second Lien Notes due 2030

1. Interest

Diamond Foreign Asset Company, an exempted company incorporated under the laws of Cayman Islands (the “Cayman Issuer”), and Diamond Finance, LLC, a Delaware limited liability company (“FinanceCo” and, together with the Cayman Issuer, the “Issuers”), jointly and severally promise to pay interest on the principal amount of this 8.500% Senior Secured Second Lien Note due 2030 (this “Note” and, together with any other 8.500% Senior Secured Second Lien Notes due 2030, the “Notes”) at the rate per annum shown above. The Issuers will pay interest semiannually on April 1 and October 1 each year, commencing April 1, 2024. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 21, 2023. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall pay interest on overdue principal at the rate borne by the Notes, and they shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

2. Method of Payment

The Issuers will pay interest on the Notes (except defaulted interest) to the Persons who are Holders of Notes at the close of business on the March 15 or September 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuers will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. The Issuers will make all payments in respect of a Definitive Note (including principal, premium and interest), by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $5,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, HSBC Bank USA, National Association (the “Trustee”) will act as Paying Agent and Registrar. The Issuers may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its Subsidiaries may act as Paying Agent and Registrar.

4. Indenture; Note Guaranties

The Issuers issued the Notes under an Indenture, dated as of September 21, 2023 (as amended and supplemented from time to time, the “Indenture”), among the Issuers, Diamond Offshore Drilling, Inc. (the “Company”), the other Guarantors party thereto from time to time, the Trustee and HSBC Bank USA, National Association, as Collateral Agent. The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture for a statement of those terms. This Note is guaranteed by the Guarantors, as and to the extent set forth in the Indenture.

To the extent permitted by Applicable Law, in the event of any inconsistency between the terms of the Note and the terms of the Indenture, the terms of the Indenture shall control.

5. Optional Redemption

(a) Except as described in this paragraph 5, the Notes may not be redeemed at the option of the Issuers prior to October 1, 2026. On or after October 1, 2026, the Issuers may, at their option, redeem all or any portion of the Notes, at once or over time. The Notes may be redeemed at the redemption prices as set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), calculated by the Issuers. The following prices are for Notes redeemed during the 12-month period commencing on October 1 of the years set forth below, and are expressed as percentages of principal amount:

Period	Redemption Price
2026	104.250%
2027	102.125%
2028 and thereafter	100.000%

(b) At any time and from time to time prior to October 1, 2026, the Issuers may, on any one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the Notes issued under the Indenture (including Additional Notes, if any) with an amount equal to or less than the Net Cash Proceeds of one or more Equity Offerings, at a redemption price equal to 108.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that immediately after giving effect to any redemption of this kind, at least 65% of the original aggregate principal amount of Notes issued on the Issue Date (excluding Notes held by the Company or its Subsidiaries) remains outstanding. Any redemption of this kind shall be made within 90 days of such Equity Offering upon not less than 10 and no more than 60 days’ prior notice.

(c) At any time prior to October 1, 2026, the Issuers may redeem up to 10% of the original aggregate principal amount of the Notes issued under the Indenture (including Additional Notes, if any) during any twelve-month period at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(d) The Issuers may redeem all or any portion of the Notes, at once or over time, prior to October 1, 2026, at a redemption price equal to the sum of:

(i)	100% of the principal amount of the Notes to be redeemed, plus

(ii)	the Applicable Premium,

plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(e) In addition to the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, Asset Sale Offer, or Prepayment Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(f) The Issuers may redeem the Notes, at their option, at any time upon giving not less than 10 nor more than 60 days’ prior notice, in whole but not in part, at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event that the Company determines in good faith that (x) either Issuer or any Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes or the Note Guaranties, Additional Amounts, and (y) such obligation cannot be avoided by taking reasonable measures available to the relevant Issuer or the relevant Guarantor, as applicable (which does not include, for the avoidance of doubt, changing the jurisdiction of incorporation of an Issuer or Guarantor), as a result of:

(1) a change in or an amendment to the laws or treaties (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the Issue Date (or, if the Specified Tax Jurisdiction was not a Specified Tax Jurisdiction on the Issue Date, the date on which such Specified Tax Jurisdiction became a Specified Tax Jurisdiction under the Indenture); or

(2) any change in or amendment to any official written position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced and becomes effective on or after the Issue Date (or, if the Specified Tax Jurisdiction was not a Specified Tax Jurisdiction on the Issue Date, the date on which such Specified Tax Jurisdiction became a Specified Tax Jurisdiction under the Indenture);

provided that in the case of Additional Amounts (as defined in the Indenture) required to be paid as a result of the Issuers or relevant Guarantor conducting business other than in the place of its incorporation or organization, such amendment or change must be announced and become effective on or after the date in which it begins to conduct business giving rise to the relevant withholding or deduction.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note; and

(b) the excess, if any, of (i) the present value on such Redemption Date of (A) the redemption price of such Notes on October 1, 2026 (such redemption price being that described in clause (a) of this paragraph 5), plus (B) all required remaining scheduled interest payments due on such Note through October 1, 2026 (in each case, excluding accrued but unpaid interest to (but not including) such Redemption Date) computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the principal amount of such Note.

“Treasury Rate” means, as of the applicable Redemption Date, as determined by the Company, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent statistical release published by the Board of Governers of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” that has become publicly available at least two Business Days prior to such Redemption Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to October 1, 2026; provided, however, that if the period from such Redemption Date to October 1, 2026 is not equal to the constant maturity of a United States Treasury security for which such yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

6. Notice of Optional Redemption

Notice of redemption will be sent by first-class mail and in the case of Notes held in book-entry form, by electronic transmission at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his or her registered address. Any redemption or notice of redemption issued pursuant to paragraph 5 may, in the Company’s discretion, be subject to one or more conditions precedent.

7. Sinking Fund

The Notes are not subject to any mandatory sinking fund.

8. Repurchase of Notes at the Option of Holders upon Change of Control Triggering Event

Upon a Change of Control Triggering Event, any Holder of Notes will have the right, subject to certain conditions specified in the Indenture, to cause the Issuers to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

9. Denominations; Transfer; Exchange

The Notes are in definitive, fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar or co-registrar shall not be required to register the transfer of or exchange of any Note for a period beginning 15 calendar days before (a) the record date for any payment of interest on the Notes, (b) any date fixed for redemption of the Notes or (c) the date fixed for selection of the Notes to be redeemed in part. Also, the Registrar or co-registrar shall not be required to register the transfer or exchange of any Notes selected for redemption.

10. Persons Deemed Owners

The Holder of this Note may be treated as the owner of it for all purposes.

11. Unclaimed Money

Subject to any applicable abandoned property law, if money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuers at their written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuers and not to the Trustee for payment.

12. Discharge and Defeasance

Subject to certain conditions, the Issuers at any time may terminate some of or all their obligations under the Notes and the Indenture if the Issuers deposit with the Trustee money in U.S. Dollars, U.S. Government Obligations or a combination thereof for the payment of principal of and interest (including premium, if any) on the Notes, in each case to redemption or maturity.

13. Amendment, Waiver

The Indenture and the Notes may be amended and supplemented as provided in the Indenture.

14. Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding, subject to certain limitations, may declare all the Notes to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any Holder.

Holders of Notes may not enforce the Indenture or the Notes or the Security Documents except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes or Security Documents unless it receives reasonable security or indemnity satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture. The Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Issuers and the Trustee, may rescind and annul any declaration of acceleration and its consequences except a Default in the payment of the principal of or interest on a Note or a Default in respect of a provision that under the Indenture cannot be amended without the consent of each Noteholder adversely affected.

15. Trustee Dealings with the Issuers

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuers or their Affiliates and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.

16. No Recourse Against Others

No past, present or future director, officer, employee, incorporator or shareholder of the Issuers or any Guarantor, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for issuance of the Notes.

17. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authentication Agent) manually signs the certificate of authentication on the other side of this Note.

18. Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19. Governing Law/Waiver of Trial by Jury; Submission to Jurisdiction

THIS NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH HOLDER OF NOTES BY ITS ACCEPTANCE THEREOF IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, over any suit, action or proceeding arising out of or relating to the Indenture. To the fullest extent permitted by Applicable Law, the parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

20. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and have directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders. To the extent such numbers have been issued, the Issuers have caused ISIN and Common Code numbers to be similarly printed on the Notes and have similarly instructed the Trustee. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21. Collateral.

The Notes are secured by the Collateral on the terms of and subject to the conditions set forth in the Indenture, the Security Documents and the Collateral Agency Agreement, subject to release or termination as provided in the Indenture, the Security Documents and the Collateral Agency Agreement.

The Issuers will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

All capitalized terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this note

In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is a Transfer Restricted Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐ To an Issuer or a Guarantor; or

(2)

☐ Inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(3)	☐ Outside the United States within the meaning of Regulation S under the Securities Act of 1933; or

(4)

☐ To an institutional accredited advisor within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933 that is not a qualified institutional buyer and is acquiring the Notes for its own account or for the account of such an institutional accredited advisor, in either case in a minimum principal amount of the Notes of $500,000, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act of 1933; or

(5)	☐ Pursuant to another available exemption from the registration requirements of the Securities Act of 1933; or

(6)	☐ Pursuant to a registration statement that has been declared effective under the Securities Act of 1933.

(7)

☐ If such transfer involves a transfer of a beneficial interest in a Rule 144A Global Note to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable) and, if such transfer occurs prior to the end of the Distribution Compliance Period, the interest transferred will be held immediately thereafter through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the Holder thereof; provided, however, that if box (5) or (6) is checked, the Trustee or the Issuers may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuers have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guarantee medallion program or other signature guarantor acceptable to the Trustee

Date:
Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[ • ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.07 (Asset Sale) or Section 4.12 (Change of Control) of the Indenture, check the box: ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.07 or Section 4.12 of the Indenture, state the amount:

$[ • ]

Date:
(Sign exactly as your name appears on the other side of the Note) Signature Guarantee:

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guarantee medallion program or other signature guarantor acceptable to the Trustee

Date:
Signature of Signature Guarantee

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE FOR FUTURE GUARANTORS]

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of [ • ], 20[ • ] among DIAMOND FOREIGN ASSET COMPANY, an exempted company incorporated under the laws of Cayman Islands (“Cayman Issuer”), and DIAMOND FINANCE, LLC, a Delaware limited liability company (“FinanceCo” and, together with the Cayman Issuer, the “Issuers”), [insert each Guarantor executing this Supplemental Indenture and its jurisdiction of incorporation] (each an “Undersigned”) and HSBC BANK USA, NATIONAL ASSOCIATION, as trustee (the “Trustee”) and Collateral Agent (the “Collateral Agent”).

RECITALS

WHEREAS, the Issuers, the Guarantors party thereto, the Trustee and the Collateral Agent entered into an Indenture, dated as of September 21, 2023 (as amended and supplemented to date, the “Indenture”), relating to the Issuers’ 8.500% Senior Secured Second Lien Notes due 2030 (the “Notes”); and

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Issuers agreed pursuant to the Indenture to cause any Restricted Subsidiary of the Company (other than the Issuers) that guarantees any Debt of the Issuers or any Guarantor under the Credit Agreement or any other credit facility or capital markets debt in an aggregate principal amount in excess of $20 million to provide a Note Guaranty.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument. Delivery of an executed signature page by facsimile or electronic transmission (e.g., “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other Applicable Law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6. The recitals and statements herein are deemed to be those of the Issuers and the Undersigned and not the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Note Guarant[y][ies] provided by the Guarantor[s] party to this Supplemental Indenture.

Section 7. All notices or other communications to the Issuers and the Guarantors shall be given as provided in Section 12.02 of the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DIAMOND FOREIGN ASSET COMPANY

By:
Name:
Title:

DIAMOND FINANCE, LLC

By:
Name:
Title:

[GUARANTOR(S)]

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

EXHIBIT C

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

Among

DIAMOND OFFSHORE DRILLING, INC.,

as the parent,

DIAMOND FOREIGN ASSET COMPANY,

and,

DIAMOND FINANCE, LLC,

as the Issuers,

the other Grantors party hereto,

[•],

as First Lien Debt Representative for the

First Lien Secured Parties,

HSBC BANK USA, NATIONAL ASSOCIATION,

as Second Lien Debt Representative for the

Second Lien Secured Parties,

[•],

as the Junior Priority Representative for the

Initial Junior Lien Secured Parties

and

each additional Representative from time to time party hereto dated as of [•]

JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [•] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation, (the “Company”), DIAMOND FOREIGN ASSET COMPANY, an exempted company incorporated under the laws of the Cayman Islands (the “Cayman Issuer”), DIAMOND FINANCE, LLC, a Delaware limited liability company (the “FinanceCo, and together with the Cayman Issuer, the “Issuers”), the other Grantors party hereto, [•], as Representative for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Credit Agreement Collateral Agent”), HSBC BANK USA, NATIONAL ASSOCIATION, as Representative for the Second Lien Indenture Secured Parties (in such capacity and together with its successors in such capacity, the “Second Lien Indenture Collateral Agent”), [each additional Collateral Agent for any Senior Obligations (each, an “Additional Senior Debt Collateral Agent”),] [•], as Representative for the Initial Junior Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Junior Lien Collateral Agent”), and each additional Junior Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Credit Agreement Collateral Agent (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Second Lien Indenture Collateral Agent (for itself and on behalf of the Second Lien Indenture Secured Parties), the Initial Junior Lien Collateral Agent (for itself and on behalf of the Initial Junior Lien Secured Parties), each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Junior Priority Representative (for itself and on behalf of the Junior Priority Debt Parties under the applicable Junior Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms defined in the New York UCC have the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below.

“Additional Junior Priority Debt” means any Debt that is issued or guaranteed by either of the Issuers and/or any other Grantor (other than Debt constituting Initial Junior Lien Obligations), which Debt and guarantees are secured by the Junior Priority Collateral (or any portion thereof) on a subordinate basis to the Senior Obligations; provided, however, that (a) such Debt is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Junior Priority Debt Document and (b) the Representative for the holders of such Debt shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Additional Junior Priority Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Junior Priority Debt Documents” means, with respect to any series, issue or class of Additional Junior Priority Debt, the promissory notes, credit agreements, indentures, the Junior Priority Collateral Documents or other operative agreements evidencing or governing such Debt or the liens securing such Debt.

“Additional Junior Priority Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Junior Priority Debt.

“Additional Junior Priority Debt Obligations” means, with respect to any series, issue or class of Additional Junior Priority Debt, all amounts owing pursuant to the terms of such Additional Junior Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest, fees and expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest, fees or expenses are an allowed claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Junior Priority Debt Document.

“Additional Junior Priority Debt Parties” means, with respect to any series, issue or class of Additional Junior Priority Debt, the holders of such Debt, the Representative with respect thereto, any trustee or agent therefor under any related Additional Junior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by either of the Issuers or any other Grantor under any related Additional Junior Priority Debt Documents.

“Additional Senior Debt” means any Debt that is issued or guaranteed by the Issuers and/or any Guarantor (other than Debt constituting First Lien Credit Agreement Obligations or Second Lien Indenture Obligations) which Debt and guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with or subordinate to the First Lien Credit Agreement Obligations and the Second Lien Indenture Obligations and on a senior basis to the Junior Priority Debt; provided, however, that (a) such Debt is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Junior Priority Debt Document and (b) the Representative for the holders of such Debt shall have (i) executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (ii) become a party to the Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Article VI thereof. Additional Senior Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor.

[“Additional Senior Debt Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.]

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, credit agreements, the Senior Collateral Documents or other operative agreements evidencing or governing such Debt or the liens securing such Debt.

“Additional Senior Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, all amounts owing pursuant to the terms of such Additional Senior Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest, fees and expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest, fees or expenses are an allowed claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Senior Debt Document.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Debt, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Issuers or any Guarantor under any related Additional Senior Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Authorized Officer” means, with respect to any Person, the chief executive officer, the chief financial officer, principal accounting officer, the president, any vice president, treasurer, general counsel, secretary or another executive officer of such Person.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Cayman Issuer” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Junior Priority Collateral.

“Collateral Agents” means the First Lien Credit Agreement Collateral Agent, Second Lien Indenture Collateral Agent, each Additional Senior Debt Collateral Agent, the Initial Junior Lien Collateral Agent, any collateral agent designated pursuant to any Additional Senior Debt Documents and any collateral agent designated pursuant to any Additional Junior Priority Debt Documents.

“Collateral Documents” means the Senior Collateral Documents and the Junior Priority Collateral Documents.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Debt” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a) in respect of borrowed money or advances (including drawn letters of credit not yet reimbursed); or

(b) evidenced by loan agreements, bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), whether or not then available or drawn; or

(c) in respect of cash management obligations secured by the same collateral securing the obligations in clauses (a) or (b) above; or

(d) in respect of obligations under Swap Agreements secured by the same collateral securing the obligations in clauses (a) or (b) above.

“Debt Facility” means any Senior Facility and any Junior Priority Debt Facility.

“Designated Junior Priority Representative” means (a) the Initial Junior Lien Collateral Agent, until such time as the Initial Junior Lien Agreement ceases to be the only Junior Priority Debt Facility under this Agreement and (b) thereafter, the Junior Priority Representative designated from time to time by the Junior Priority Majority Representatives, in a notice to the Designated Senior Representative and the Company hereunder, as the “Designated Junior Priority Representative” for purposes hereof.

“Designated Senior Representative” means (a) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (b) at any time when clause (a) does not apply, the Controlling Representative (as defined in the Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Junior Priority Debt Obligations thereunder, as the case may be, are no longer secured by, or no longer required to be secured by, the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Senior Obligations” means the date on which each Senior Facility has been Discharged.

“First Lien Credit Agreement” means [•], as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or Refinanced from time to time in one or more agreements, including any agreement adding or changing the borrower or extending the maturity thereof or otherwise restructuring all or any portion of the Debt thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Debt that may be incurred thereunder; provided (a) that the collateral agent for any such other financing arrangement or agreement becomes a party to the Intercreditor Agreement by executing and delivering an applicable Intercreditor Joinder (as defined in the Intercreditor Agreement) and to this Agreement by executing and delivering a Joinder Agreement and (b) in the case of any Refinancing or replacement, the Issuers designate such financing arrangement or agreement as the “Credit Agreement” under the Intercreditor Agreement and as the “First Lien Credit Agreement” (and not Additional Senior Debt) hereunder.

“First Lien Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Agent, as defined in the First Lien Credit Agreement, under the First Lien Credit Agreement.

“First Lien Credit Agreement Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Security Agreement” means the “Security Agreement” as defined in the First Lien Credit Agreement.

“Intercreditor Agreement” has the meaning assigned to such term in the First Lien Credit Agreement.

“Grantors” means the Company, the Issuers and any other Guarantor, to the extent they are party to a Senior Collateral Document granting Liens on Senior Collateral. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors (including any Subsidiary which becomes a party to this Agreement as contemplated by Section 8.07).

“Guarantors” means each Person that guarantees any Senior Obligations pursuant to any Senior Debt Documents.

“Initial Junior Lien Agreement” means that certain [Indenture][Credit Agreement][Other Agreement], dated as of [•], among the [applicable Grantors], [the Guarantors identified therein,] and [•], as [trustee][administrative agent], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, together with any Refinancing thereof; provided, (a) the obligations in respect of any such Refinancing are secured by Liens on the Shared Collateral that rank junior to the Liens securing the Senior Obligations and (b) that the holders of any such Refinancing debt (or their agent on their behalf) shall bind themselves in writing to the terms of this Agreement.

“Initial Junior Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Junior Lien Debt Documents” means the Initial Junior Lien Agreement and the other related facility “Documents” as defined in the Initial Junior Lien Agreement.

“Initial Junior Lien Obligations” means the [“Obligations”] as such term is defined in the Initial Junior Lien Security Agreement.

“Initial Junior Lien Secured Parties” means the Initial Junior Lien Collateral Agent and the holders of the Initial Junior Lien Obligations issued pursuant to the Initial Junior Lien Agreement.

“Initial Junior Lien Security Agreement” means the [security][collateral] agreement, dated as of the date hereof, among the [applicable Grantors], the Initial Junior Lien Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” has the meaning assigned to such term in the First Lien Credit Agreement.

“Insolvency or Liquidation Proceeding” means:

(a) any case or proceeding commenced by or against either Issuer or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of either Issuer or any other Grantor, any receivership or assignment for the benefit of creditors relating to either Issuer or any other Grantor or any similar case or proceeding relative to either Issuer or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to either Issuer or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c) any other proceeding of any type or nature in which substantially all claims of creditors of either Issuer or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Issuers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex II or Annex III hereof.

“Junior Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Junior Priority Collateral” means any “Collateral” as defined in any Initial Junior Lien Debt Document or any other Junior Priority Debt Document or any other assets of either Issuer or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior Priority Collateral Document as security for any Junior Priority Debt Obligation.

“Junior Priority Collateral Documents” means the Initial Junior Lien Security Agreement and the other “Collateral Documents” as defined in the Initial Junior Lien Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by either Issuer or any other Grantor for purposes of providing collateral security for any Junior Priority Debt Obligation.

“Junior Priority Debt” means any Initial Junior Lien Obligations and any Additional Junior Priority Debt.

“Junior Priority Debt Documents” means the Initial Junior Lien Debt Documents and any Additional Junior Priority Debt Documents.

“Junior Priority Debt Facilities” means the Initial Junior Lien Agreement and any Additional Junior Priority Debt Facilities.

“Junior Priority Debt Obligations” means the Initial Junior Lien Obligations and any Additional Junior Priority Debt Obligations.

“Junior Priority Debt Parties” means the Initial Junior Lien Secured Parties and any Additional Junior Priority Debt Parties.

“Junior Priority Majority Representatives” means Junior Priority Representatives representing at least a majority of the then aggregate amount of Junior Priority Debt Obligations for borrowed money that agree to vote together.

“Junior Priority Lien” means the Liens on the Junior Priority Collateral in favor of Junior Priority Debt Parties under Junior Priority Collateral Documents.

“Junior Priority Representative” means (a) in the case of the Initial Junior Lien Obligations, the Initial Junior Lien Collateral Agent and (b) in the case of any Junior Priority Debt Facility incurred after the date hereof, the Junior Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Junior Priority Debt Facility that is named as the Representative in respect of such Junior Priority Debt Facility in the applicable Joinder Agreement.

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning provided to such term in Section 8.08.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Possessory Collateral” means any Shared Collateral in the possession or control of a Collateral Agent (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession or control of any Collateral Agent under the terms of the Senior Collateral Documents or the Junior Priority Collateral Documents.

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Junior Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease, retire, restructure, amend, increase, modify, supplement or replace such Debt, or to issue other Debt or enter alternative financing arrangements in exchange or replacement for, such Debt, in whole or in part, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Senior Obligations” has the meaning assigned to such term in Section 8.10.

“Representatives” means the Senior Representatives and the Junior Priority Representatives.

“Second Lien Indenture” means that certain Indenture, dated as of September 21, 2023, by and among the Issuers, the guarantors party thereto, and HSBC Bank USA, National Association as trustee, pursuant to which the Issuers have issued Senior Secured Second Lien Notes due 2030,, as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or Refinanced from time to time in one or more agreements, including any agreement adding or changing the issuers or extending the maturity thereof or otherwise restructuring all or any portion of the Debt thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Debt that may be incurred thereunder; provided (a) that the collateral agent for any such other financing arrangement or agreement becomes a party to the Intercreditor Agreement by executing and delivering an applicable Intercreditor Joinder (as defined in the Intercreditor Agreement) and to this Agreement by executing and delivering a Joinder Agreement and (b) in the case of any Refinancing or replacement, the Company designates such financing arrangement or agreement as the “Indenture” under the Intercreditor Agreement and as the “Second Priority Indenture” (and not Additional Senior Debt) hereunder.

“Second Lien Indenture Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Agent under the Second Lien Indenture.

“Second Lien Indenture Documents” means the Indenture and the other “Second Lien Documents” as defined in the Second Lien Indenture.

“Second Lien Indenture Obligations” means the “Note Obligations” as defined in the Second Lien Indenture.

“Second Lien Secured Parties” means the “Second Lien Secured Parties” as defined in the Second Lien Indenture.

“Second Lien Security Documents” means the “Security Documents” as defined in the Second Lien Indenture.

“Secured Obligations” means the Senior Obligations and the Junior Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Junior Priority Debt Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any First Lien Credit Agreement Loan Document, Second Lien Indenture Document or any other Senior Debt Document or any other assets of either Issuer or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the First Lien Credit Agreement Security Agreement, Second Lien Security Documents, and the other “Security Documents” as defined in the First Lien Credit Agreement, the Intercreditor Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by either Issuer or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means the First Lien Credit Agreement Loan Documents, the Second Lien Indenture Documents and any Additional Senior Debt Documents.

“Senior Facilities” means the First Lien Credit Agreement, the Second Lien Indenture and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the First Lien Credit Agreement Obligations, the Second Lien Indenture Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (a) in the case of any First Lien Credit Agreement Obligations or the First Lien Credit Agreement Secured Parties, the First Lien Credit Agreement Collateral Agent, (b) in the case of any Second Lien Indenture Obligations or the Second Lien Indenture Secured Parties, the Second Lien Indenture Collateral Agent and (c) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the First Lien Credit Agreement Secured Parties, the Second Lien Secured Parties, and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility (or their Representatives) and the holders of Junior Priority Debt Obligations under at least one Junior Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, (x) any portion of the Senior Collateral under one or more Senior Facilities does not constitute Junior Priority Collateral under one or more Junior Priority Debt Facilities or (y) any portion of the Junior Priority Collateral under one or more Junior Priority Debt Facilities does not constitute Senior Collateral under one or more Senior Facilities, then (i) in the case of clause (x), such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Junior Priority Debt Facilities for which it constitutes Junior Priority Collateral and shall not constitute Shared Collateral for any Junior Priority Debt Facility which does not have a security interest in such Collateral at such time and (ii) in the case of clause (y), such portion of such Junior Priority Collateral shall constitute Shared Collateral only with respect to the Senior Facilities for which it constitutes Senior Collateral and shall not constitute Shared Collateral for any Senior Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” means, in respect of any Person (the “parent”), any corporation, limited liability company, partnership, association or other entity (a) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) of which more than fifty percent (50%) of the total voting power of the voting stock having ordinary voting power for the election of the Board of Directors of such entity, is at the time directly or indirectly owned by the parent or by one or more of its other Subsidiaries or (c) that is, as of such date, otherwise controlled, by the parent or one or more of its other Subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions entered into in the ordinary course of business and not for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary of the Company shall be a Swap Agreement.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (e) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Priority Representative or any Junior Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Junior Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Junior Priority Debt Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Junior Priority Debt Obligations now or hereafter held by or on behalf of any Junior Priority Representative, any Junior Priority Debt Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Junior Priority Debt Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Obligations are subordinated to any Lien securing any other obligation of the Issuers, any other Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of Senior Lender Claims. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, amended and restated, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Junior Priority Representatives or the Junior Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Junior Priority Debt Obligations, or any portion thereof. As between the Issuers and the other Grantors and the Junior Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Issuers and the Grantors contained in any Junior Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03. Prohibition on Contesting Liens. Each of the Junior Priority Representatives, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral or the allowability of any claim or the amount thereof asserted by any Senior Secured Party with respect to any Senior Obligations, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Junior Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Junior Priority Representative or any of the Junior Priority Debt Parties in the Junior Priority Collateral or the allowability of any claim or the amount thereof asserted by any Junior Priority Debt Party with respect to any Junior Priority Debt Obligations. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04. No Other Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, none of the Grantors shall, or shall permit any of its subsidiaries to, grant or permit any Lien on any asset to secure any Junior Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Senior Obligations. Except as permitted by each Senior Debt Document, if any Junior Priority Representative or any Junior Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Junior Priority Debt Obligations that are not also subject to the Liens securing all Senior Obligations under the Senior Collateral Documents, such Junior Priority Representative or Junior Priority Debt Party (a) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for the Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (b) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations (in accordance with the Lien priorities set forth herein). If any Senior Representative shall hold any Lien on any assets or property of any Grantor securing any Senior Obligations that are not also subject to the junior priority Liens securing all Junior Priority Debt Obligations under the Junior Priority Collateral Documents, such Senior Representative shall notify the Designated Junior Priority Representative promptly upon becoming aware thereof. To the extent that the provisions of the third and second immediately preceding sentences of this Section 2.04 are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Junior Priority Representative agrees, for itself and on behalf of the other Junior Priority Debt Parties, that any amounts received by or distributed to any Junior Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.02.

SECTION 2.05. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives, the Junior Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06. Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Junior Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure a class of Senior Obligations consisting of reimbursement obligations in respect of letters of credit or otherwise held by the applicable Collateral Agent pursuant to (x) in the case of First Lien Credit Agreement Obligations, Sections [•] of the First Lien Credit Agreement (or any equivalent successor provision) and (y) in the case of Additional Senior Debt Obligations, provisions equivalent to Sections [•] of the First Lien Credit Agreement, shall, in each case, be applied as specified in the appliable Senior Debt Document and will not constitute Shared Collateral (the “Non-Shared Collateral”), and it is understood and agreed that this Agreement shall not restrict the rights of any applicable Senior Secured Party to pursue enforcement proceedings, exercise remedies or make determinations with respect to such Non-Shared Collateral in accordance with the applicable Senior Debt Documents.

ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Issuers or any other Grantor, (i) neither any Junior Priority Representative nor any Junior Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Junior Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff or recoupment and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Junior Priority Representative or any Junior Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against either of the Issuers or any other Grantor, any Junior Priority Representative may file a claim or statement of interest with respect to the Junior Priority Debt Obligations under its Junior Priority Debt Facility, (B) any Junior Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Junior Priority Representative and the Junior Priority Debt Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 5.04, and (D) the Junior Priority Debt Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Debt Parties or the avoidance of any Junior Priority Lien to the extent not inconsistent with the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Junior Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Junior Priority Representatives and the Junior Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Priority Debt Obligations pursuant to the Junior Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that neither such Junior Priority Representative nor any such Junior Priority Debt Party will take any action that would hinder or delay any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared

Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives any and all rights it or any such Junior Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Junior Priority Debt Parties.

(d) Each Junior Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Subject to Section 3.01(a), the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Junior Priority Representative who may be instructed by the Junior Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Junior Priority Representative who may be instructed by the Junior Priority Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Junior Priority Representatives, or for the taking of any other action authorized by the Junior Priority Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of any Junior Priority Representative or other agent or trustee acting on behalf of the Junior Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Junior Priority Debt Parties or the Junior Priority Debt Obligations.

SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Priority Debt Documents or otherwise in respect of the Junior Priority Debt Obligations.

SECTION 3.03. Actions upon Breach. Should any Junior Priority Representative or any Junior Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Either of the Issuers or any other Grantor) or either of the Issuers may obtain relief against such Junior Priority Representative or such Junior Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Facility, hereby (a) agrees that the Senior Secured Parties’ damages from the actions of the Junior Priority Representatives or any Junior Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that either of the Issuers, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (b) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies and any distribution made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding, including any adequate protection payments and other court approved payments made to the Secured Parties in such proceeding, other than any adequate protection payments received by Junior Priority Debt Party pursuant to Section 6.03 of this Agreement shall be applied to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Junior Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior Priority Representative to the Junior Priority Debt Obligations in such order as specified in the relevant Junior Priority Debt Documents.

SECTION 4.02. Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Junior Priority Representative or any Junior Priority Debt Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Shared Collateral or any distribution made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding, in contravention of this Agreement or otherwise, shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Junior Priority Representatives or any such Junior Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01. Releases.

(a) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of either of the Issuers) the Liens granted to the Junior Priority Representatives and the Junior Priority Debt Parties upon such Shared Collateral to secure Junior Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations; provided that, in the case of any such sale, transfer or other disposition of Shared Collateral (other than any sale, transfer or other disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Shared Collateral), the Liens granted to the Junior Priority Representatives and the Junior Priority Debt Parties shall not be so released if such release of Senior Secured Parties’ Liens is granted upon or following the Discharge of Senior Obligations. Upon delivery to a Junior Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Junior Priority Debt Parties and the Junior Priority Representatives) and any necessary or proper instruments of termination or release prepared by either of the Issuers or any other Grantor, such Junior Priority Representative will promptly execute, deliver or acknowledge, at the Issuers’ or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Junior Priority Representative, for itself and on behalf of the Junior Priority Debt Parties under its Junior Priority Debt Facility, to release the Liens on the Junior Priority Collateral as set forth in the relevant Junior Priority Debt Documents.

(b) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Priority Representative or such Junior Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby consents to the application whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that noting in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Priority Representatives or the Junior Priority Debt Parties to receive proceeds in connection with the Junior Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Junior Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Junior Priority Representative or Junior Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the applicable Junior Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Junior Priority Representative for the benefit of the Junior Priority Debt Parties pursuant to the terms of the applicable Junior Priority Debt Documents and (iii) third, if no Junior Priority Debt Obligations or Senior Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Priority Representative or any Junior Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03. Amendments to Debt Documents.

(a) The Senior Debt Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Debt under the Senior Debt Documents may be Refinanced, in each case, without the consent of any Junior Priority Debt Party; provided, however, that, without the consent of the Junior Priority Majority Representatives, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene any provision of this Agreement.

(b) Without the prior written consent of the Senior Representatives, no Junior Priority Debt Document may be amended, restated, supplemented or otherwise modified, or entered into, and no Debt under the Junior Priority Debt Documents may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Junior Priority Debt Document, would (i) contravene the provisions of this Agreement, (ii) change to earlier dates any scheduled dates for payment of principal (including the final maturity date) or of interest on Debt under such Junior Priority Debt Document or (iii) reduce the capacity to incur Debt for borrowed money constituting Senior Obligations to an amount less than the aggregate principal amount of term loans or outstanding notes and aggregate principal amount of revolving commitments, in each case, under the Senior Debt Documents on the day of any such amendment, restatement, supplement, modification or Refinancing.

(c) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that each Junior Priority Collateral Document under its Junior Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Junior Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Junior Lien Intercreditor Agreement referred to below), including liens and security interests granted to [•], as collateral agent, pursuant to or in connection with the [Credit Agreement, dated as of [•], among [•], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the [Junior Priority Representative] hereunder is subject to the limitations and provisions of the Junior Lien Intercreditor Agreement dated as of [•] (as amended, restated, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), among [•], as First Lien Credit Agreement Collateral Agent, HSBC Bank USA, National Association, as Second Lien Indenture Collateral Agent, [•], as Initial Junior Lien Collateral Agent, the Company, the Issuers and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern.”

(d) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Issuers or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Junior Priority Collateral Document without the consent of any Junior Priority Representative or any Junior Priority Debt Party and without any action by any Junior Priority Representative, the Issuers or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Junior Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a) and provided that there is a concurrent release of the corresponding Senior Liens or (B) amend, modify or otherwise affect the rights or duties of any Junior Priority Representative in its role as Junior Priority Representative without its prior written consent and (ii) written notice of such amendment, waiver or consent shall have been given to each Junior Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

(e) The Issuers agree to deliver to each of the Designated Senior Representative and the Designated Junior Priority Representative copies of (i) any amendments, supplements or other modifications to the Senior Debt Documents or the Junior Priority Debt Documents and (ii) any new Senior Debt Documents or Junior Priority Debt Documents promptly after effectiveness thereof.

SECTION 5.04. Rights as Unsecured Creditors. The Junior Priority Representatives and the Junior Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Issuers and any other Grantor in accordance with the terms of the Junior Priority Debt Documents and applicable law so long as such rights and remedies do not violate, or are not otherwise inconsistent with, any provision of this Agreement (including any provision prohibiting or restricting the Junior Priority Debt Parties from taking various actions or making various objections). Nothing in this Agreement shall prohibit the receipt by any Junior Priority Representative or any Junior Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Junior Priority Representative or any Junior Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral in contravention of this Agreement. In the event any Junior Priority Representative or any Junior Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05. Bailment for Perfection of Security Interest.

(a) The Possessory Collateral shall be delivered to the Designated Senior Representative and by accepting such Possessory Collateral such Designated Senior Representative agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of the Junior Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Junior Priority Collateral Documents, in each case, subject to the terms and conditions of this Section 5.05.

(b) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Possessory Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Junior Priority Collateral Documents did not exist. The rights of the Junior Priority Representatives and the Junior Priority Debt Parties with respect to the Possessory Collateral shall at all times be subject to the terms of this Agreement.

(c) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Junior Priority Representatives or any Junior Priority Debt Party to assure that any of the Possessory Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Junior Priority Representative for purposes of perfecting the Lien held by such Junior Priority Representative.

(d) The Senior Representatives shall not have by reason of the Junior Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Priority Representative or any Junior Priority Debt Party, and each, Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(e) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i)(A) deliver to the Designated Junior Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Possessory Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Junior Priority Representative is entitled to approve any awards granted in such proceeding. The Issuers and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith. The Senior Representatives have no obligations to follow instructions from any Junior Priority Representative or any other Junior Priority Debt Party in contravention of this Agreement.

(f) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Issuers or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any Junior Priority Debt Party or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06. When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the occurrence of the Discharge of Senior Obligations, either of the Issuers or any Subsidiary consummates any Refinancing of any Senior Obligations, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Junior Priority Representative (including the Designated Junior Priority Representative) shall promptly (a) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Issuers or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Junior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Possessory Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

SECTION 5.07. Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties remedies, the Senior Secured Parties agree that following (a) the acceleration of all Senior Obligations in accordance with the terms of the Senior Debt Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Junior Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Junior Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest, fees and expenses without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the First Lien Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Junior Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the Junior Priority Representative. If none of the Junior Priority Debt Parties timely exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01. Financing Issues. Until the Discharge of Senior Obligations has occurred, if either of the Issuers or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral under Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or to consent (or not object) to either of the Issuer’s or any other Grantor’s obtaining financing under Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest (a) such sale, use or lease of such cash or other collateral, unless each Senior Representative shall oppose or object to such use of cash collateral (in which case, no Junior Priority Representative nor any other Junior Priority Debt Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Senior Secured Parties); or (b) such DIP Financing, unless each Senior Representative shall oppose or object to such DIP Financing (provided that the foregoing shall not prevent the Junior Priority Debt Parties from proposing any other DIP Financing to any Grantors or to a court of competent jurisdiction), and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z)

to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, further agrees that it will raise no objection to and will not otherwise contest (A) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party; (B) any exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral or in any Insolvency or Liquidation Proceeding under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law; (C) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral; or (D) any order relating to a sale or other disposition of assets of any Grantor (including under Section 363 of the Bankruptcy Code, any other provision of the Bankruptcy Code, or any similar provision of any other Bankruptcy Law) to which any Senior Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Junior Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Junior Priority Debt Obligations pursuant to this Agreement. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such DIP Financing shall be adequate notice.

SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03. Adequate Protection. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall (a) object, contest or support any other Person objecting to or contesting (i) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (ii) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (iii) the allowance and/or payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise or (b) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional collateral or a superpriority claim, which (A) Lien is subordinated to the Liens securing and providing adequate protection for all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (B) superpriority claim is subordinated to all superpriority claims of the Senior Secured Parties on the same basis as the other claims of the Junior Priority Debt Parties are so subordinated to the claims of the Senior Secured Parties under this Agreement and the Junior Lien Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility agrees that, under Section 1129 of the Bankruptcy Code, such superpriority claim is not required to be paid in cash, (ii) in the event any Junior Priority Representatives, for themselves and on behalf of the Junior Priority Debt Parties under their Junior Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a Lien on additional or replacement collateral, then such Junior Priority Representatives, for themselves and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security and adequate protection for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing or providing adequate protection for the Junior Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Junior Priority Debt Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Junior Priority Debt Parties shall be subject to Section 4.02), and (iii) in the event any Junior Priority Representatives, for themselves and on behalf of the Junior Priority Debt Parties under their Junior Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Junior Priority Representatives, for themselves and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Junior Priority Debt Parties (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Junior Priority Debt Party pursuant to or as a result of any such superpriority claim so granted to the Junior Priority Debt Parties shall be subject to Section 4.02).

SECTION 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of either of the Issuers or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be, or avoided as, fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05. Separate Grants of Security and Separate Classifications. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Junior Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable) before any distribution is made in respect of the Junior Priority Debt Obligations, and each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledges and agrees to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Debt Parties.

SECTION 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Priority Debt Party, including the seeking by any Junior Priority Debt Party of adequate protection or the assertion by any Junior Priority Debt Party of any of its rights and remedies under the Junior Priority Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Junior Priority Representative or any Junior Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, or such Junior Priority Debt Party agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Junior Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities; Plan Voting.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Junior Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Junior Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) No Junior Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or other dispositive restructuring plan that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Secured Debt Parties required under Section 1126(c) of the Bankruptcy Code.

SECTION 6.11. Section 1111(b) of the Bankruptcy Code. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

ARTICLE VII

Reliance; Etc.

SECTION 7.01. Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to either of the Issuers or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that it and such Junior Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Junior Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Priority Representatives and the Junior Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Junior Priority Representative or Junior Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with either of the Issuers or any Subsidiary (including the Junior Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Junior Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Junior Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other Senior Debt Document or of the terms of the Initial Junior Lien Agreement or any other Junior Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of either of the Issuers or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) either of the Issuers or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) any Junior Priority Representative or Junior Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Conflicts. Subject to Section 8.22, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Junior Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the Intercreditor Agreement and in the event of any conflict between the Intercreditor Agreement and this Agreement as to such relative rights and obligations, the provisions of the Intercreditor Agreement shall control.

SECTION 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Junior Priority

Representatives or any Junior Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of either of the Issuers or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility and the Issuers).

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Junior Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning Financial Condition of the Issuers and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and its Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Junior Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Junior Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Junior Priority Representative or any Junior Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07. Additional Grantors. The Issuers agree that, if any Subsidiary shall become a Grantor after the date hereof, it will, to the extent required by any applicable Senior Debt Document or Secured Priority Debt Document, promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Junior Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08. Dealings with Grantors. Upon any written application or demand by the Issuers or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, either of the Issuers or such Grantor, as appropriate, shall furnish to such Representative a certificate of an Authorized Officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and Junior Priority Debt Documents, either of the Issuers may incur or issue and sell one or more series or classes of Additional Junior Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Junior Priority Debt (the “Junior Priority Class Debt”) may be secured by a junior priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Junior Priority Collateral Documents for such Junior Priority Class Debt, if and subject to the condition that the Representative of any such Junior Priority Class Debt (each, a “Junior Priority Class Debt Representative”), acting on behalf of the holders of such Junior Priority Class Debt (such Representative and holders in respect of any Junior Priority Class Debt being referred to as the “Junior Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Junior Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Junior Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Junior Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party, as applicable, to (x) the Intercreditor Agreement pursuant to Section 3.08(b) thereof and (y) this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(a) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (if such Representative is a Junior Priority Class Debt Representative) or Annex III (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative constitutes Additional Senior Debt Obligations or Additional Junior Priority Debt Obligations, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Senior Debt Parties or Additional Junior Priority Debt Parties, as applicable;

(b) the Issuers (i) shall have delivered to the Designated Senior Representative an Officer’s Certificate identifying the obligations to be designated as Additional Senior Debt Obligations or Additional Junior Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured (A) in the case of Additional Senior Debt Obligations, on a senior basis under each of the Senior Debt Documents and (B) in the case of Additional Junior Priority Debt Obligations, on a junior basis under each of the Junior Priority Debt Documents and (ii) if requested, shall have delivered true and complete copies of each of the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of each of the Issuers; and

(c) the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10. Refinancings. The Senior Obligations and the Junior Priority Debt may be increased, Refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Senior Debt Document or any Junior Priority Debt Document) of any Senior Representative or any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof, so long as permitted by the terms of each Senior Debt Document and Junior Priority Debt Document. Each Junior Priority Representative hereby agrees that at the request of the Company in connection with Refinancing or replacement of Senior Obligations (“Replacement Senior Obligations”) it will enter into an agreement in form and substance reasonably acceptable to the Junior Priority Representative with the agent for the Replacement Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement.

SECTION 8.11. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York or the United States of America located in the Borough of Manhattan, City of New York, and appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.12;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

SECTION 8.12. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(a) if to the Company or any other Grantor, to the Company at its address at:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention: Treasurer

Email: jcue@dodi.com

with copies (which shall not constitute notice) to:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention: General Counsel

Email: droland@dodi.com

and

Vinson & Elkins L.L.P.

1114 Avenue of the Americas

New York, NY 10036

Attention: Brett M. Santoli

Telephone: (212) 237-0266

Email: bsantoli@velaw.com

(b) if to the First Lien Credit Agreement Collateral Agent, to it at:

[•]

(c) if to the Second Lien Indenture Collateral Agent, to it at:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

Attention: Daniel Gonzalez

Email: ctlany.loanagency@us.hsbc.com

with copies (which shall not constitute notice) to:

Moses & Singer LLP

405 Lexington Avenue

New York, NY 10174

Attention: Andrew Oliver

Email: aoliver@mosessinger.com

(d) if to the Initial Junior Lien Collateral Agent, to it at:

[•]

(e) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 8.13. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Junior Priority Representative, on behalf of itself, and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.14. GOVERNING LAW; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.15. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives, the Junior Priority Debt Parties, the Issuers, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.16. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.17. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in such party’s constitutive documents.

SECTION 8.18. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 8.19. Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties and the Issuers and the Grantors, and their respective permitted successors and assigns, and no other Person shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the obligations of the or any other Grantor, which are absolute and unconditional, to pay the Senior Obligations and the Junior Priority Debt Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.20. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.21. Collateral Agent and Representative. It is understood and agreed that (a) the First Lien Credit Agreement Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Article [•] of the First Lien Credit Agreement applicable to the Collateral Agent (as defined therein) and Administrative Agent (as defined therein) thereunder shall also apply to the First Lien Credit Agreement Collateral Agent hereunder, (b) the Second Lien Indenture Collateral Agent is entering into this Agreement in its capacity agent under the Second Lien Indenture and the provisions of Article 11 of the Second Lien Indenture applicable to the Collateral Agent (as defined therein) thereunder shall also apply to the Second Lien Indenture Collateral Agent hereunder and (c) the Initial Junior Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Initial Junior Lien Agreement and the provisions of Article [•] of the Initial Junior Lien Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Initial Junior Lien Collateral Agent hereunder.

SECTION 8.22. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.01(a), 5.01(d) or 5.03(d)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Credit Agreement, the Second Lien Indenture, any other Senior Debt Document, the Initial Junior Lien Agreement or any other Junior Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Issuers or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Credit Agreement, any other Senior Debt Document, the Initial Junior Lien Agreement or any other Junior Priority Debt Document.

SECTION 8.23. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[•], as First Lien Credit Agreement Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[•], as Second Lien Indenture Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[•], as Initial Junior Lien Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

DIAMOND FOREIGN ASSET COMPANY

By:
Name:
Title:

DIAMOND FINANCE, LLC

By:
Name:
Title:

[•], as a Grantor

By:
Name:
Title:

[•], as a Grantor

By:
Name:
Title:

SUPPLEMENT NO. [•] dated as of [•], to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [•] (the “Junior Lien Intercreditor Agreement”), among DIAMOND FOREIGN ASSET COMPANY, an exempted company incorporated under the laws of Cayman Islands (“Cayman Issuer”), DIAMOND FINANCE, LLC, a Delaware limited liability company (the “Issuer” and together with the Cayman Issuer, the “Issuers”), certain subsidiaries and affiliates of the Issuers (each a “Grantor”), [•], as First Lien Credit Agreement Collateral Agent under the First Lien Credit Agreement, HSBC BANK USA, NATIONAL ASSOCIATION, as Second Lien Indenture Collateral Agent under the Second Lien Indenture, [•], as Initial Junior Lien Collateral Agent under the Initial Junior Lien Agreement, and the additional Representatives from time to time party thereto.

(A) Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

(B) The Grantors have entered into the Junior Lien Intercreditor Agreement. Pursuant to the First Lien Credit Agreement, the Initial Junior Lien Agreement, certain Additional Senior Debt Documents and certain Additional Junior Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Issuers are required to enter into the Junior Lien Intercreditor Agreement. Section 8.07 of the Junior Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement, the Initial Junior Lien Agreement, the Additional Junior Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:

In accordance with Section 8.07 of the Junior Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Issuers as specified in the Junior Lien Intercreditor Agreement.

The Issuers agree to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Acknowledged by:

[•], as Designated Senior Representative

By:
Name:
Title:

[•], as Designated Junior Priority Representative

By:
Name:
Title:

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [•] dated as of [•], to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [•] (the “Junior Lien Intercreditor Agreement”), among DIAMOND FOREIGN ASSET COMPANY, an exempted company incorporated under the laws of Cayman Islands (“Cayman Issuer”), DIAMOND FINANCE, LLC, a Delaware limited liability company (the “Issuer” and together with the Cayman Issuer, the “Issuers”), certain subsidiaries and affiliates of the Issuers (each a “Grantor”), [•], as First Lien Credit Agreement Collateral Agent under the First Lien Credit Agreement, HSBC BANK USA, NATIONAL ASSOCIATION, as Second Lien Indenture Collateral Agent under the Second Lien Indenture, [•], as Initial Junior Lien Collateral Agent under the Initial Junior Lien Agreement, and the additional Representatives from time to time party thereto

(A) Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

(B) As a condition to the ability of the Company to incur Junior Priority Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Junior Priority Class Debt with the Junior Priority Lien and to have such Junior Priority Class Debt guaranteed by the Grantors, in each case under and pursuant to the Junior Priority Collateral Documents relating thereto, the Junior Priority Class Debt Representative in respect of such Junior Priority Class Debt is required to become a Representative under, and such Junior Priority Class Debt and the Junior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Junior Priority Class Debt Representative may become a Representative under, and such Junior Priority Class Debt and such Junior Priority Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Junior Priority Debt Obligations and Additional Junior Priority Debt Parties, respectively, pursuant to the execution and delivery by the Junior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Junior Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Junior Priority Class Debt and Junior Priority Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Junior Priority Debt Obligations and Additional Junior Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Junior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Junior Priority Representative and to the Junior Priority Class Debt Parties that it represents as Junior Priority Debt Parties. Each reference to a “Representative” or “Junior Priority Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Junior Priority Debt Documents relating to such Junior Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Junior Priority Class Debt Parties in respect of such Junior Priority Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Junior Priority Debt Parties.

This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

The Company agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [•] for the holders of [•]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

[•], as Designated Senior Representative

By:
Name:
Title:

Acknowledged by:

[•]

By:
Name:
Title:

[•]

By:
Name:
Title:

Schedule I to the

Representative Supplement to the

Junior Lien Intercreditor Agreement

Grantors

[•]

ANNEX I

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [•] dated as of [•], 20[•], to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [•] (the “Junior Lien Intercreditor Agreement”), among DIAMOND FOREIGN ASSET COMPANY, an exempted company incorporated under the laws of Cayman Islands (“Cayman Issuer”), DIAMOND FINANCE, LLC, a Delaware limited liability company (the “Issuer” and together with the Cayman Issuer, the “Issuers”), certain subsidiaries and affiliates of the Issuers (each a “Grantor”), [•], as First Lien Credit Agreement Collateral Agent under the First Lien Credit Agreement, HSBC BANK USA, NATIONAL ASSOCIATION, as Second Lien Indenture Collateral Agent under the Second Lien Indenture, [•], as Initial Junior Lien Collateral Agent under the Initial Junior Lien Agreement, and the additional Representatives from time to time party thereto.

(A) Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

(B) As a condition to the ability of the Company to incur Senior Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents relating thereto, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1 In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2 The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3 This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4 Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5 THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6 In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7 All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8 The Company agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [•] for the holders of [•]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[•], as Designated Senior Representative

By:
Name:
Title:

Acknowledged by:

DIAMOND FOREIGN ASSET COMPANY

By:
Name:
Title:

DIAMOND FINANCE, LLC

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

Schedule I to the

Representative Supplement to the

Junior Lien Intercreditor Agreement

Grantors

[•]

SCHEDULE I

ISSUE DATE RIGS

Rig Name	Official Number	Owner	Jurisdiction of Registration of Owner	Jurisdiction of Flag
Ocean Apex	1747	Diamond Offshore Drilling (UK) Limited	England and Wales	Marshall Islands

Ocean BlackHawk	5061	Diamond Offshore Limited	England and Wales	Marshall Islands

Ocean BlackHornet	5314	Diamond Offshore Limited	England and Wales	Marshall Islands

Ocean BlackLion	5361	Diamond Offshore Limited	England and Wales	Marshall Islands

Ocean BlackRhino	5360	Diamond Offshore Limited	England and Wales	Marshall Islands

Ocean Courage	3627	Diamond Offshore Drilling (UK) Limited	England and Wales	Marshall Islands

Ocean Endeavor	1757	Diamond Offshore Drilling Limited	Cayman Islands	Marshall Islands

Ocean GreatWhite	6218	Diamond Offshore Drilling Limited	Cayman Islands	Marshall Islands

Ocean Monarch	2469	Diamond Offshore Drilling (UK) Limited	England and Wales	Marshall Islands

Ocean Onyx	1765	Diamond Offshore Drilling (UK) Limited	England and Wales	Marshall Islands

Ocean Patriot	1830	Diamond Offshore Drilling (UK) Limited	England and Wales	Marshall Islands

Ocean Valiant	1763	Diamond Offshore Drilling Limited	Cayman Islands	Marshall Islands

Ocean Valor	3741	Diamond Offshore Limited	England and Wales	Marshall Islands

Schedule I-1